Exhibit 10.4

First Lien ISDA Schedule

(Conformed through 8th Amendment)

Executed as of January 11, 2019

ISDA®

International Swaps and Derivatives Association, Inc.

SCHEDULE

to the

First Lien 2002 Master Agreement

dated as of March 17, 2016

Between

MERRILL LYNCH COMMODITIES, INC.,

a corporation organized and existing under the laws of the State of Delaware

(“Party A”),

and

U.S. OIL & REFINING CO.,

a corporation organized and existing under the laws of the State of Delaware

(“Party B”)

Part 1 Termination Provisions; Amendments

(a)    “Specified Entity” means in relation to Party A and Party B for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): None.

(b)    “Specified Transaction” will have the meaning specified in Section 14 but shall also include any transaction with respect to margin loans, cash loans and short sales of any financial instrument, and as amended by inserting the words, “or any Affiliate of Party A” immediately after “Agreement” in the second line thereof.

(c)    The “Cross-Default” provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B.

“Specified Indebtedness” shall not have the meaning specified in Section 14, and such definition shall be replaced by the following: “any obligation in respect of the payment or repayment of moneys (whether present or future, contingent or otherwise, as principal or surety or otherwise) including, but without limitation, all Indebtedness in excess of the Threshold Amount.”

“Threshold Amount” has the meaning set forth in the Fee Letter.

“Shareholders’ Equity” means with respect to any entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(d)    Force Majeure. Notwithstanding any other provision of this Agreement, (i) the “Force Majeure” provisions of Section 5(b)(ii) will not apply to Party A and will not apply to Party B and (ii) “Force Majeure Event” shall have the meaning set forth in this Schedule.

(e)    The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and will apply to Party B.

(f)    The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(g)    “Termination Currency” means US Dollars.

(h)    Amendments. The parties agree to the following changes to this Agreement:

(i)    Section 1(c) deleted in its entirety and replaced with the following

“Single Agreement. All Transactions are entered into and all payments and Advances under this Agreement (as defined below) are made in reliance on the fact that this Master Agreement, all Confirmations and all payments and Advances hereunder form a single agreement between the parties (collectively referred to as this “Agreement”) and the parties would not otherwise enter into any Transactions or make any payments hereunder, and Party A would not otherwise make any Advances.”

(ii)    The following new sentence is added at the end of Section 2(a)(iii):

“Each obligation of Party A to make Advances, enter into or perform under Supply Contracts, enter into Party A Purchase Contracts or Party B Credit Support Purchase Contracts, post cash collateral in connection with Party B LC Purchase Contracts, enter into Third Party Consent Agreements or enter into any TD Forward Transactions or other Transactions is in each case subject to the condition precedent that no Event of Default or Potential Event of Default with respect to Party B has occurred and is continuing.”

(iii)    Section 5(a)(i) is deleted in its entirety and replaced with the following:

“Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or the Fee Letter, any delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or any payment or repayment under this Schedule (including payments or adjustments of the Part 12(c) Collateral) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or repayment or the first Local Business Day in the case of any such delivery after, in each case, notice of such failure is given to the party.

(iv)    Section 5(a)(iv) is deleted in its entirety and replaced with the following new Section:

“Misrepresentation. A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by, as applicable, (x) Party B or any other Transaction Party (in each case whether on its own behalf or on behalf of another Transaction Party) or (y) Party A or any Credit Support Provider thereof, in each case in this Agreement or any other Transaction Document, or in any report, certificate, financial statement or other document which is prepared thereby or therefor and which is furnished pursuant to or in connection with this Agreement or any other Transaction Document (in each case, other than Good Faith Errors), proves to have been incorrect or misleading in any material respect (in each case, other than Good Faith Errors) when made or repeated or deemed to have been made or repeated. “Good Faith Errors” means inadvertent errors made in any Party A Report, Party B Report or Invoice, or in any accompanying certification (or deemed certification), in each case excluding errors which result individually or in the aggregate from the gross negligence or willful misconduct of the providing party (together with its Credit Support Provider(s) and, in the case of Party B, the other Transaction Parties), and in each case subject to condition that such party complies with Part 6(f), Part 7(f) or Part 11(j), as applicable.”

(v)    The definition of “Close-out Amount” in Section 14 is amended by inserting the following at the end thereof:

“Without limiting the foregoing provisions of this “Close-out Amount” definition, if an Early Termination Date (designated pursuant to an Event of Default, or pursuant to a Termination Event for which all TD Forward Transactions are Affected Transactions) occurs with respect to the TD Forward Transactions, then,

(1) On such Early Termination Date, Party B shall be obligated to repay to Party A in full all outstanding Advances, and such repayment obligations shall be included in the Close-out Amount.

(2) On such Early Termination Date, all outstanding Supply Contracts shall terminate with respect to deliveries to be made on or after the Early Termination Date, and Party B’s payment obligation with respect to such termination shall be in accordance with the provisions of this Agreement.

(3) All of the following other Party B payment obligations shall be included in the Close-out Amount:

(i) Supply Contracts:

(A) To the extent that Crude deliveries have been made under any Supply Contract, Party B’s payment obligations with respect to such Crude shall be immediately due and payable on the Early Termination Date. In determining the amount of such payment obligations with respect to a Supply Contract which has fully priced on or before the Early Termination Date, the Determining Party shall use the price calculated as per such Supply Contract. In determining the amount of such payment obligations with respect to a Supply Contract which has not fully priced on or before the Early Termination Date, the Determining Party shall in good faith, using commercially reasonable efforts in order to produce a commercially reasonable result and using best then-available information, estimate the price which will apply to such Supply Contract. In making such estimate, the Determining Party may reference any relevant information (including any information which the Determining Party would be permitted to reference in calculating a Close-out Amount with respect to a Terminated Transaction). Furthermore, the Determining Party shall have the right (but not the obligation) to enter into hedging transactions on commercially reasonable terms to fix the pricing applicable to any Supply Contract(s) with respect to which such an estimate is made, and all costs, losses and gains incurred in connection therewith shall be included in the Close-out Amount.

(B) To the extent that Crude deliveries have not been made under any such Supply Contract, (x) if Party A is the Determining Party, Party B shall be obligated to pay to Party A all commercially reasonable costs incurred by Party A in terminating or unwinding the corresponding Party A Purchase Contract and (y) otherwise all costs incurred in terminating or unwinding the corresponding Party A Purchase Contract will be for the account of Party A.

(C) For the avoidance of doubt, the Party B payment obligations contemplated by this clause (i) shall be in lieu of any Party B obligation to pay any Supply Contract Amount on or after the Early Termination Date.

(ii) For each Party B Credit Support Purchase Contract, Party B shall be obligated to pay to Party A all Party A costs to be incurred in connection with such Party B Credit Support Purchase Contracts, assuming for purposes of such calculation that Party B will make no further payments thereunder (such costs, “CS Purchase Contract Costs”).

(iii) Party B shall be obligated to pay to Party A an amount equal to the aggregate undrawn amount of the Purchase Contract LCs (collectively, the “Purchase Contract LC Costs”).

(iv) Party B shall be obligated to pay to Party A all other amounts owed under the Fee Letter.

(4) The Determining Party shall include in the Close-out Amount without duplication applicable amounts for all other items which would be included in the Party A Daily Payable Amount and Party B Daily Payable Amount on a Daily Invoice prepared with respect to the Early Termination Date, and applicable amounts for all other items which would be included in the Party A Monthly Payable Amount and Party B Monthly Payable Amount on a Monthly Invoice prepared as if the Early Termination Date were the last day of a calendar month (pro rating amounts owed, where applicable).

(5) If an Early Termination Date occurs with respect to the TD Forward Transactions, and Party A is the Determining Party, then the Determining Party shall, without duplication, include in the Close-out Amount an amount equal to the Monthly Base Fee (as defined in the Fee Letter) for the remainder of the Intermediation Term, which shall be pro-rated with respect to any partial month included therein. Notwithstanding the foregoing clauses (1) through (4), the Close-out Amount shall not include any Working Capital Fees, Delivery Amounts, Return Amounts or Party B LC Fees (in each case, as defined in the Fee Letter) with respect to the remainder of the Intermediation Term.

(6) Notwithstanding the foregoing clauses (1) through (5), if in connection with any Early Termination Date Party B is the Determining Party, then (x) Party A shall bear all costs of Party A incurred in terminating or unwinding Party A Purchase Contracts and Supply Contracts and (y) no amounts with respect to the Monthly Base Fee (as defined in the Fee Letter) for any period following the Early Termination Date shall be included in the Close-Out Amount.

(7) Upon the date that the Early Termination Payment is due, Party A shall be obligated to pay to Party B the outstanding amount of the Sourcing Credit, and such obligation shall be included in the Close-out Amount.

(8) Upon the date that the Early Termination Payment is due, Party A shall, and Party B directs Party A to, apply the Cash Collateral towards the payment of the Close-out Amount payable by Party B and then, to the extent any Cash Collateral remains thereafter, pay such remaining amount to Party B.

(9) To the extent that (i) any amount payable by Party B has been included in the Close-out Amount by operation of the preceding clauses (1) through (8), and (ii) Party A, in its sole discretion, determines prior to the issuance of the invoice for the Early Termination Amount that Party B has indefeasibly paid such amount in full (including, for the avoidance of doubt, a determination that such payment is not and will not be subject to clawback, rescindment or return in any insolvency, liquidation or similar proceeding), then Party A shall adjust the Early Termination Amount to reflect such payment.

Each party hereto acknowledges and agrees that certain amounts included in the Close-out Amount will necessarily represent good faith estimates (each such estimate to be based on best then-available information), and that the Close-out Amount may reflect certain inadvertent errors or omissions. Pursuant to Part 6(f), the parties shall have the right to true-ups or corrections to the Close-out Amount. ”

(vi)    Section 6(c)(ii) is deleted in its entirety and replaced with the following:

“Upon the occurrence or effective designation of an Early Termination Date, (A) no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Transactions will be required to be made, but without prejudice to the other provisions of this Agreement; (B) Party A shall have no further obligation to (1) make Advances, (2) enter into or perform under Hydrocarbon Contracts, (3) enter into Third Party Consent Agreements or (4) enter into any TD Forward Transactions or other Transactions, in each case without prejudice to the other provisions of this Agreement; (C) Party B shall have no further obligation to (1) enter into any Transactions (including TD Forward Transactions) or (2) except to the extent contemplated in connection with the calculation of the Close-out Amount, pay any Settlement Amount or repay any Advance. The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).”

(vii)    Section 14 is amended by deleting the existing definition of “Default Rate” contained therein and replacing it in its entirety as follows:

“Default Rate” means the lower of (i) a rate per annum equal to three (3) month LIBOR (with a LIBOR floor of 0 bps) plus 5.25% per annum and (ii) the highest rate allowed by Applicable Law.

(i)    Additional Party A Events of Default. The occurrence at any time with respect to Party A or its Credit Support Provider of any of the following events will constitute an additional Event of Default under Section 5(a) with respect to Party A and such Events of Default shall be in addition to, and not in limitation of, any other Events of Default or Termination Events in this Agreement:

(i)    Failure by Party A to comply with or perform any agreement or obligation to be complied with or performed by Party A in accordance with Part 7 or Part 11(a) if such failure is not remedied on or before the fifth (5th) Local Business Day after notice of such failure is given to Party A.

(ii)    Party A fails to make, when due, any transfer of any Return Amount required to be made by it and that failure continues for one Local Business Day after notice of that failure is given to Party A.

(j)    Additional Party B Events of Default. The occurrence at any time with respect to Party B or any other Transaction Party of any of the following events will constitute an additional Event of Default under Section 5(a) with respect to Party B and such Events of Default shall be in addition to, and not in limitation of, any other Events of Default or Termination Events in this Agreement:

(i)    Failure by any Transaction Party to comply with or perform any agreement or obligation to be complied with or performed by such Transaction Party in accordance with Part 7(a)(viii), Part 10(c), Part 10(d), Part 15(a), Part 15(b)(i), Part 15(c)(i)(4) , Part 15(c)(i)(5), Part 15(c)(ii), Part 15(d), Part 15(e), Part 15(f), Part 15(g)(i), Part 15(g)(ii), Part 15(i)(i), Part 15(k), Part 15(m), Part 15(n), Part 15(o), Part 15(p) or Part 16.

(ii)    Failure by any Transaction Party to comply with or perform any agreement or obligation to be complied with or performed by such Transaction Party in accordance with: (1) Part 7(b), Part 7(e), Part 9(a)(ii) or Part 12(a) if such failure is not remedied on or before the end of the Business Day after the day on which notice of such failure is given to Party B, (2) Part 15(g)(iii)(x) if such failure is not remedied on or before the second (2nd) Business Day after notice of such failure is given to Party B, (3) Part 7(c)(ii), Part 7(f), Part 15(b)(ii),

Part 15(b)(iii), Part 15(c)(iii), Part 15(i) (other than Part 15(i)(i)) or Part 15(l) if such failure is not remedied on or before the fifth (5th) Business Day after notice of such failure is given to Party B or (4) Part 15(g)(iii)(y) or Part 15(q), if such failure is not remedied on or before the fifteenth (15th) day after notice of such failure is given to Party B.

(iii)    Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount in excess of $5,000,000 shall be entered or filed against any Transaction Party or any of their respective assets and all such judgments, writs and proceedings shall not have been vacated, discharged, stayed, insured or bonded pending appeal within thirty (30) days from the entry thereof.

(iv)    (1) At any time after the execution and delivery thereof, any Specified Agreement, or any provision thereof, shall cease to be in full force and effect, shall be terminated or shall be declared to be null and void, (2) Party A shall not have or shall cease to have a valid and perfected first-priority security interest and Lien in any Collateral purported to secure the Obligations or to be covered by the Collateral Documents, or any Collateral Document shall cease to provide to Party A the Liens, rights, powers and privileges purported to be created and granted thereby, in each case except as permitted hereunder or under Collateral Documents and except as the result of action or failure to act by Party A, or (3) any Transaction Party shall repudiate or contest the validity or enforceability of any Transaction Document or any provision thereof in writing or deny in writing that it has any further liability under any Transaction Document or any provision thereof to which it is a party.

(v)    [Reserved]

(vi)    Events of default or termination events (or terms of like import) with respect to Party B or any other Transaction Party under any Specified Agreement shall have occurred and be continuing, such event of default, termination event or similar event shall not have been fully and completely cured within the grace period provided for in such contract or agreement, and shall not have been remedied on or before the fifth (5th) Business Day after notice of such failure is given to Party B.

(vii)    Any failure by Party B to timely and fully satisfy its obligation to take delivery of Hydrocarbons from Party A under any Supply Contract or any other Transaction Document.

(viii)    Defaults, events of default or termination events (or other terms of like import) shall have occurred and be continuing with respect to the Transaction Parties under a material portion of such Transaction Parties’ agreements with third-parties for the sale of Hydrocarbons by such Transaction Parties to such third-parties.

(ix)    An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(x)    all or substantially all of the collateral under the Collateral Documents is released without the prior written consent of Party A.

(xi)    Party B fails to make, when due, any transfer of any Delivery Amount required to be made by it and that failure continues for one Local Business Day after notice of that failure is given to Party B.

Part 2 Tax Representations

(a)    Payer Tax Representations. For the purpose of Section 3(e), Party A and Party B will make the following representation:

It is not required by any Applicable Law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h)) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f), (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) and (iii) the satisfaction of the agreement of the other party contained in Section 4(d), except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)    Payee Tax Representations. For the purpose of Section 3(f), Party A and Party B make the representations specified below, if any:

(i)    The following representations will apply to Party A:

(1)    Party A is a swap dealer organized in the United States and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(Q).

(2)    It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(ii)    The following representations will apply to Party B:

(1)    It is a corporation created or organized in the United States or under the laws of the United States and its U.S. taxpayer identification number is 91-0647317. It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

“Specified Jurisdiction” means with respect to Party B, the United States of America.

(c)    Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Part 2(a) and “Indemnifiable Tax” as defined in Section 14 shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the

Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by Applicable Law for the purposes of Section 2(d).

This Part 2(c) shall replace any “Express Provisions” where “Express Provisions” means any provisions expressly set out in any confirmation of a Transaction that supplements, forms a part of, and is subject to, this ISDA Master Agreement; that provide for amendments to (i) any Payer Tax Representation contained in this ISDA Master Agreement, (ii) Section 2(d) of this ISDA Master Agreement, or (iii) the definition of “Indemnifiable Tax” in this ISDA Master Agreement, in each case, only in relation to FATCA Withholding Tax.

(d)    HIRE Act. “Tax” as used in Part 2(a) and “Indemnifiable Tax” as defined in Section 14 shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

Part 3 Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and (ii), each party agrees to deliver the following documents:

(a)    Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A and Party B	Internal Revenue Service Form W-9.	Upon execution and delivery of this Agreement and thereafter upon request of the other party.

(b)    Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Each Credit Support Document specified in Part 4 of the Schedule.	Upon execution and delivery of this Agreement.	Yes

Party B	Certified copies of all corporate authorizations and any other documents with respect to the execution, delivery and performance of this Agreement and each Credit Support Document.	Upon execution and delivery of this Agreement.	Yes

Party B	Certificate of authority and specimen signatures of individuals executing this Agreement and each Credit Support Document.	Upon execution and delivery of this Agreement and thereafter upon request of the other party.	Yes

Part 4 Miscellaneous

(a)    Address for Notices.

Address for notices or communications to Party A:

Merrill Lynch Commodities, Inc.

20 E. Greenway Plaza, Suite 700

Houston, TX 77046

Attention: Legal

Facsimile No.: 832-681-7217

With a copy to the following email address (even if notice is otherwise sent other than by email):

Email: dg.mlcoilorigination@baml.com

For the purpose of Section 5 and 6 notices or communications to Party A:

Bank of America Merrill Lynch

1133 Avenue of the Americas, 42nd Floor

New York, NY 10036-6710

Mail Code: NY1-533-42-01

Attention: Agreements & Documentation

Facsimile No.: 212 548 8622

With a copy to the following email address (even if notice is otherwise sent other than by email):

Email: dg.dg_gmg_cid_fax_notices@bofasecurities.com

And a copy to:

Merrill Lynch Commodities, Inc.

20 E. Greenway Plaza, Suite 700

Houston, TX 77046

Attention:        Legal

Facsimile No.: 832-681-7217

Address for financial statements to Party A:

Merrill Lynch Commodities, Inc.

20 E. Greenway Plaza, Suite 700

Houston, TX 77046

Attention:    Credit

With a copy to the following email address (even if notice is otherwise sent other than by email):

dg.mlci_oil_credit@bankofamerica.com

Address for notices or communications to Party B:

If to Party B:

U.S. Oil & Refining Co.

3001 Marshall Avenue

Tacoma, WA 98421

Attn: Thor A. Nielsen

Vice President – Finance

Chief Financial Officer

Telecopier: 253-383-9970

Email: Thor.nielsen@usor.com

With a copy to the following (in addition to notice sent to the above address):

Par Pacific Holdings, Inc.

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Facsimile: 832-518-5203

Attn: Treasury Department

Email: treasury@parpacific.com

Any notice, demand or other communication to be provided by Party A pursuant to this Agreement (including, without limitation, any notice, demand or communication pursuant to Section 6(a) or Section 6(b)(iv)) shall be effective when delivered to the address of Party B provided in this Part 4(a) without regard to the delivery to any other persons required to be copied on distributions to Party B. Any failure by Party A to provide copies to such other entities or persons shall in no way abrogate, invalidate or otherwise affect the validity or enforceability of the notice, demand or communication or the matters set forth therein, including, without limitation, the designation of an Event of Default, Termination Event, Early Termination Date or any other such matter.

(b)    Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not Applicable.

Party B appoints as its Process Agent: Not Applicable.

(c)    Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)    Multibranch Party. For the purpose of Section 10(b), Party A is not a Multibranch Party and Party B is not a Multibranch Party.

(e)    Calculation Agent. The Calculation Agent is Party A, provided that if an Event of Default occurs and is continuing with respect to Party A, Party B may appoint a dealer selected by Party B and approved by Party A (such approval not to be unreasonably withheld, conditioned or delayed) to act as alternate Calculation Agent for so long as such Event of Default continues. Party A will be deemed to have approved a dealer selected by Party B if Party A has not responded to Party B’s proposal within five (5) Business Days. Following any such designation of an alternate Calculation Agent, if no Event of Default in respect of Party A is then continuing, the Calculation Agent shall again be Party A.

(f)    Credit Support Document. Details of any Credit Support Document:

Each of the following, as amended, extended, supplemented or otherwise modified in writing from time to time, is a “Credit Support Document”:

In relation to Party A: the Party A Principal Guaranty Agreement.

In relation to Party B: the Collateral Documents.

(g)    Credit Support Provider.

Credit Support Provider means in relation to Party A: the Party A Guarantor.

Credit Support Provider means in relation to Party B: each Guarantor.

(h)    Governing Law; Jurisdiction. This Agreement and any and all controversies arising out of or in relation to this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflict of laws doctrine).

Section 13 is amended by (i) deleting in Section 13(b)(i)(2) the word “non-exclusive” and replacing it with “exclusive” and (ii) deleting Section 13(b)(iii) in its entirety.

(i)    Netting of Payments. Unless the parties otherwise so agree, “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) to all Transactions, starting as of the date of this Agreement.

(j)    “Affiliate” will have the meaning specified in Section 14.

(k)    Absence of Litigation. For the purpose of Section 3(c):

“Specified Entity” means in relation to Party A, none.

“Specified Entity” means in relation to Party B, none.

(l)    No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)    Recording of Conversations. Each party to this Agreement acknowledges and agrees to the recording of conversations between trading and marketing personnel of the parties to this Agreement whether by one or the other or both of the parties or their agents.

(n)    Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period, the phrase “or, in the case of audited or unaudited financial statements, to the best knowledge of a party, a fair presentation, in all material respects, of the financial condition of the relevant person.”

Part 5 Other Provisions

(a)    2002 Master Agreement Protocol. Annexes 1 to 18 and Section 6 of the ISDA 2002 Master Agreement Protocol as published by the International Swaps and Derivatives Association, Inc. on July 15, 2003 are incorporated into and apply to this Agreement. References in those definitions and provisions to any ISDA Master Agreement will be deemed to be references to this Master Agreement.

(b)    [Reserved]

(c)    Transfer. Notwithstanding the provisions of Section 7, Party A may assign and delegate its rights and obligations under this Agreement and all Transactions hereunder, as a whole (the “Transferred Obligations”) to any direct or indirect Affiliate of BAC (the “Assignee”) by notice specifying the effective date of such transfer (“Transfer Effective Date”) and including an executed acceptance and assumption by the Assignee of the Transferred Obligations; provided that, in the case of Transferred Obligations assigned or delegated to a direct or indirect subsidiary of BAC, the guarantee of BAC will continue in full force and effect with respect to such Transferred Obligations.

(i)    On the Transfer Effective Date, Party A shall be released from all obligations and liabilities arising under the Transferred Obligations.

(d)    Set-off. Section 6(f) is hereby amended by inserting in the sixth line thereof the words “or any affiliates of the Payee in circumstances where the Payee is the Non-defaulting Party or Non-Affected Party” following the words “payable by the Payee”.

(e)    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION OR PROCEEDING, DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT. FURTHERMORE, EACH PARTY WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

(f)    Method of Notice. Section 12(a)(ii) of the Master Agreement is deleted in its entirety and replaced with “(ii) (RESERVED);”.

(g)    Safe Harbors; Financial Accommodations. Each party to this Agreement acknowledges that:

(i)    This Agreement, including any Credit Support Document, is a “master netting agreement” as defined in the Bankruptcy Code, and this Agreement, including any Credit Support Document, and each Transaction hereunder is of a type set forth in Section 561(a)(1)-(5) of the Bankruptcy Code;

(ii)    Party A is a “master netting agreement participant,” a “financial institution,” a “financial participant,” a “forward contract merchant” and a “swap participant” as defined in the Bankruptcy Code;

(iii)    Certain remedies provided herein are the remedies referred to in Section 561(a), Sections 362(b)(6), (7), (17) and (27), and Section 362(o) of the Bankruptcy Code;

(iv)    All transfers of cash, securities or other property under or in connection with this Agreement, any Credit Support Document or any Transaction hereunder are “margin payments,” “settlement payments” and “transfers” under Sections 546(e), (f), (g) or (j), and under Section 548(d)(2) of the Bankruptcy Code;

(v)    Each obligation under this Agreement, any Credit Support Document or any Transaction hereunder is an obligation to make a “margin payment,” “settlement payment” and “payment” within the meaning of Sections 362, 560 and 561 of the Bankruptcy Code;

(vi)    Each Transaction, Hydrocarbon Contract and Advance constitutes an extension of credit and a “financial accommodation” to or for the benefit of Party B within the meaning of Sections 365(c)(2) and (e)(2) of the Bankruptcy Code; and

(vii)    The rights of the parties under Sections 5 and 6 will constitute “contractual rights” to liquidate Transactions.

(h)    Accounts. If a Confirmation does not state the account to which, or the currency in which, payments are to be made, they shall be made in US Dollars to the applicable Default Account.

(i)    LIMITATION OF LIABILITY. WITH RESPECT TO CLAIMS UNDER THIS AGREEMENT, NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR EXEMPLARY, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO ANY OTHER PARTY EXCEPT TO THE EXTENT THAT THE PAYMENTS REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT ARE DEEMED TO BE SUCH DAMAGES.

IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

(j)    Procedures for Entering into Transactions. On or promptly following the date on which the parties reach agreement on the terms of a Transaction, as contemplated by the first sentence of Section 9(e)(ii), Party A will send to Party B a Confirmation. Party B will promptly (but no later than one (1) Local Business Day after receipt of such Confirmation) thereafter confirm agreement to such Confirmation of (in the manner required by Section 9(e)(ii)), or request the correction of, such Confirmation (in the latter case, indicating how it believes the terms of such Confirmation should be correctly stated and such other terms which should be added to or deleted from such Confirmation to make it correct). If any disputes shall arise as to whether an error exists in a Confirmation, the parties shall use commercially reasonable efforts to resolve the dispute in good faith. If Party B has not accepted or disputed the Confirmation in the manner set forth above within two (2) Local Business Days after it was sent to Party B, the Confirmation shall be deemed binding as sent, absent manifest error.

(k)    Acknowledgements.

(i)    Party B acknowledges and agrees that (a) Party A is a merchant of Hydrocarbons and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Party A’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued in connection with this Agreement, (b) Party A may, but is not required to, determine whether to advise Party B of any potential transaction with a counterparty and prior to advising Party B of any such potential transaction Party A may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Party A’s business and Party A would have no liability of any nature to Party B as a result of any such determination, (c) Party A has no fiduciary or trust obligations of any nature with respect to Party B, (d) Party A may enter into transactions and purchase or sell Hydrocarbons for its own account or the account of others at prices more favorable than those applicable to transactions relating to this Agreement, and (e) nothing herein would be construed to prevent Party A, or any of its advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers, representatives, partners or Affiliates, in any way from purchasing, selling or otherwise trading in Hydrocarbons or any other commodity, for its or their own account or for the account of others, whether prior to, simultaneously with, or subsequent to any transaction relating to this Agreement or any other Transaction Document.

(ii)    Party A shall not be obligated to make any inquiry or investigation as to the right of any Counterparty to demand payment from Party A under any Party B Credit Support Purchase Contract or to make a draw against any Purchase Contract LC. Payment by Party A pursuant to a Party B Credit Support Purchase Contract or by the Issuing Bank pursuant to a Purchase Contract LC shall not be withheld by reason of any matters in dispute between Party B and the applicable Counterparty. The sole obligation of Party A with respect to its payment obligations under any Party B Credit Support Purchase Contract or the applicable Issuing Bank under any Purchase Contract LC is to make payment to the applicable Counterparty if the documentation required to be delivered pursuant to such Party B Credit Support Purchase Contract or such Purchase Contract LC is delivered by such Counterparty to Party A (in the case of a Party B Credit Support Purchase Contract) or to the applicable Issuing Bank (in the case of a Purchase Contract LC). In addition to, and not in limitation of, any of the foregoing, Party A and its officers, directors and employees assume no liability or responsibility for or any duty to inquire into (x) the form, sufficiency, accuracy, authorization, execution, endorsement, correctness, genuineness, falsification or legal effect of any demand made against, or documents delivered to, Party A or any applicable Issuing Bank pursuant to any Party B Credit Support Purchase Agreement or any Purchase Contract LC, or (y) the general or particular conditions stipulated in any such demand or documents or superimposed thereon. Party A and its officers, directors and employees assume no liability for the description, quantity, weight, quality, condition, packing, delivery, value or existence of the goods, services or other performance represented in any such demand or document, or for the good faith or acts or omissions, solvency, performance or standing of any person in connection with any Party B Credit Support Purchase Contract, Party B LC Purchase Contract or Purchase Contract LC. Party A also assumes no liability for (x) any errors, inaccuracies, mutilation, omissions, interruptions or delays in transmission or delivery of any directions or correspondence by mail, facsimile or otherwise; (y) any inaccuracies in the translation of any directions or correspondence or for errors in the interpretation of the same; or (z) any failure by Party A or any applicable Issuing Bank, as the case may be, to make payment under any Party B Credit Support Purchase Contract or Purchase Contract LC as a result of any law, control or restriction rightfully or wrongfully exercised or imposed by any domestic or foreign court or government or governmental authority or as a result of Acts of God, riots, civil commotions, insurrections, wars, acts of terrorism, or by any strikes or lockouts or any other cause beyond the control of Party A, the applicable Issuing Bank or their respective officers, directors or employees.

(l)    Force Majeure Event.

(i)    A party (an “FM Affected Party” with respect to the relevant Force Majeure Event) shall be excused from the performance of its obligations under this Agreement to the extent its performance of such obligations is prevented, in whole or in part, due to the occurrence of any event or circumstance, whether foreseeable or unforeseeable, that is reasonably beyond the control of such FM Affected Party and which, by the exercise of due diligence, such FM Affected Party could not have been able to remedy, avoid or overcome (any such event, a “Force Majeure Event”), including any of the following: (A) compliance with Applicable Laws, (B) hostilities of war (declared or undeclared), embargoes, blockades, civil unrest, riots, disorders, terrorism or sabotage, (C) fires, explosions, lightning, maritime peril, collisions, storms, landslides, earthquakes, floods and other acts of nature, (D) strikes, lockouts or other labor difficulties (whether or not involving employees of either party); provided, that settlement of strikes and other labor difficulties shall be wholly within the discretion of the party having difficulty or (E) disruption or breakdown of production or transportation facilities, equipment, labor or materials, including the closing of harbors, railroads or pipelines.

(1)    “Force Majeure Event” expressly excludes (1) any failure by a party to apply for, obtain or maintain any permit, license, approval or right of way necessary under Applicable Laws for the performance of any obligation hereunder and (2) the loss of either party’s market or any market condition for any Hydrocarbon that are unfavorable to either party.

(2)    If a party believes that a Force Majeure Event has occurred that will require it to invoke this Part 5(l), such FM Affected Party shall use commercially reasonable efforts to give verbal notice to the other party followed by written notice within two (2) Business Days following the occurrence of such event, of the underlying circumstances of the particular causes of Force Majeure Event, the expected duration thereof and the volume of the Hydrocarbons affected (in each case to the extent known). The FM Affected Party shall also use commercially reasonable efforts to give the other party notice of cessation of the Force Majeure Event and the date when performance is expected to resume.

(3)    Notwithstanding the provisions of this Part 5(l), nothing contained in this Agreement shall relieve a party of its obligation to make payments when due with respect to performance prior to the occurrence of a Force Majeure Event.

Part 6 Additional Provisions

(a)    Insurance. The mere purchase and existence of insurance does not reduce or release either party from any liability incurred or assumed under this Agreement.

(b)    Survival of Obligations. Section 9(c) is deleted in its entirety and replaced with the following new Section:

“Without prejudice to Sections 2(a)(iii) and 6(c)(ii), any obligations to make payment hereunder, any obligation of either party to indemnify the other pursuant hereto and any obligations under Section 6 shall survive the termination of any Transaction.”

(c)    Substitution of Party A Guarantor. Notwithstanding anything herein to the contrary (including, without limitation, Section 5(a)(iii) of Agreement), Party B understands and agrees that Party A may at any time designate a successor guarantor (the “Successor Party A Guarantor”) on the express condition: (a) that such Successor Party A Guarantor, (i) has, immediately prior to the Substitution Date, a corporate credit rating not lower than the corporate credit rating of the then current Party A Guarantor (the “Existing Party A Guarantor”) on such date (but, in any event, not lower than Baa2 by Moody’s and BBB by S&P), or (ii) shall have been consented to by Party B in writing, such consent not to be unreasonably conditioned, withheld or delayed, and (b) the Successor Party A Guarantor shall have by written instrument in favor of Party B assumed the obligations of the Existing Party A Guarantor under the Party A Principal Guaranty Agreement in effect as of the Substitution Date, or executed and delivered to Party B a replacement guaranty in form and substance substantially identical to the Party A Principal Guaranty Agreement (which replacement guaranty shall be a Credit Support Document with respect to Party A and shall, following the Substitution Date, be deemed to be the Party A Principal Guaranty Agreement), whereupon, as of the Substitution Date, (i) the Successor Party A Guarantor shall be a Credit Support Provider with respect to Party A, (ii) the Existing Party A Guarantor shall cease to be a Credit Support Provider with respect to Party A, (iii) the Party A Principal Guaranty Agreement shall cease to apply to the Existing Party A Guarantor, (iv) the Existing Party A Guarantor shall have no further obligations or liability of any kind whatsoever under the Party A Principal Guaranty Agreement and (v) the Successor Party A Guarantor shall become the Party A Guarantor. As used herein, “Substitution Date” shall mean the date on which the conditions set forth in the preceding sentence shall have been satisfied.

(d)    Confidentiality. The contents of this Agreement and the other Transaction Documents, and any information made available by one Party to the other Party with respect to this Agreement is confidential and shall not be disclosed to any third party (nor shall any public announcement relating to this Agreement be made by either Party, except as mutually agreed), except for such information (i) as may become generally available to the public other than due to breach hereof, (ii) as is required in response to any summons, subpoena, or otherwise in connection with any Proceeding or to comply with any Applicable Laws or accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the non-disclosing Party in making such disclosure, (iv) as is disclosed to regulators or examiners purporting to have jurisdiction over such Party to the extent required or requested by such regulators or examiners, (v) that is or was independently developed by employees, representatives or advisors of the disclosing Party from and after the Effective Date without use of or reference to any information which such Party is not permitted to disclose to a third-party pursuant to the terms of this Part 6(d) or (vi) as may be furnished to the disclosing Party’s Affiliates as contemplated in the August IECA Amendment or otherwise and to each of such Person’s auditors, attorneys, advisors, credit insurers, lenders or potential lenders, investors or potential investors, or buyers or potential buyers which are, in each case of this clause (vi) required to keep the information that is disclosed in confidence on terms substantially the same as those required of this Part 6(d). With respect to information made available pursuant to this Agreement, this obligation shall survive for a period of one (1) year following the delivery of such information. With respect to the contents of this Agreement, this obligation shall survive for a period of one (1) year following the expiration or termination of this Agreement.

(e)    Change in Law. If a Change in Law occurs that will make it unlawful or prohibited for Party A to own or hedge Hydrocarbons or render Party A unable to perform in any material respect its obligations under this Agreement and the other Transaction Documents or subject Party A to material additional or increased burdens or costs, then Party A may require the parties to meet for the purpose of addressing such Change in Law. If the parties have not agreed upon steps to address the relevant Change in Law within thirty (30) days, then Party A shall have the right (but not the obligation) to by notice to Party B designate a date for the early termination of all Transactions and all other intermediation arrangements contemplated by this Agreement in accordance with and subject to the terms and conditions of Part 18 as if the Intermediation Termination Date occurred on such early termination date (such date to occur, to the extent permitted by the applicable Change in Law, no sooner than one hundred eighty (180) days following the effective date of such notice and such date to in no event be later than the otherwise applicable Intermediation Termination Date), such date to henceforth be the Intermediation Termination Date for all purposes. Party A will be responsible for its costs associated with a termination pursuant to this Part 6(e). In connection with any acceleration of the Intermediation Termination Date under this Part 6(e), the Close-out Amount shall not include any amount with respect to Monthly Base Fees or other lost fees of Party A under this Agreement with respect to any period following such accelerated Intermediation Termination Date (for the avoidance of doubt, such Close-out Amount will include such amounts with respect to the Intermediation Termination Date and the period prior thereto).

(f)    Reconciliation.

(i)    In connection with the occurrence of any Early Termination Date or Intermediation Termination Date, Party A (or, in the event of an Early Termination Date resulting from a Party A Event of Default occurring at a time at which no Party B Event of Default or Potential Event of Default has occurred and is continuing, Party B) (such Party, the “TD Reviewing Party”) shall conduct a good faith review of the parties’ respective historic performance of this Agreement, the Hydrocarbon Contracts, the TD Forward Transactions, the other Transaction Documents and the transactions contemplated thereby. At the conclusion of such review (such review to be completed within sixty (60) days following the Early Termination Date or Intermediation Termination Date, as applicable), to the extent that the TD Reviewing Party has identified any discrepancies, true-ups, corrections or other amounts owed by one party to the other party, then the TD Reviewing Party shall prepare and deliver to the other Party (i) an invoice (the “Reconciliation Invoice”) reflecting such discrepancies, true-ups, corrections and amounts, and (ii) such supporting information as the other Party may reasonably request. All owing amounts reflected on the Reconciliation Invoice and not subject to a good faith dispute pursuant to Part 11(k) shall be paid by the owing Party to the other Party within five (5) Business Days of the invoice date (subject, for the avoidance of doubt, to Part 11(l)).

(ii)    The TD Reviewing Party shall, in the course of preparing the Reconciliation Invoice, calculate Reimbursement True-up Amounts for each Party B Credit Support Purchase Contract and Purchase Contract LC for which CS Purchase Contract Costs or Purchase Contract LC Costs were included in the Close-out Amount or Step-Out Invoice, as applicable. For each such Reimbursement True-up which is positive, there shall be included in the Reconciliation Invoice an amount owed by Party A to Party B equal to such Reimbursement True-up Amount.

(iii)    “Reimbursement True-up Amount” means an amount, determined by the TD Reviewing Party following settlement in full of a Party B Credit Support Purchase Contract (or the release of the obligations of Party A, the Party A Guarantor and their Affiliates with respect thereto) or the expiration, return or termination of a Purchase Contract LC, as applicable, determined as follows:

Party B Credit Support Purchase Contract:

CS Purchase Contract Costs for such Party B Credit Support Purchase Contract included in the Close-out Amount or Step-Out Invoice, as applicable, in each case solely to the extent that Party B has actually satisfied its payment obligations relating to such Close-out Amount or Step-Out Invoice,

•	Actual amounts paid or owed by Party A pursuant to such Party B Credit Support Purchase Contract.

Purchase Contract LC:

Purchase Contract LC Costs for such Purchase Contract LC included in the Close-out Amount or Step-Out Invoice, as applicable.

•	Actual amounts paid or owed by Party A in connection with draws on such Purchase Contract LC.

(iv)    Notwithstanding the completion of the reconciliation process described above, to the extent that thereafter there shall occur any settlement in full of a Party B Credit Support Purchase Contract (or the release of the obligations of Party A and its Affiliates with respect thereto) or the expiration, return or termination of a Purchase Contract LC, Party A shall promptly, upon Party B’s request, pay to Party B the Reimbursement True-up Amount with respect to such occurrence.

(g)    Lien Release. Following the Discharge of Obligations, Party A shall promptly (x) take such actions as Party B may reasonably request to release all Party A Liens on the Collateral, (y) transfer to Party B all Cash Collateral then held by Party A (to the extent not already applied toward amounts owed by Party B to Party A) and (z) if Party A has delivered an Activation Notice (as defined in the Collateral Agreement) with respect to the Lockbox Bank which Activation Notice remains in full force and effect, irrevocably direct the Lockbox Bank to transfer all amounts in the Lockbox Account at such time or thereafter to such account as Party B may designate in writing to Party A.

Part 7 Sourcing

(a)    Sourcing Protocols.

(i)    Prospective Purchase Contracts. From time to time, Party B may identify opportunities for Party A and/or Party B, as applicable, to buy Crude from one or more named third-party suppliers (each, a “Counterparty”) for use in connection with Party B’s business of operating the Refinery or so as to use otherwise underutilized Approved Infrastructure (each, together with all related documentation, a “Prospective Purchase Contract”). Party B may, by delivery to Party A of an appropriate Trade Blotter, request that a Party A Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract be entered into with respect to such Prospective Purchase Contract (each such request, a “Prospective Purchase Contract Request”); provided that Party A and Party B acknowledge and agree that:

(1)    Party A Purchase Contracts, Party B Credit Support Purchase Contracts and Party B LC Purchase Contracts may only be entered into with respect to Crude; and

(2)    Should Party B request that Party A nevertheless consent to the consummation of a Party A Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract with respect to Products, Party A may in its sole discretion refuse such request, or condition its consent to such request on Party B’s agreement to (x) an amendment hereto or (y) such special or additional terms, including terms relating to timing, reporting, invoicing and Invoice Amounts, as Party A may at such time request.

Each such Trade Blotter shall be delivered to Party A promptly following conclusion of Party B’s negotiations with the relevant Counterparty, and in any event prior to the end of the second (2nd) Business Day after such conclusion. Following the receipt of each Trade Blotter, Party A shall promptly, and in any event within (i) one (1) Business Day if Party A determines that its review of such Prospective Purchase Contract will not require the vetting of any vessels or barges, or (ii) two (2) Business Days if Party A determines that its review of the relevant Prospective Purchase Contract will require the vetting of one or more vessels or barges (in each case, the “Review Period”), advise Party B as to whether or not Party A approves the consummation of a Party A Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract relating thereto (as applicable). If Party A determines within the Review Period that it will not approve the consummation of a Prospective Purchase Contract, then Party A shall promptly provide to Party B, but in no event later than one (1) Business Day after the expiration of such Review Period, a reasonably detailed explanation of such refusal. Failure by Party A to so-advise Party B during the Review Period shall be deemed a refusal by Party A, and Party A shall promptly thereafter, but in no event later than one (1) Business Day after the expiration of such Review Period, provide Party B with a reasonably detailed explanation of such refusal. If, following the expiration of the applicable Review Period, Party A subsequently determines that it is willing to approve the consummation of a Party A Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract relating thereto (as applicable), then Party A shall promptly notify Party B but shall, for the avoidance of doubt, take no action to actually consummate any such Party A Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract absent Party B’s express consent to do so notwithstanding the end of such period. Party A shall have no obligation to identify potential Crude or Product transactions.

(ii)    Party A shall approve each Prospective Purchase Contract Request relating to a Party B LC Purchase Contract which meets the Review Requirements and otherwise complies with the terms hereof. Party A’s determination of whether or not to approve any other

Prospective Purchase Contract’s consummation shall be made in its good faith discretion based on such factors and considerations as Party A deems relevant, which may include (1) reputational considerations and security interest considerations and (2) for purposes of determining whether to approve consummation of such Prospective Purchase Contract as a Party A Purchase Contract, credit considerations (including credit quality and credit limits) and the presence or absence of trading documentation between Party A and the prospective Counterparty. Party A shall have no obligation to approve the consummation of any Prospective Purchase Contract which fails to meet the applicable Review Requirements or which otherwise fails to comply with the terms of this Agreement.

(iii)    Revocation; Amendment prior to Consummation. Party B may not revoke or amend a Prospective Purchase Contract Request prior to the end of the Review Period without Party A’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided that if prior to the end of the Review Period, Party A notifies Party B that Party A approves consummation of the relevant Prospective Purchase Contract, then Party B may not revoke or amend the applicable Prospective Purchase Contract Request without Party A’s consent.

(iv)    Consummation. If Party A timely approves the consummation of a Party A Purchase Contract, then Party A shall use good faith commercially reasonable efforts to consummate such Party A Purchase Contract immediately and without any further action by Party B. If Party A timely approves the consummation of a Party B Credit Support Purchase Contract or Party B LC Purchase Contract, then Party A and Party B shall use good faith commercially reasonable efforts to consummate such Party B Credit Support Purchase Contract or Party B LC Purchase Contract, as applicable, as soon as is reasonably practicable (it being understood that Party B, and not Party A, shall execute any such Party B LC Purchase Contract with the applicable Counterparty) and further provided that with respect to any Party B LC Purchase Contract, Party A shall use good faith commercially reasonable efforts to cause a Purchase Contract LC related thereto to be issued by the applicable Issuing Bank on or before the day on which such Purchase Contract LC is required to be issued pursuant to the terms of such Party B LC Purchase Contract (but in any event no sooner than the first Business Day following the Review Period for such Party B LC Purchase Contract). Party A and Party B acknowledge and agree that the precise timing of the consummation of any Party A Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract will necessarily depend in part on the responsiveness of the applicable Counterparty. In determining how to consummate a Prospective Purchase Contract, the order of preference (from most preferred to least preferred) shall generally be: Party A Purchase Contract, Party B Credit Support Purchase Contract, Party B LC Purchase Contract; provided, however, that the parties acknowledge and agree that if a Prospective Purchase Contract contemplates the purchase or sale of Crude in the state of Washington, the state of California or the province of Alberta, a Party A Purchase Contract shall not be an available means of consummating such Prospective Purchase Contract.

(v)    Party A Purchase Contracts. Each “Party A Purchase Contract” (1) shall take the form of a contract between Party A and the applicable Counterparty for the delivery of Crude on such delivery and other terms as are specified in the applicable Trade Blotter and (2) must satisfy the other terms of this Part 7(a) that are applicable to Party A Purchase Contracts.

(vi)    Party B Credit Support Purchase Contracts. Each “Party B Credit Support Purchase Contract” shall take the form of a contract between Party B and the applicable Counterparty for the delivery of Crude on such delivery and other terms as are specified in the applicable Trade Blotter. Each such Party B Credit Support Purchase Contract shall include provisions substantially in the form set forth in Annex A (or such alternate provisions as Party A may consent to in its sole discretion, it being understood that although Party A shall use good faith efforts to accommodate any such alternate provision requested by Party B, Party A’s acceptance of any such alternate provisions will necessarily be subject to Party A’s applicable internal approvals and controls), and any guaranty required to be issued in connection therewith in support of Party A’s obligations thereunder shall be issued by the Party A Guarantor and shall be substantially in the form of Annex A (or such alternate form as Party A may from time to time reasonably request) (collectively, the “Party A Third-Party Guaranty Agreements”). No Party B Credit Support Purchase Contract may require that Party A take title to Crude, whether on an Instantaneous Title Transfer basis or otherwise. To the extent that Party A is required to pay to any Counterparty or other third party any amount in connection with a Party B Credit Support Purchase Contract, such amount shall be promptly repaid by Party B (payment of such amounts, for the avoidance of doubt, being reflected in Invoices as is specified in more detail in Attachment 2).

(vii)    Party B LC Purchase Contracts. Each “Party B LC Purchase Contract” shall take the form of a contract between Party B and the applicable Counterparty for the delivery of Crude on such delivery and other terms as are specified in the applicable Trade Blotter. In connection with the consummation of each Party B LC Purchase Contract, Party A shall use good faith commercially reasonable efforts to cause the issuance of a letter of credit (in customary form, and pursuant to customary documentation) for the benefit of the applicable Counterparty that satisfies the requirements of such Party B LC Purchase Contract (each, a “Purchase Contract LC”) by an issuing bank that satisfies such requirements (each, an “Issuing Bank”) in support of Party B’s obligations thereunder. Each such letter of credit shall be in a face amount no greater than one hundred ten percent (110%) of the estimated Crude purchase price set forth in such Party B LC Purchase Contract as determined by Party A in a good faith commercially reasonable manner. Party A, and not Party B, shall be responsible for providing to the Issuing Bank any cash collateral or other credit support required by the Issuing Bank in connection with the issuance of such Purchase Contract LC. No Party B LC Purchase Contract may require that Party A take title to Crude, whether on an Instantaneous Title Transfer basis or otherwise. Party B shall promptly reimburse Party A for any amounts by which any such letter of credit is drawn (payment of such amounts, for the avoidance of doubt, being reflected in Invoices as is specified in more detail in Attachment 2).

(viii)    Party B Purchase Contracts. It is expected that from time to time Party B will contract to buy Hydrocarbons (including Products) directly from third-party suppliers other than pursuant to Party B Credit Support Purchase Contracts or Party B LC Purchase Contracts (each, a “Party B Purchase Contract”). Party B shall, by delivery to Party A of a duly completed Trade Blotter, notify Party A of each such Party B Purchase Contract with respect to Crude prior to the end of the second (2nd) Business Day following its execution. No Party B Purchase Contract may (1) require the use of greater Approved Infrastructure capacity than is (or is reasonably expected to be) available, (2) require Party B to take delivery of any Hydrocarbons other than Hydrocarbons that are readily marketable and saleable or (3) result in Party B’s ownership of Hydrocarbons on any vessel or barge outside of the territorial waters of the United States or Canada. Each Party B Purchase Contract must be entered into in connection with Party B’s business of operating the Refinery or use of otherwise underutilized Approved Infrastructure. Notwithstanding anything to the contrary in the foregoing, until such time as Party A delivers to Party B a form of Trade Blotter for use with Party B Products Purchase Contracts, no Trade Blotter shall be required to be delivered in connection with Party B Products Purchase Contracts.

(ix)    Review Requirements. Without limiting any other provision of this Part 7(a), a Prospective Purchase Contract will meet the “Review Requirements” (as determined by Party A in its good faith discretion) if: (1)(A) the terms of such Prospective Purchase Contract are consistent with (x) the approved terms contained in the drop down menus of the applicable Trade Blotter and (y) the applicable TD Forward Maximum Volume(s), (B) the applicable Counterparty meets the Compliance Requirements, (C) such Prospective Purchase Contract is priced on observable market index prices and fixed grade differentials consistent with then current market practice, (D) such Prospective Purchase Contract is a spot contract (which for purposes of this Agreement shall include any contract where the final delivery under such contract is required to occur no later than the last calendar day of the second calendar month following the calendar month in which such contract is executed), (E) such Prospective Purchase Contract does not require delivery of Crude other than Crude that will be (or is reasonably expected to be) Eligible Crude upon delivery thereof to Party B and (F) such Prospective Purchase Contract would not result in Party B owning Crude on any vessel or barge outside of the territorial waters of the United States or Canada, (2) for purposes of determining whether to approve consummation of such Prospective Purchase Contract as a Party A Purchase Contract or Party B Credit Support Purchase Contract, Party B and the prospective Counterparty have confirmed the terms of such Prospective Purchase Contract (all such confirmations from Party B to come via Trade Blotter and all such prospective Counterparty confirmations to take such form as may be reasonably practicable) and (3) for purposes of determining whether to approve consummation of such Prospective Purchase Contract as a Party A Purchase Contract, such Prospective Purchase Contract satisfies the Basic Party A Purchase Contract Requirements.

(x)    Compliance Requirements.

(1)    Without limiting any other provision of this Part 7(a), to meet the “Compliance Requirements”, a prospective Counterparty must satisfy the internal requirements and policies of Party A (and, for Party B LC Purchase Contracts, the Issuing Bank) as they relate to on-boarding and compliance standards, policies and procedures, laws, rules and regulations and other similar client identification and business conduct standards and dealing policies and procedures (including compliance with respect to “know-your-customer”, anti-money laundering and Sanctions), and must provide to Party A (and, for Party B LC Purchase Contracts, the Issuing Bank) all material documentation and other information required by such policies and procedures and applicable Governmental Authorities.

(2)    The Trade Blotter with respect to Prospective Purchase Contracts shall include a list of Counterparties (the “Counterparty List”) who, at the time included on the Trade Blotter, satisfy the Compliance Requirements. If any Counterparty on the Counterparty List ceases to satisfy the Compliance Requirements, then Party A may for the avoidance of doubt update such Trade Blotter accordingly, as per the mechanics set forth in Part 7(a)(xiii). Party A agrees to use commercially reasonable efforts to ensure that the most recent Counterparty List provided by Party A to Party B reflects Counterparties that satisfy the Compliance Requirements. However, Party B acknowledges that despite such efforts changes that occur after delivery of a Counterparty List that result in a failure of a third party to satisfy the Compliance Requirements, but before Party A’s delivery of an updated Counterparty List, may make certain third parties unavailable and in such event Party A shall not be required to agree to the consummation of Party A Purchase Contracts, Party B Credit Support Purchase Contracts or Party B LC Purchase Contracts with such third parties. Party B shall be entitled to request the addition of third parties to the Counterparty List. If any such requested third-party meets the Compliance Requirements, then Party A shall add such third party to the Trade Blotters for Party B LC Purchase Contracts and Party B Credit Support Purchase Contracts, and if Party A is contractually enabled with a third party under a master trading agreement, or Party A can through the use of commercially reasonable efforts become contractually enabled with such third party under a master trading agreement on terms that satisfy the Compliance Requirements, Party A shall add such third party to the Trade Blotter for Party A Purchase Contracts.

(xi)    Basic Party A Purchase Contract Requirements. Without limiting any other provision of this Part 7(a), a Prospective Purchase Contract will satisfy the “Basic Party A Purchase Contract Requirements” if: (1) such Party A Purchase Contract is (A) on Party A Approved GTCs, (B) priced on observable market index prices and fixed grade differentials mutually agreeable to the Parties and (C) a spot contract, (2) such Prospective Purchase Contract does not require (A) the use of Infrastructure other than Approved Infrastructure, (B) the use of greater Approved Infrastructure capacity than is (or is reasonably expected to be) available, (C) Party A to take delivery of Crude in any jurisdiction other than an Approved Jurisdiction, (D) delivery of any Crude other than Crude that will be (or is reasonably expected to be) Eligible Crude upon delivery thereof to Party B, (E) Party A to take delivery of Crude at Conditionally Approved Infrastructure or (F) Party A to (x) own Crude other than on an Instantaneous Title Transfer Basis or (y) purchase, sell or otherwise own Crude in the state of Washington, the state of California or the province of Alberta and (3) such Party A Purchase Contract complies with Part 7(a)(xii).

(xii)    Bank Holding Company Act Compliance. Each Party A Purchase Contract with respect to Crude not constituting CFTC Approved Assets (if any) shall be required to either (i) permit Party A to assign such Party A Purchase Contract to the extent any such assignment is necessary to comply with 12 C.F.R. 225.28(b)(8)(ii)(B)(3)(i) in circumstances where 12 C.F.R. 225.28(b)(8)(ii)(B)(3)(ii) compliance is unavailable or (ii) contain such alternate provision(s) as may be acceptable to Party A in Party A’s sole discretion so as to ensure compliance with 12 C.F.R. 225.28(b)(8)(ii)(B)(3)(i) in circumstances where 12 C.F.R. 225.28(b)(8)(ii)(B)(3)(ii) compliance is unavailable. Party B may from time to time, on its own behalf or on behalf of any Counterparty or prospective Counterparty, request that Party A consider or cooperate in the development of (x) alternate forms of the provision contemplated by clause (i) of the immediately preceding sentence, or (y) any alternate provision(s) contemplated by clause (ii) of the immediately preceding sentence. Party A shall use good faith, commercially reasonable efforts to accommodate each such request, subject to the requirement that any such alternate form or alternate provision(s) must be sufficient, as determined by Party A in its sole discretion, to ensure Party A’s compliance with 12 C.F.R. 225.28(b)(8)(ii)(B)(3)(i) in circumstances 12 C.F.R. 225.28(b)(8)(ii)(B)(3)(ii) compliance is unavailable.

(xiii)    Trade Blotters. Each “Trade Blotter” shall be (x) delivered electronically and (y) initially on the form mutually agreed to by the Parties on or prior to Effective Date and subsequently in such form as such form may be modified by Party A from time to time in accordance with this Agreement. The drop down menus of the Trade Blotter(s) will include only terms that Party A has approved for use in transactions in the intermediation contemplated hereby. Separate Trade Blotters will be prepared for Prospective Purchase Contracts and Party B Crude Purchase Contracts. Initially, no Trade Blotter will be prepared for Party B Products Purchase Contracts, however upon Party A’s request Party B shall cooperate in good faith with Party A to develop such a Trade Blotter. (A) Party A may make changes to the Trade Blotter for Party B LC Purchase Contracts only with the consent of Party B (which shall not be unreasonably withheld, conditioned or delayed), and (B) Party A will have the right to make commercially reasonable changes to the other Trade Blotters, and such changes will be effective upon Party A’s delivery of notice thereof to Party B describing such changes and the reasons therefor. Notwithstanding the immediately preceding sentence, in any case where a Trade Blotter change is required to maintain or achieve compliance with Applicable Law, Party A shall make such change effective immediately and shall promptly thereafter notify Party B of such change. For illustrative purpose only, attached hereto as Exhibit 7(a)(xiii) is a “flat” print-out of the Trade Blotter as of the date hereof, it being understood that the electronic version thereof delivered by Party A shall control and that it is not possible to discern from such “flat” version certain details regarding the controlling, electronic form thereof (including the formulas, equations and other code contained therein). From time to time, Party B may request commercially reasonable changes to the Trade Blotters; provided that to the extent any other provision in this Agreement or any other Transaction Document provides more specific mechanics for updating any item included on the Trade Blotter, such other such specific mechanics shall apply rather than this Part 7(a)(xiii). Party A shall use good faith efforts to accommodate such requests, it being understood that Party A’s determine as to whether or not to accommodate such request will be subject to such factors and considerations as Party A deems relevant

(xiv)    Unless expressly authorized by Party A in writing, Party A shall not be liable for any advice, recommendations, warranties, representations, misinformation, omissions or errors provided by (or on behalf of) Party B to any Person (including any Counterparty or other third party), unless such authorization includes such error, omission or misinformation. Party B has no authority to act for, bind or make representations on behalf of Party A in connection with any Prospective Purchase Contract, Hydrocarbon Contract, proposed Hydrocarbon Contract or otherwise, and Party B shall not, and shall cause its representatives not to, purport to have any such authority. Party A shall not be liable for any action taken by (or on behalf of) Party B in contravention of this clause.

(xv)    Notwithstanding any other provision of this Part 7(a), Party A’s obligations under this Part 7(a) in respect of Prospective Purchase Contracts shall be subject to the following conditions: (1) no Event of Default or Potential Event of Default with respect to Party B has occurred and is continuing, (2) the Effective Date Documents are in full force and effect and (3) such Prospective Purchase Contract complies with all terms and conditions of this Agreement and each other applicable Transaction Document.

(b)    Supply Contracts.

(i)    Simultaneously with Party A’s entry into any Party A Purchase Contract, Party A and Party B will enter into a corresponding back-to-back transaction on the same terms as, and for the purchase and sale of the same Crude subject to, the corresponding Party A Purchase Contract, except that Party A shall be the seller, Party B shall be the buyer, and Party B’s payment obligations thereunder shall, subject to Part 11(m), be due on the twentieth (20th) calendar day of the month following delivery (each, a “Supply Contract” and together with the Party A Purchase Contracts, Party B Purchase Contracts, Party B Credit Support Purchase Contracts and Party B Purchase Contracts, collectively the “Hydrocarbon Contracts”). Hydrocarbon Contracts (including Supply Contracts) shall not constitute “Transactions” for purposes of this Agreement, provided however that payment by Party B of Supply Contract Amounts (pursuant to Part 11) shall be applied to satisfy Party B’s payment obligations under Supply Contracts.

(ii)    With respect to any Supply Contract, Party A and Party B agree that any provision in such Supply Contract that would permit a party to demand, request or otherwise seek SC Financial Assurances shall not be effective as between the parties; provided, however, that this Part 7(b)(ii) shall not limit or impact any party’s payment obligations under such Supply Contracts. “SC Financial Assurances” means any advance payment, prepayment, provision of a letter of credit, or provision of any other type of financial assurance, security or credit support.

(c)    Modifications to Hydrocarbon Contracts

(i)    No Party A Purchase Contract, Supply Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract may be unwound, assigned, terminated or otherwise modified without Party A’s consent, which shall not be unreasonably withheld, conditioned or delayed. In connection with each such unwind, assignment, termination or other modification, the corresponding Party A Purchase Contracts or Supply Contracts (if any) shall as applicable be amended or terminated accordingly.

(ii)    Party B may without Party A’s consent unwind, assign, terminate or otherwise modify any Party B Purchase Contract. Party B shall notify Party A of any such unwind, assignment, termination or other modification promptly and in any event at or before the time at which Party B is required to deliver the Party B Daily Report with respect to the day on which such unwind, assignment, termination or modification occurs, such notice to contain either (x) an affirmation that such Party B Purchase Contract has been unwound, assigned or terminated in its entirety such that it no longer remains outstanding, or (y) a revised Trade Blotter reflecting the modifications made to such Party B Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract.

(d)    Procedures for Resolving Claims. If Party B notifies Party A that Party B believes a claim relating to a Party A Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract should be made by Party A for Party B’s account, then Party A shall, in its sole discretion after consultation with Party B (provided, that any such consultation with Party B shall not limit Party A’s exercise of its sole discretion), either (i) pursue such claim in a good faith commercially reasonable manner or (ii) assign to Party B such rights and interests as Party B shall reasonably request to pursue such claim by a mutually acceptable alternative means, in each case at Party B’s sole cost and expense, and all recoveries resulting from the prosecution of such claim shall be for the account of Party B (and Party A shall only be liable to Party B to the extent of, and in the same form as, such recoveries actually received by Party A).

(e)    Reporting. Party A and Party B shall respectively deliver the Party A Reports and Party B Reports, in each case as more fully described in and at the times set forth in more detail on Exhibit 7(e). Party B, by delivering each Daily Party B Report, shall be deemed to represent and warrant to Party A as of the day such Daily Party B Report is delivered (to the same extent as if set forth in this Agreement) that all Hydrocarbons identified as Eligible Hydrocarbons in such report meet all the requirements of Eligible Hydrocarbons set forth in this Agreement.

(f)    Discrepancies. If any Party becomes aware of a discrepancy or error in any Party A Report or Party B Report, then such Party shall notify the other Party within one (1) Business Day. Such notice shall include a reasonably detailed summary of such discrepancy and any relevant supporting calculations. The Parties shall use good faith commercially reasonable efforts to promptly resolve any such discrepancy or error. Notwithstanding anything to the contrary in this Part 7(f), each Party reserves any and all rights it may have at law or in equity with respect to any such discrepancy or error.

(g)    Applicable Condition. Party A’s performance of any obligation under this Agreement, any Hydrocarbon Contract and any other Transaction Document shall be excused (and shall not give rise to a Party A Event of Default, and shall be deemed not to constitute a Party A Potential Event of Default) to the extent and for the period any Applicable Condition with respect to Party A impairs Party A’s ability to perform (or permits Party A to suspend performance of) such obligation.

(h)    Applicable Index; Applicable Differentials.

(i)    In connection with the preparation of each Month-End Invoice, Party A shall in good faith review the Applicable Indexes and Applicable Differentials underlying each Applicable Curve and shall use good faith commercially reasonable efforts to determine what adjustments, if any, are necessary to ensure that each (x) accurately reflects Party B’s then-current Hydrocarbon slates, (y) accurately reflects then-current market values and (z) is and remains suitable for the purposes for which each is used by this Agreement. Such adjustments shall take effect (and Attachment 1 shall be deemed amended accordingly) in connection with such Month-End Invoice, and shall be used for purposes of calculations in preparing such Month-End Invoice. Party A’s determinations of Applicable Indexes and Applicable Differentials as per this Part 7(h)(i) shall, in each instance, be made as per Part 7(h)(ii) or Part 7(h)(iii), as applicable.

(ii)     For each Applicable Index, Party A shall in good faith set such Applicable Index by: (1) identifying the volumes and indexes (excluding indexes that lack readily observable market prices) applicable to (x) with respect to Crude, each Party B Purchase Contract, Party B Credit Support Purchase Contract, Party B LC Purchase Contract and Supply Contract under which Party B was delivered Crude, and (y) with respect to Hydrocarbon Groups other than Crude, each Party B Sales Contract under which Party B delivered Eligible Hydrocarbons in the applicable Hydrocarbon Group, in each case during the most recently concluded calendar month and (2) determining a weighted formula of the indexes which were identified pursuant to (1), as per the relative volumes identified pursuant to (1) which were priced by such indexes, and setting the Applicable Index as such weighted formula; provided that (x) if a single index was used to price substantially all of such volumes, then such single index shall be used as the Applicable Index and (y) for purposes of determining any such formula, there shall be omitted any index whose inclusion in such formula would have only an immaterial effect on the prices determined by such formula.

(iii)    For each Applicable Differential, Party A shall in good faith set such Applicable Differential by: (1) identifying the volumes, indexes and differentials applicable to each Party B Sales Contract under which Party B delivered Eligible Hydrocarbons in the applicable Hydrocarbon Group during the most recently concluded calendar month, (2) converting each such index and differential to the Applicable Index for the applicable Hydrocarbon Group (using the Applicable Index for the upcoming calendar month, after giving effect to any change thereto), (3) using the volumes determined pursuant to (1), calculating a weighted average of the as-converted differentials determined pursuant to (2), and (4) setting the Applicable Differential to the weighted average determined pursuant to (3).

(iv)    Weighted Average Differentials.

(1)    [Reserved]

(2)    As described in more detail on Attachment 1, Party A shall calculate for each calendar month a Monthly Crude Weighted Average Differential and a Monthly Product Weighted Average Differential for each Product.

(i)    Approved Jurisdictions.

(i)    Party B may, from time to time, by notice to Party A, request additional jurisdictions be added to Exhibit 7(i) as Approved Jurisdictions. Following receipt of each such request, Party A shall promptly advise Party B of whether Party A is able to accept such request. If Party A would need to conduct additional diligence before being able to accept such request, Party A shall so advise Party B, and shall provide to Party B a good faith estimate of the costs thereof.

(1)    If Party B instructs Party A to proceed with such diligence, Party A shall use commercially reasonable efforts to complete such diligence as promptly as is reasonably practicable, with all reasonable out-of-pocket costs and expenses payable to third-party non-Affiliates relating to such diligence to be for the account of Party B, and following the completion of such diligence Party A shall advise Party B promptly as to whether or not Party A is able to accept the requested jurisdiction as an Approved Jurisdiction (and if Party A is able to accept such request, Exhibit 7(i) shall be deemed amended accordingly).

(2)    Otherwise, Party A shall be under no obligation to conduct such diligence or designate such jurisdiction as an Approved Jurisdiction, and no costs relating to any such diligence shall be passed through to Party B.

(ii)    Party A may, from time to time, (A) modify Exhibit 7(i) so as to add additional jurisdictions as Approved Jurisdictions or (B) otherwise modify Exhibit 7(i), such modification in each case to take effect upon Party A’s delivery of notice thereof to Party B describing such changes and the reasons therefor. Notwithstanding the immediately preceding sentence, in any case where a modification to Exhibit 7(i) is required to maintain or achieve compliance with Applicable Law, Party A shall make such change effective immediately and shall promptly thereafter notify Party B of such change.

(j)    Term Contract Increments. From time to time, Party B may propose to Party A a Prospective Purchase Contract that is a Term Contract Increment. Party A may decline to approve the consummation of any Prospective Purchase Contract that is Term Contract Increment on any basis that would allow Party A to decline to approve such type of Prospective Purchase Contract (e.g., a Party B LC Purchase Contract) under any provision of Part 7(a) (other than the requirements of Part 7(a)(ix)(D)), and/or the requirements of this Part 7(j). In any case where Party A approves the consummation of a Prospective Purchase Contract that is a Term Contract Increment, the resulting contract shall be subject to all of the requirements of this Agreement that apply to the relevant type of Prospective Purchase Contract (e.g., in the case of a Prospective Purchase Contract that is a Party B LC Purchase Contract, all of the requirements of this Agreement that apply to Party B LC Purchase Contracts). Party A’s approval of the consummation of any Prospective Purchase Contract that is a Term Contract Increment will not require Party A to approve the consummation of any other Prospective Purchase Contract that is a different Term Contract Increment of the same Term Contract where such different Term Contract Increment does not satisfy the applicable requirements of Part 7(a) and this Part 7(j). Party A’s review of any Prospective Purchase Contract that is a Term Contract Increment shall not be subject to the otherwise applicable time constraints set forth in Part 7(a)(i). For the avoidance of doubt, any obligation of Party A to provide a letter of credit or other credit support in connection with an approved Term Contract Increment shall apply only with respect to Party B’s obligations under such Term Contract Increment and shall not apply to Party B’s obligations under any other portion of the applicable Term Contract to which such Term Contract Increment relates.

Part 8 Receivables Advances

(a)    Receivables Advance.

(i)    Initial Receivables Advance. On March 17, 2016, Party A advanced to Party B an amount equal to the Initial Receivables Advance.

(ii)    Receivables Advances. To the extent that any Daily Invoice reflects an Incremental Receivables Advance Amount, Party A shall advance such amount to Party B (together with the Initial Receivables Advance, collectively the “Receivables Advances”).

(iii)    Receivables Advance Repayments. To the extent that any Invoice reflects an Incremental Receivables Repayment Amount, Party B shall make a repayment of Receivables Advances in such amount.

Part 9 TD Forward Transactions

(a)    TD Forward Transactions.

(i)    Initial TD Forward Transactions. Concurrently with the effectiveness hereof, Party A and Party B shall enter into TD Forward Delivery Transactions and corresponding TD Forward Return Transactions with respect to the TD Forward Initial Volume for each Hydrocarbon Group. All amounts owed by Party A to Party B with respect to each such TD Forward Delivery Transaction shall be paid by Party A to Party B promptly and in any event on the Effective Date.

(ii)    Additional TD Forward Transactions.

(1)    In connection with the preparation of each Month-End Invoice, Party A and Party B shall enter into, with respect to the volume of Eligible Hydrocarbons in each Hydrocarbon Group (as determined as of the end of the calendar month to which such Month-End Invoice relates) (or, if lesser, the TD Forward Maximum Volume for such Hydrocarbon Group), an Additional TD Forward Delivery Transaction and a corresponding Additional TD Forward Return Transaction. Each such pair of Additional TD Forward Transactions shall price by reference to the Applicable Curve for the relevant Hydrocarbon Group for the month following the month to which such Month-End Invoice relates, and the delivery date therefor shall in each case be the Applicable Curve Expiry Date for such month.

(2)    In connection with the preparation of any Daily Invoice (other than a Month-End Invoice), Party A and Party B may by mutual agreement enter into, with respect to any Hydrocarbon Group and a volume equal to (or less than) the Eligible Additional Forward Volume for such Hydrocarbon Group as of the end of the applicable Invoice Period, an Additional TD Forward Delivery Transaction and corresponding Additional TD Forward Return Transaction. Each such pair of Additional TD Forward Transactions shall price by reference to the Prompt Month Applicable Curve for the relevant Hydrocarbon Group, and the delivery date therefor shall in each case be the Applicable Curve Expiry Date for such Prompt Month Applicable Curve. As a condition precedent to its agreement to enter into any pair of Additional TD Forward Transactions in respect of the Crude Hydrocarbon Group pursuant to this Part 9(a)(ii)(2), Party A may require Party B to repay some or all of its then outstanding Early Pay Advances if Party A reasonably determines that, after giving effect to such Additional TD Forward Transactions, the remaining Eligible Additional Forward Volume, if any, for the Crude Hydrocarbon Group will be insufficient to support such Early Pay Advances, and such required Early Pay Advance repayment shall (i) be equal to the amount of such insufficiency as determined by Party A and (ii) be included in the applicable Daily Invoice.

(3)    For purposes of determining Party A’s payment obligations under each Additional TD Forward Delivery Transaction, each such Additional TD Forward Delivery Transaction shall be priced as per the relevant Hydrocarbon Group’s Applicable Curve (calculated using TAS prices for the relevant Invoice Preparation Day). For purposes of determining Party B’s payment obligations under each Additional TD Forward Return Transaction, each such Additional TD Forward Return Transaction shall be priced as per the relevant Hydrocarbon Group’s Applicable Curve (calculated using TAS prices for the relevant delivery day). Each Additional TD Forward Transaction shall otherwise be entered into pursuant to Confirmations substantially in the form attached hereto in Exhibit 9(a). Party A shall use commercially reasonable efforts to deliver confirmations with respect to each such Additional TD Forward Transaction promptly, and in any event on or before the first (1st) Business Day following the Business Day on which the applicable Daily Invoice (or Month-End Invoice) is delivered.

(b)    Cash Settlement Election. As is set forth in more detail in Exhibit 9(a), each TD Forward Transaction will require physical delivery on the applicable delivery date (which, in each case, shall occur no later than the Intermediation Termination Date), subject to the “Cash Settlement Election Right” described in this Part 9(b). Party A and Party B shall each have the right to exercise the Cash Settlement Election Right (such exercise, a “Cash Settlement Election”).

(i)    If and to the extent that any TD Forward Transaction would require physical delivery in the state of Washington, the Cash Settlement Election shall be deemed made with respect to such TD Forward Transaction. Such exercise shall be deemed to occur as of the Business Day prior to the day on which physical delivery would otherwise be due.

(ii)    A Cash Settlement Election may be made by Party A or Party B by notice from the exercising party to the other party. Each Cash Settlement Election (other than a deemed election pursuant to Part 9(b)(i)) shall be made with respect to all TD Forward Transactions having the same delivery date. Immediately upon any Cash Settlement Election (or deemed Cash Settlement Election), the affected TD Forward Transactions shall with no further action by Party A or Party B be deemed amended to (1) remove Party A’s obligation to, as applicable, make or take physical delivery of Hydrocarbons, (2) remove Party B’s obligation to, as applicable, make or take physical delivery of Hydrocarbons and (3) in satisfaction of Party B’s obligations under the TD Forward Delivery Transaction and TD Forward Return Transaction associated with each affected TD Forward Transaction, require that Party B pay to Party A on the delivery date specified for each affected TD Forward Delivery Transaction a single amount equal to the value of the Quantity (as set forth in the Confirmation for such TD Forward Delivery Transaction) of Hydrocarbons subject to each such TD Forward Delivery Transaction, with such value to be determined by reference to the applicable Hydrocarbon Group’s Applicable Curve (determined on a TAS basis).

(iii)    Party B shall be required to pay to Party A an amount equal to all Pass-through Taxes incurred by Party A (or reasonably expected to be incurred by Party A) in connection with each TD Forward Transaction with respect to which the Cash Settlement Election is not made.

(c)    The additional provisions set forth on Exhibit 9(c) shall apply to all TD Forward Transactions (including all Confirmations relating thereto) to the same extent as if set forth in this Agreement.

Part 10 Infrastructure

(a)    Approved Infrastructure.

(i)    “Approved Infrastructure” means all Infrastructure specified as such on Exhibit 10(a), as such Exhibit may be modified from time to time in accordance with this Part 10, in each case solely to the extent that such Infrastructure complies this Part 10 and the other requirements applicable to such Infrastructure as set forth in this Agreement, any applicable Third Party Consent Agreement(s) and the other Transaction Documents. Infrastructure shall only constitute Approved Infrastructure if and to the extent that such Infrastructure meets the following requirements, as determined by Party A in its good faith discretion: (i) such Infrastructure is operated in accordance with prudent industry practice and Applicable Law, (ii) all reporting requirements set forth on Exhibit 7(e) with respect to such Infrastructure are complied with in all material respects, (iii) all material agreements governing Party B’s use of such Infrastructure are in full force and effect, and no default, event of default or termination event (or terms of like import) with respect to Party B or any other Transaction Party or Par LLC shall have occurred and be continuing under any such material agreement, (iv) such Infrastructure is either owned and operated by Party B or, if owned or operated by a third party, Party B has provided to Party A a copy of the agreement(s) governing Party B’s use of such Infrastructure and such Infrastructure is subject to a Third Party Consent Agreement. Notwithstanding anything to the contrary herein, (x) the Approved Infrastructure shall not include any tank trucks, and the Approved Infrastructure shall not include any vessels or barges if and for so long as (1) they are located outside of the territorial waters of the United States or Canada (other than ordinary course shipping lanes off the Western coasts of the United States or Canada when the vessel or barge is destined for a United States or Canada discharge port) and (2) they are carrying Hydrocarbons other than pursuant to a bill of lading governed by English law or United States law and (y) no Third Party Consent Agreement shall be required with respect to any vessel or barge.

(ii)    “Excluded Approved Infrastructure” means such segregated tanks constituting Approved Infrastructure (or other discrete, segregated elements of Approved Infrastructure) as Party B may identify from time to time in accordance with this Part 10(a)(ii). All such Excluded Approved Infrastructure shall be designated as such on Exhibit 10(a). Party B may by notice to Party A require that Exhibit 10(a) be amended to give effect to Party B’s request that Excluded Approved Infrastructure be added or removed. Each such notice shall take effect five (5) Business Days after receipt (or at such later time as may be specified therein). The Excluded Approved Infrastructure shall contain no Party B Hydrocarbons (other than de minimis amounts permitted to be commingled pursuant to Part 10(c)(iv)), and shall contain no crude oil, refined products or other hydrocarbons belonging to any Person other than Party B unless such crude oil, refined products or other hydrocarbons constitute Hydrocarbons. Party B shall maintain records which are, in Party A’s reasonable discretion, sufficient to identify and distinguish the Transaction Party Hydrocarbons and Third Party Hydrocarbons in transit or in storage in

Approved Infrastructure (such records to be, at a minimum, in such form and level of detail as would maintained by a prudent third party owner/operator in the business of providing services relating to Infrastructure of the applicable type), and Party B shall maintain such records in accordance with prudent industry practices. The Party B Reports and other information provided by Party B to Party A regarding such Transaction Party Hydrocarbons, Third Party Hydrocarbons and Approved Infrastructure shall be consistent with such records and the terms hereof. Party B’s agreements with the owner(s) of the applicable Third Party Hydrocarbons, and the information provided by Party B to such owner(s), shall be consistent with such records and with the terms hereof. The Excluded Approved Infrastructure shall for all purposes (other than for purpose of the definition of “Excluded Approved Infrastructure”) be deemed to not be Approved Infrastructure.

(b)    New Approved Infrastructure. From time to time, Party B may advise Party A that Party B desires to add additional Infrastructure as Approved Infrastructure, and accordingly request that Party A consent to such treatment and to a corresponding amendment to Exhibit 10(a).

(i)    Party A shall use good faith efforts to accommodate any such Party B request, it being understood that any Party A consent to the treatment of Infrastructure as Approved Infrastructure will necessarily be subject to (1) completion by Party A of such legal and physical due diligence regarding such Infrastructure as Party A deems necessary or appropriate, (2) satisfaction of applicable Party A Compliance Requirements and (3) satisfaction of all applicable provisions of this Agreement and the other Transaction Documents. Party A shall promptly inform Party B of any material deficiencies identified during the course of such due diligence.

(ii)    Following any such Party B request, each of Party A and Party B shall make good faith efforts to enter into with the owner/operator of the relevant Infrastructure a Third Party Consent Agreement acceptable to Party A in its reasonable discretion (provided that no such Third Party Consent Agreements shall be required with respect to vessels or barges).

(iii)    Party A and Party B shall cooperate in good faith with the owner(s) and/or operator(s) of such Infrastructure so as to establish such reporting arrangements regarding such Infrastructure as Party A may in its reasonable discretion require, and Party A and Party B shall update Exhibit 7(e) accordingly.

(c)    Commingling. No Hydrocarbons of any Transaction Party (“Transaction Party Hydrocarbons”) may be commingled with Hydrocarbons owned by any Person that is not a Transaction Party (“Third Party Hydrocarbons”), provided that commingling of Transaction Party Hydrocarbons and Third Party Hydrocarbons shall be permitted (i) solely to the extent and for so long as is necessary due to any Infrastructure Event, (ii) to the extent such Transaction Party Hydrocarbons do not constitute Eligible Hydrocarbons, and are stored subject to no Liens other than Permitted Liens, (iii) where (x) such Hydrocarbons are stored in Infrastructure neither owned nor operated by Party B or any Affiliate thereof, (y) the third-party operator of such Infrastructure maintains records which are, in Party A’s reasonable discretion, sufficient to identify Transaction Party Hydrocarbons and keep them in accordance with prudent industry practices and (z) the third-party owner and operator of such Infrastructure is in the business of using such Infrastructure to provide, as applicable, storage or transportation services for third-party customers or (iv) where such commingling occurs (x) in linefill or tank bottoms relating to the Approved Infrastructure or Excluded Approved Infrastructure with respect to de minimis volumes or (y) in Approved Infrastructure or Excluded Approved Infrastructure so long as for each type and grade of Third Party Hydrocarbons commingled in Approved Infrastructure, the Excluded Approved Infrastructure contains an equal or greater volume of Hydrocarbons of the same type and grade.

(d)    Notices relating to Infrastructure.

(i)    Party B shall notify Party A at least five (5) Business Days prior to the effectiveness of any agreement or amendment to which Party B is a party where such agreement or amendment relates to Approved Infrastructure or to any other Infrastructure in which Collateral is in storage or in transit. Such notice shall include a copy of such agreement or amendment.

(ii)    Party B shall provide to Party A a copy of each notice received by Party B relating to any Approved Infrastructure or to any other Infrastructure in which Collateral is in storage or in transit, in each case where such notice relates to one or more of the following (each such notice, an “Infrastructure Notice”): (1) scheduled or unscheduled maintenance, (2) any actual or alleged default, event of default, termination event, or similar event (however defined), (3) any force majeure event, casualty event or exigent circumstances (however defined), (4) any election to terminate or to not renew any material agreement relating to such Approved Infrastructure or Infrastructure or (5) any other circumstance which would reasonably be expected to materially affect Party B’s use of such Approved Infrastructure or other Infrastructure in the ordinary course of its business, the value of Collateral or the ability of Party A to exercise remedies with respect to Collateral.

(iii)    Each Infrastructure Notice shall be delivered promptly following Party B’s receipt thereof and in any event within five (5) Business Days; provided that if any such Infrastructure Notice by its terms requires a response from Party A or Party B within a shorter period, or indicates that adverse action will happen within a shorter period, then such Infrastructure Notice shall be delivered no later than the Business Day prior to such deadline but in any event no sooner than the Business Day following the day on which such Infrastructure Notice was received by Party B.

(iv)    Party B shall promptly and in any event within one (1) Business Day provide to Party A a notice of the occurrence of any of the following, in each case to the extent relating to the Refinery or any other Infrastructure in which Collateral is in storage or in transit where such Infrastructure is owned or operated by a Transaction Party or any Affiliate thereof: (x) any unscheduled maintenance, (y) any unplanned outages and (z) any other circumstance which would reasonably be expected to materially affect Party B’s use of such Infrastructure. In addition, on or before the first of each calendar month, Party B shall provide to Party A a schedule setting out all planned maintenance anticipated to occur during the following two calendar months, in each case to the extent relating to the Refinery or any other Infrastructure in which Collateral is in storage or in transit where such Infrastructure is owned or operated by a Transaction Party or any Affiliate thereof.

(e)    Care, Custody and Control. Party B affirms that except as may be expressly agreed to the contrary in writing, Party A shall not have, and shall not be deemed to have, responsibility for care, control or supervision over any Infrastructure.

(f)    Waterborne Cargos.

(i)    It is understood that, from time to time, Party B may enter into Party B Sales Contracts pursuant to which Party B will load Hydrocarbons onto barges or vessels at Approved Infrastructure located in Washington state (each, a “Washington Load Port”), with title and risk of loss to such Hydrocarbons to transfer from Party B to the applicable third party purchaser while such Hydrocarbons are in-transit on such barge or vessel. Notwithstanding anything to the contrary herein, any barge or vessel used to make such deliveries shall not constitute Approved Infrastructure from and after the time such barge or vessel departs the applicable Washington Load Port, unless the applicable Party B Sales Contract provides that transfer of title and risk of loss from Party B to the applicable third party shall occur within the territorial waters of the United States (or Canada) immediately at such time as such barge or vessel leaves the territorial waters of Washington state. Party B shall use good faith, commercially reasonable efforts to cause each such barge or vessel to reach the applicable title and risk of loss transfer point as soon as is practicable following departure from the applicable Washington Load Port, provided however that this sentence shall not obligate or permit Party B to expose (or cause the exposure of) such barge or vessel to any risk or hazard to which it would not otherwise be exposed, and shall not obligate or permit Party B to operate or to cause the operation of such barge or vessel other than in accordance with prudent industry and maritime practices and in compliance with all shipping laws and regulations and other Applicable Law.

(ii)    If, following the Effective Date, Party B proposes an amendment to this Agreement so as to allow Party B to enter into International Waters Party B Sales Contracts, then Party A shall evaluate such amendment in good faith, it being understood that Party A’s agreement to enter into such amendment will necessarily be subject to compliance with Party A’s then-applicable internal controls, along with such other conditions (including entry into additional security documentation) as Party A shall deem necessary or appropriate in the circumstances. “International Waters Party B Sales Contract” means a Party B Sales Contract pursuant to which transfer of title and risk of loss with respect to the applicable Hydrocarbons occurs in International Waters.

Part 11 Invoicing; Payment

(a)    Invoice Delivery. Subject to Part 18:

(i)    On each Business Day during the Intermediation Term, Party A shall deliver to Party B a “Daily Invoice”. The Daily Invoices shall initially be delivered in substantially the form delivered by Party A to Party B prior to the Effective Date, provided that (x) Party A shall, with Party B’s consent (which shall not be unreasonably withheld, conditioned or delayed), have the right to make reasonable changes to such form from time to time and (y) Party A shall use commercially reasonable efforts to accommodate such changes to such form as Party B may reasonably request from time to time. Except as expressly indicated to the contrary, the period of time to which each Daily Invoice relates shall be the Invoice Period for such Daily Invoice. Except where expressly provided otherwise in this Agreement, for purposes of calculating Daily Invoices, TAS prices shall be used.

(ii)    Party A shall deliver to Party B a “Monthly Invoice” with respect to each calendar month during the Intermediation Term. The Monthly Invoice with respect to each calendar month shall be delivered during the calendar month following the calendar month to which such Monthly Invoice relates. If the twentieth (20th) day of such following calendar month is a Business Day, or is not a Business Day and is a Sunday or Monday, then such Monthly Invoice shall be delivered on the first (1st) Business Day prior to such twentieth (20th) day. If the twentieth (20th) day of such following calendar month is not a Business Day, and is a Tuesday, Wednesday, Thursday, Friday or Saturday, then such Monthly Invoice shall be delivered on the second (2nd) Business Day prior to such twentieth (20th) day. Except where expressly provided otherwise in this Agreement, for purposes of calculating Monthly Invoices, CMA prices shall be used where available, and TAS prices shall be used otherwise.

(b)    Invoices. Each Daily Invoice or Monthly Invoice, as applicable, shall reflect the amounts set out below to the extent applicable (calculated in each case as per Attachment 2, Attachment 3, Attachment 4 or Attachment 5, as applicable) (collectively, “Invoice Amounts”):

Daily Invoices:

Payments; Advances:

Settlement Amount: Amount owed by Party A or Party B (as per Part 11(d) and Attachment 2).

Receivables Advances: Advances or repayments with respect to Receivables Advances (as per the applicable Incremental Receivables Advance Amount and Incremental Receivables Repayment Amount).

Party A Daily Payable Amount: Amount owed by Party A to Party B as calculated pursuant to Part 3 of Attachment 2.

Party B Daily Payable Amount: Amount owed by Party B to Party A as calculated pursuant to Part 3 of Attachment 2.

Sourcing Payments; Sourcing Advances: All Sourcing Advances and Sourcing Payments with respect to the Sourcing Amount applicable to such Invoice, together with any related Sourcing Differential True-Ups.

Supply Contract Amount: Amount owed by Party B with respect to Supply Contracts.

Early Pay Advances: Advances with respect to Early Pay Advances.

Early Pay Advance Repayments: Repayments of Early Pay Advances as per Part 9(a)(ii)(2) and/or Part 11(g)(iii).

TD Forward Transactions: (1) Payments owed by Party A to Party B with respect to newly executed Additional TD Forward Delivery Transactions (including any applicable Transportation Differential Amount) and (2) Payments owed by Party B to Party A with respect to TD Forward Return Transactions pricing on the applicable Invoice Preparation Day (including any applicable Transportation Differential Amount) (regardless of whether the Cash Settlement Election has been made or deemed made with respect thereto).

Sourcing Credit True-up: Amounts owed by Party A or Party B pursuant to Part 11(f)(v) (for Month-End Invoices) and/or Part 11(f)(vi) (for other Daily Invoices).

Collateral:

Delivery Amount: Amount to be transferred by Party B to Party A as support for the Obligations (calculated as per Attachment 4).

Return Amount: Amount to be transferred by Party A to Party B as no longer required to support the Obligations (calculated as per Attachment 4).

Monthly Invoices:

Payments; Advances:

Party A Monthly Payable Amount: Amount owed by Party A to Party B as calculated pursuant to Part 4 of Attachment 2.

Party B Monthly Payable Amount: Amount owed by Party B to Party A as calculated pursuant to Part 4 of Attachment 2.

(c)    Payment. All amounts due and owing in respect of an Invoice shall be paid by the owing Party to the other Party on the next Business Day. If any such amount owed by Party B to Party A is not timely paid by Party B, then Party A may (but shall not be obligated to) direct the Lockbox Bank to transfer a corresponding amount from the Lockbox Account to Party A in satisfaction of such Party B payment obligation. All amounts owed by Party A to Party B shall be paid to the Lockbox Account. All Delivery Amounts shall be made by transfer to such “Cash Collateral Account” as Party A may designate from time to time.

(d)    Settlement Amount. A Settlement Amount shall be calculated in connection with the preparation of each Daily Invoice, as set forth in more detail in Attachment 2.

(i)    If the Settlement Amount set forth on any Daily Invoice is positive, then it shall represent an amount to be paid by Party B to Party A. Such amount shall constitute a payment to Party A (with such amount being added to the Sourcing Credit).

(ii)    If the Settlement Amount set forth on any Daily Invoice is negative, then it shall represent an obligation of Party A to make an advance to Party B (each, a “Crack Advance”).

(e)    [Reserved]

(f)    Sourcing Amounts; Sourcing Credit. A Sourcing Amount shall be calculated in connection with the preparation of each Daily Invoice:

(i)    Sourcing Payments; Sourcing Advances. Subject in each case to Part 11(f)(iii) and Part 11(f)(iv):

(1)    If, at the time such Daily Invoice is prepared, after taking into account all Settlement Amounts reflected thereon, the Sourcing Credit is greater than such Sourcing Amount, then (x) such Sourcing Amount shall constitute a Party A payment obligation to Party B (each, a “Sourcing Payment”) and (y) the Sourcing Credit shall be reduced by such Sourcing Amount.

(2)    If, at the time such Daily Invoice is prepared, after taking into account all Settlement Amounts reflected thereon, the Sourcing Credit is less than such Sourcing Amount, then (x) the portion of such Sourcing Amount not in excess of the Sourcing Credit shall constitute a Party A payment obligation to Party B (which shall constitute a Sourcing Payment), (y) an amount equal to the remainder of such Sourcing Amount shall constitute a Party A obligation to make a “Sourcing Advance” to Party B and (z) the Sourcing Credit shall be reduced to $0.

(ii)    [Reserved]

(iii)    Sourcing Differential True-Ups. Notwithstanding the foregoing Part 11(f)(i), no Sourcing Advance shall be made with respect to any Party B Purchase Contract which is not a spot contract until and unless Party A and Party B shall have agreed to a procedure by which, for purposes of Sourcing Advances, the differential applicable thereto may be updated or trued-up from time to time so as to reflect then current market prices (“Sourcing Differential True-Ups”).

(iv)    Escrow Arrangements. Notwithstanding the foregoing Part 11(f)(i), each Sourcing Advance or Sourcing Payment made in connection with a Party B Credit Support Purchase Contract or Party B LC Purchase Contract shall be paid by Party A directly to the Escrow Agent for deposit into the Escrow Account. Prior to noon New York time on the Business Day prior to the day on which a Sourcing Advance or Sourcing Payment is to be made in connection with any Party B Credit Support Purchase Contract or Party B LC Purchase Contract, Party B shall deliver to Party A a duly-completed, signed Payment Instruction Letter, together with all required attachments. Party A shall promptly review each such Payment Instruction Letter and either countersign such Payment Instruction Letter and deliver it to the Escrow Agent, or advise Party B as to any identified deficiencies therein, as applicable. Party A shall have no liability to Party B for any acts or omissions of the Escrow Agent.

(v)    Sourcing Credit True-up; Sourcing Advance Repayment; Crack Advance Repayment.

(1)    “Sourcing Balance” means an amount, calculated by Party A as of the end of the Invoice Period with respect to a Month-End Invoice, equal to (A) the Sourcing Credit as of such time minus (B) the sum of (x) the aggregate amount of Sourcing Advances and Crack Advances outstanding as of such time and (y) Party A’s estimate, based on best then-available information, of the amounts owed by, as applicable, Party A or Party B, with respect to Party A Purchase Contracts, Party B Crude Purchase Contracts, Party B Credit Support Purchase Contracts and Party B LC Purchase Contracts, in each case solely to the extent that such amount will become due prior to the end of the Payments Period with respect to the next Month-End Invoice (and excluding, for the avoidance of doubt, any such amounts which will become due with respect to Party B Products Purchase Contracts).

(A)    If such Sourcing Balance is positive, then Party A shall pay to Party B an amount equal to such Sourcing Balance, and the Sourcing Credit shall be reduced by such amount. Such Party A payment to Party B shall be reflected on the relevant Month-End Invoice.

(B)    If such Sourcing Balance is negative, then Party B shall pay to Party A an amount equal to the absolute value of such Sourcing Balance, and the Sourcing Credit shall be increased by such amount. Such Party B payment to Party A shall be reflected on the relevant Month-End Invoice.

(2)    All outstanding Sourcing Advances and Crack Advances shall be deemed repaid as of the end of each Month-End Invoice’s Invoice Period, and the Sourcing Credit shall as of such time be deemed reduced by an amount equal to the aggregate amount of such deemed repayment. Such repayments and reduction shall be reflected on such Month-End Invoice.

(g)    Early Pay Advances.

(i)    Subject to the requirements set forth in this Part 11(g), Party B may, from time to time, by written notice to Party A require that Party A make to Party B an Advance (collectively, the “Specified Early Pay Advances”) with respect to one or more specifically identified Party B Crude Purchase Contracts with respect to which Party B’s payment obligations have not yet come due. Each such notice shall be delivered on or before the first (1st) Business Day before the date on which such Specified Early Pay Advance is requested to be paid and shall state the amount of the requested Advance. Party A’s obligation to make Specified Early Pay Advances shall be subject to the following:

(1)    The aggregate Specified Early Pay Advance made with respect to any Party B Crude Purchase Contract may not exceed the value of Eligible Crude delivered thereunder (such value determined by reference to applicable contract volumes and delivery date TAS Applicable Curve pricing).

(2)    At or before the time such Specified Early Pay Advance is made, Party A shall have received evidence satisfactory to Party A that all applicable Eligible Crude with respect to such Party B Crude Purchase Contract have been delivered (such evidence to include evidence of title transfer).

(3)    If Party B has requested that Party A make Automatic Early Pay Advances with respect to deliveries during a calendar month, then during such calendar month no Specified Early Pay Advance under this Part 11(g)(i) shall be made if, after giving effect thereto, the aggregate Automatic Early Pay Advances for such calendar month would exceed such calendar month’s Eligible Automatic Early Pay Amount.

(ii)    In addition, Party B may, by written notice to Party A (each such notice, an “Automatic Early Pay Advance Notice”) delivered at least one (1) Business Day prior to the end of a calendar month, require that Party A make to Party B Advances (collectively, “Automatic Early Pay Advances” and, together with the Specified Early Pay Advances, collectively the “Early Pay Advances”) with respect to some or all of the Crude (in each case, solely to the extent constituting Eligible Crude) delivered or anticipated to be delivered to Party B during such calendar month. Commencing on the next Business Day following Party A’s receipt of an Automatic Early Pay Advance Notice for any month, Party A shall make to Party B with respect to each day in such calendar month following Party A’s receipt of such Automatic Early Pay Advance Notice, and each Daily Invoice with respect to each such day in such calendar month shall reflect, an Automatic Early Pay Advance in an amount equal to the value of Eligible Automatic Early Pay Volume for such day (as determined by reference to the Party B Daily Report(s), delivery date TAS prices for Applicable Curve), subject in each case to the following:

(1)    The volume of Crude with respect to which Automatic Early Pay Advances are made on any day during any calendar month shall not exceed the Eligible Automatic Early Pay Volume for such day. “Eligible Automatic Early Pay Volume” means, for any day in any calendar month, the then-current excess (if any) of: (1) the aggregate volume of Eligible Crude actually delivered to Party B during such calendar month pursuant to Supply Contracts, Party B Crude Purchase Contracts, Party B Credit Support Purchase Contracts and Party B LC Purchase Contracts, as determined in each case by reference to applicable Party B Reports over (2) the sum of (x) 110% of the contractual volumes of Eligible Crude required to be delivered to Party B during such calendar month pursuant to Supply Contracts, Party B Credit Support Purchase Contracts and Party B LC Purchase Contracts (excluding, for the avoidance of doubt, volumes required to be delivered pursuant to Party B Crude Purchase Contracts) (such contractual volumes to be determined by reference to the applicable Party B Delivery Report(s)) and (y) the volumes of Eligible Crude delivered in such month with respect to which Party A has made Early Pay Advances.

(2)    No Automatic Early Pay Advance shall be made to the extent that after giving effect thereto (x) the aggregate Automatic Early Pay Advances for such calendar month would exceed such calendar month’s Eligible Automatic Early Pay Amount, (y) applicable maximums specified by Party B in its written notice would be exceeded or (z) the aggregate volume of Eligible Crude with respect to which Early Pay Advances have been made would exceed the aggregate volume of Eligible Crude required to be delivered to Party B during such calendar month pursuant to Party B Crude Purchase Contracts (as determined by reference to the applicable Party B Delivery Report).

(iii)    Early Pay Advance Repayments. Except as otherwise required pursuant to Part 9(a)(ii)(2), if on any day, Party B’s payment obligation(s) are due under one or more Party B Purchase Contracts, Party B shall, subject to Part 11(m), on such day be required to repay to Party A Early Pay Advances in an amount equal to the aggregate Early Pay Advances made in respect of such Party B Purchase Contracts, and such aggregate Early Pay Advance repayment obligation shall be included in the Daily Invoice having the Payment Period that includes such day.

(h)    TD Forward Maximum Volumes.

(i)    [Reserved]

(ii)    Crude. Notwithstanding anything to the contrary herein, no new Early Pay Advances shall be made on any day during any Specified Reference Period if and to the extent that after giving effect to such new Early Pay Advances, the volume of Eligible Crude with respect to which Early Pay Advances have been made during such Specified Reference Period, exceeds, without duplication:

The volume of Eligible Crude with respect to which amounts have been included in Settlement Amounts calculated with respect to such Specified Reference Period.

•	The excess, calculated as of the beginning of such Specified Reference Period, of the TD Forward Maximum Volume for Crude over the volume of Eligible Crude.

(iii)    Refined Products. Notwithstanding anything to the contrary herein, and solely with respect to Eligible Hydrocarbons and Hydrocarbon Groups not constituting Crude:

(1)    The volume of Eligible Hydrocarbons in a Hydrocarbon Group (calculated with respect to any Specified Reference Period) with respect to which amounts are included in Produced Amounts or Deemed Produced Amounts shall not exceed:

The volume of Eligible Hydrocarbons in such Hydrocarbon Group with respect to which amounts have been included in Sales Amounts or Consumed Amounts calculated with respect to such Specified Reference Period.

•

The excess, calculated as of the beginning of such Specified Reference Period, of the TD Forward Maximum Volume for such Hydrocarbon Group over the volume of Eligible Hydrocarbons in such Hydrocarbon Group.

Party A shall have the right to, in connection with the preparation of any Invoice, test for compliance with this Part 11(h)(iii).

(2)    To the extent necessary to avoid a breach of the immediately preceding clause (1), Party A shall have the right to, in connection with the preparation of any Invoice and in its commercially reasonable discretion, (x) exclude volumes for purposes of calculating Produced Amounts and Deemed Produced Amounts, (y) refuse to make Crack Advances or (z) reduce or offset any payment or Advance that would otherwise be included in such Invoice.

(3)    If Party A determines, in its commercially reasonable discretion, that a breach of the preceding clause (1) has occurred, then Party A shall have the right to require (and include on an Invoice) the return of any payment or repayment of any Advance made in breach of such clause (1), in each case only to the extent of the relevant breach, with all losses, costs or gains resulting therefrom to be for the account of Party B.

(iv)    A “Specified Reference Period” with respect to a Hydrocarbon Group shall commence immediately following the end of the Invoice Period for each Month-End Invoice (and each other Daily Invoice reflecting the execution of an Additional TD Forward Delivery Transaction with respect to the applicable Hydrocarbon Group) and shall end upon the commencement of the Invoice Period for the following Month-End Invoice (or, if earlier, the commencement of the Invoice Period for the next following Daily Invoice reflecting the execution of an Additional TD Forward Delivery Transaction with respect to the applicable Hydrocarbon Group).

(i)    Supporting Documentation. Party A shall upon Party B’s reasonable request provide Party B with copies of all documents and records in its possession reasonably related to the calculation of any formula, invoice, statement or the amount of any payment under this Agreement or any other Transaction Document. This Part 11(i) shall survive eighteen months following the end of the Intermediation Term.

(j)    Invoice Preparation; Adjustments. Each Invoice and Reconciliation Invoice shall be prepared in good faith based on best then available information. If at any time Party A in good faith determines that a previously issued Invoice should be adjusted, then Party A may incorporate such adjustments in subsequent Invoices.

(k)    Disputes. If Party B in good faith disputes the accuracy of any amount invoiced, Party B shall pay the undisputed amount and the disputed amount in excess of $250,000, and shall provide written notice stating the reasons why the disputed amount is incorrect, along with supporting documentation. If the Parties do not resolve such dispute within ten (10) Business Days (with both parties required to negotiate such dispute in good faith), either Party may pursue any remedy available at law or in equity to enforce its rights hereunder. If in resolution of any such dispute one Party must make a payment, then such payee shall pay interest from and including the original payment due date at the Default Rate.

(l)    Payment Netting. If on any date amounts (other than Delivery Amounts or Return Amounts) would otherwise be payable by each Party to the other in respect of this Agreement or any other Transaction Document, then each Party’s obligation to make payment of any such amount will be automatically satisfied and discharged through netting, and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other Party, replaced by an obligation upon the Party by whom the larger aggregate amount would have been payable to pay to the other Party the excess of the larger aggregate amount over the smaller aggregate amount.

(m)    Payment Convention. Any payment due on a non-Business Day shall instead be due on the first preceding Business Day, except that payments due on a Sunday or a Monday that is not a Business Day shall be due on the first following Business Day.

(n)    [Reserved]

(o)    [Reserved]

Part 12 Collateral

(a)    Eligible Hydrocarbons, Eligible Receivables.

(i)    If on any day Party B has reason to believe that any portion of Hydrocarbons or Receivables has ceased to constitute Eligible Hydrocarbons or Eligible Receivables, then Party B shall so notify Party A (such notification to come, at the latest, via prominent inclusion in the Party B Daily Report delivered with respect to such day) (any such notice, a “Party B Ineligibility Notice”). Such Party B Ineligibility Notice shall include reasonably detailed information regarding the Hydrocarbons (if any) and Receivables (if any) subject thereto. As additional information becomes available, Party B shall supplement such Ineligibility Notice so as to ensure that, as so supplemented, the information contained therein is and remains complete and accurate in all material respects.

(ii)    If on any day Party A in its good faith commercially reasonable discretion determines that any portion of Party B’s Hydrocarbon or Receivable inventory has ceased to constitute Eligible Hydrocarbons or Eligible Receivables, then Party A shall so-notify Party B promptly, such notice to include an explanation of the basis for such determination (such notification to come, at the latest, via prominent written attachment to the Daily Invoice delivered by Party A with respect to such day) (any such notice, a “Party A Ineligibility Notice” and together with any Party B Ineligibility Notice, an “Ineligibility Notice”). Following delivery of any Ineligibility Notice (x) the delivering Party shall deliver to the receiving Party such supporting information as the receiving Party may reasonably request and (y) Party B shall deliver to Party A supplements to such Ineligibility Notice (regardless of whether such notice was originally delivered by Party A or Party B) as needed to ensure that, as so supplemented, such notice is and remains complete and accurate in all material respects. For the avoidance of doubt, following the delivery of any Ineligibility Notice, the Hydrocarbons or Receivables subject thereto shall cease to Eligible Hydrocarbons or Eligible Receivables for all purposes unless and until such Hydrocarbons or Receivables again constitute Eligible Hydrocarbons or Eligible Receivables pursuant to the terms hereof.

(b)    Cash Collateral. Party A shall, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to: (x) sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Cash Collateral it holds, free from any claim or right of any nature whatsoever of Party B, including any equity or right of redemption by the Party B and (y) register any Cash Collateral in the name of Party A or a nominee. For purposes of its obligation to make payments with respect to Return Amounts and any rights or remedies authorized under this Agreement or any other Transaction Document,

Party A shall be deemed to continue to hold all Cash Collateral regardless of whether Party A has exercised any rights with respect to any posted collateral pursuant to this Part 12(b). Party B hereby acknowledges and agrees that all Delivery Amounts paid by Party B shall constitute Collateral for purposes of this Agreement, the Collateral Agreement and the other Transaction Documents.

(c)    Loss Given Default Collateralization. Within three (3) Business Days after Party A receives the notice from Party B in which Party B makes the election contemplated by the second proviso in Part 16(l)(vi), Party B will deliver cash as margin (any cash held or delivered under this Part 12(c) being referred to as “Part 12(c) Collateral”) to Party A in an amount equal to the then-applicable Loss Given Default Estimate. At least five (5) Business Days prior to the beginning of each calendar quarter, Party A will update the Loss Given Default Estimate and, within one (1) Business Day prior to the beginning of the applicable calendar quarter, Party A will return excess Part 12(c) Collateral or Party B will deliver additional Part 12(c) Collateral such that Party A holds Part 12(c) Collateral in an amount equal to the then-current Loss Given Default Estimate. Party A shall have the same rights with respect to Part 12(c) Collateral as it has with respect to Cash Collateral under Part 12(b). Party B hereby acknowledges and agrees that all Part 12(c) Collateral shall constitute Collateral for purposes of this Agreement, the Collateral Agreement and the other Transaction Documents. Part 12(c) Collateral shall not bear interest. At Party A’s election, Part 12(c) Collateral can be included in any calculation of a Close-Out Amount or in a Reconciliation Invoice. Part 12(c) Collateral will be “restricted” and, accordingly, not included in Liquidity.

(d)    Party A shall have the right, from time to time, upon notice to the Grantors (as defined in the Collateral Agreement), to (1) modify the definitions of “Eligible Receivables” and “Eligible Hydrocarbons” herein, (2) modify the definition of “Receivables Advance Rate” in the Fee Letter, (3) alter its Review Requirements for Prospective Purchase Contacts and any other criteria regarding its entry into a Party A Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contact and (4) modify other provisions of this Agreement; provided that, in each case, MLC shall exercise such right in a commercially reasonable manner in order to address, if adverse to MLC, the economic or operational effect of, or commercial or operational risks resulting from, the amendments to the definition of “Collateral” in the Collateral Agreement effected pursuant to that certain Second Amendment to the Collateral Agreement.

Part 13 Indemnification

(a)    Party B Duty to Indemnify.

(i)    To the fullest extent permitted by Applicable Laws, Party B shall defend, indemnify and hold harmless Party A, its Affiliates, and their respective advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers and representatives from and against any Liabilities directly or indirectly arising out of (i) any breach by Party B (or any other Transaction Party or Par LLC) of any covenant contained in this Agreement or any other Transaction Document or made in connection therewith, (ii) any representation or warranty of Party B (or any other Transaction Party or Par LLC) made in this Agreement, any other

Transaction Document or in connection therewith, in each case, proving to be false or misleading in any material respect (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified), (iii) any failure by Party B (or any other Transaction Party or Par LLC) to comply with or observe any Applicable Laws (including Environmental Laws and the failure to obtain or maintain any Environmental Permits), (iv) the negligence or willful misconduct of Party B (or any other Transaction Party or Par LLC) or (v) injury, disease or death of any person, damage to or loss of any property or any fine or penalty, any of which is caused by Party B (or any other Transaction Party or Par LLC) or by any such Person’s advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers or representatives in the exercise of any of the rights granted under this Agreement or any other Transaction Documents, except, in each case under this Part 13(a)(i), to the extent that such Liabilities were due to any Party A Event.

(ii)    To the fullest extent permitted by Applicable Laws, Party B shall defend, indemnify and hold harmless Party A, its Affiliates, and their respective advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers and representatives from and against any Liabilities directly or indirectly arising out of this Agreement (to the extent not due to a Party A Event), any other Transaction Documents, or Party A’s or any Counterparty’s performance hereunder or thereunder, in each case to the extent not resulting from a Party A Event, including, (i) any actual or alleged failure of any Hydrocarbons delivered pursuant to a Hydrocarbon Contract to conform to the specifications, quantity and title requirements set forth in such Hydrocarbon Contract, (ii) any actual or alleged breach by Party A of any representations or warranties relating to the terms of, or contained in the general terms and conditions applicable to, any Hydrocarbon Contract, but in each case excluding any actual or alleged breach by Party A of any such representations and warranties in respect of organization, powers, due authorization, enforceability, no conflicts, litigation and compliance with laws and material agreements that are specific to Party A or (iii) any actual or alleged breach by any Counterparty or by Party B of any term of any Hydrocarbon Contract.

(iii)    Without limiting the above-described indemnities, Party B shall defend, indemnify, reimburse and hold harmless Party A, its Affiliates, and their respective advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers and representatives from and against any Liabilities (including the costs of any Response, natural resources damages, personal injury and property damage, civil and criminal fines or penalties, and defense costs and expenses including reasonable attorneys’ fees and disbursements) under any applicable Environmental Law (including the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., CERCLA, the Oil Pollution Act, 33 U.S.C. §§2701 et seq, the Clean Water Act, 33 U.S.C. §§1251 et seq., and any state law equivalents, or any successor statutes thereto) resulting directly or indirectly from the storage, movement, transportation or delivery of Hydrocarbons, including from, to, on or through any Infrastructure, or any spill, leak, seepage or discharge to the environment of Hydrocarbons, except to the extent that such liability is due to the negligence or willful misconduct on the part of Party A, its Affiliates or any of their respective advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers or representatives.

(b)    Party A’s Duty to Indemnify. To the fullest extent permitted by Applicable Laws Party A shall defend, indemnify and hold harmless the Transaction Parties, their Affiliates, and their respective advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers and representatives from and against any Liabilities directly or indirectly arising out of (i) any breach by Party A of any covenant or agreement contained in this Agreement or any other Transaction Document or made in connection therewith, (ii) any representation or warranty of Party A made in this Agreement, any other Transaction Document or in connection therewith, in each case, proving to be false or misleading in any material respect (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified), (iii) any failure by Party A to comply with or observe any Applicable Laws (including Environmental Laws), (iv) Party A’s negligence or willful misconduct, or (v) injury, disease, or death of any person, damage to or loss of any property, or any fine or penalty, any of which is caused by Party A or its advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers or representatives in the exercise of any of the rights granted under this Agreement or any other Transaction Documents except, in each case under this Part 13(b), to the extent that such Liabilities were caused by the gross negligence or willful misconduct on the part of, or any unexcused failure to perform under any Transaction Document by any Transaction Party or Par LLC or any of their respective advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers or representatives.

Part 14 Additional Representations

Additional Representation will apply. For the purpose of Section 3, each of the following will constitute an Additional Representation, which will be made by the party indicated below at the times specified below.

(a)    Representations of Party B. Party B, on behalf of itself and each other Transaction Party (except as otherwise set forth below), represents and warrants to Party A (which representations will be deemed to be repeated by each such Transaction Party on each day of the Intermediation Term):

(i)    No Change. As of the Effective Date, except as may be listed on Exhibit 14(a)(i), since September 30, 2015, there has been no development, circumstance or event, either individually or in the aggregate, which has had or could reasonably be expected to have a Material Adverse Effect.

(ii)    Existence; Good Standing. It and each of its Subsidiaries (1) is duly formed or organized, validly existing and, to the extent relevant under Applicable Law, in good standing under the laws of the jurisdiction of its organization or incorporation, (2) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals, to conduct the business in which it is currently engaged, (3) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required (except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect) and (4) is in compliance with all Applicable Laws applicable to it except in such instances in which (A) such requirement of Applicable Law is being contested in good faith by appropriate proceedings diligently conducted; or (B) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(iii)    Power; Authorization; Enforceable Obligations. It and each of its Subsidiaries has the power and authority, and the legal right, to make, deliver, execute and perform this Agreement and the other Transaction Documents to which it is party, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each such Transaction Document to which it is a party. This Agreement has been duly executed and delivered by Party B and constitutes and each other Transaction Document to which any Transaction Party is a party, when executed and delivered by such Transaction Party will constitute, the legal, valid and binding obligations of it, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) against it in accordance with their respective terms. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority to which it is subject is required in connection with the transactions contemplated hereunder or with the execution, delivery or performance by it or the validity in respect of or enforceability against it of the Transaction Documents to which it or any of its Subsidiaries is a party, except those that have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Transaction Documents.

(iv)    No Legal Bar. The execution, delivery and performance of this Agreement each other Transaction Documents to which it or any of its Subsidiaries is party (1) will not violate Applicable Law or any order, injunction, writ or decree of any Governmental Authority applicable to it, any of its Subsidiaries or any of their respective Property, (2) will not violate or result in a default under any Material Contract or its constituent documents and (3) will not result in the creation or imposition of any Liens (other than Permitted Liens) on any Transaction Party’s properties or revenues pursuant to any such Applicable Law or Material Contract to which it or any of its Subsidiaries is party.

(v)    No Material Litigation. Except as set forth in Exhibit 14(a)(v), no action, suit, proceeding, claim, dispute, litigation, investigation or proceeding of or before any court, arbitrator or Governmental Authority is pending or, to the Actual Knowledge of such Transaction Party, is threatened against or affecting, any such Transaction Party or against any of its properties or revenues (1) with respect to this Agreement or any other Transaction Document to which it is a party or any of the transactions contemplated hereby or thereby or (2) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(vi)    No Default. Each Transaction Party is not in default under or with respect to any Material Contract (including any Potential Event of Default) to which it is a party such that such default or defaults, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(vii)    Taxes. Each Transaction Party has timely filed or caused to be filed all federal, state and other tax returns and reports required to be filed, and has timely paid or caused to be paid all federal, state and other taxes (whether or not shown on a tax return) due and payable by it or any of its property and all other taxes, fees or other charges imposed on it or any of its property, income or assets by any Governmental Authority, except (1) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained on the books and records of such Transaction Party in accordance with GAAP or (2) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(viii)    Accuracy and Completeness of Information. No written factual information, report or other materials with respect to such Transaction Party furnished by or on behalf of Party B or any other Transaction Party to Party A, and no written representation made to Party A, in connection with this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact (with the Knowledge of such Transaction Party, in the case of any document not furnished by it) necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Transaction Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(ix)    Margin Regulations; Investment Company Act.

(1)    No part of the Specified Funds will be used whether directly or indirectly, for any purpose that entails, directly or indirectly, a violation of Regulations T, U or X of the Federal Reserve.

(2)    Neither Party B nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(x)    Collateral Documents; Valid Liens; Hedging Activity.

(1)    The Collateral Documents are effective to create in favor of Party A, legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, the Collateral to the extent that an enforceable Lien in such Collateral may be created under any Applicable Law (including, without limitation, Article 9 of the UCC and the PPSA). The Liens created by the Collateral Agreement shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC or PPSA as in effect at the relevant time in the relevant jurisdiction), in each case having priority over all other Liens on the Collateral except in the case of the (1) Permitted Liens described in Part 16(a)(i), Part 16(a)(ii), Part 16(a)(v), Part 16(a)(viii), Part 16(a)(x) and Part 16(a)(xi) and (2) Liens perfected under Applicable Laws only by possession (including possession of any certificate of title) to the extent Party A has not obtained or does not maintain possession of such Collateral.

(2)    All hedging positions taken by Party B and all futures contracts and other derivative transactions entered into have been entered into in accordance with Party B’s risk management and trading policies as described in Part 15(q).

(xi)    Solvency. Immediately after giving effect to this Agreement, the other Transaction Documents and the transactions to occur on or after the Effective Date contemplated hereby and thereby, Party B and its Subsidiaries, taken as a whole, are and will be Solvent. Party B does not intend to, nor will it permit any of its Subsidiaries to, and Party B does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

(xii)    Ownership of Collateral; Liens.

(1)    Generally. Each Transaction Party has good title to, a license to or valid leasehold interests in, all Property material to its business free and clear of all Liens, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purpose and Permitted Liens. The Property of each Transaction Party, taken as a whole (x) is in good operating order, condition and repair (ordinary wear and tear excepted) and (y) constitutes all the Property which is required for the business and operations of such Transaction Party as presently conducted.

(2)    No Casualty Event. As of the Effective Date, to the Knowledge of Party B, no Transaction Party has received any written notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any material Casualty Event affecting all or any portion of its property.

(3)    Collateral. To the Actual Knowledge of Party B, no material claim has been made and remains outstanding that any Transaction Party’s use of any Collateral does or may violate the rights of any third party.

(xiii)    Employee Benefit Plans. Party B maintains certain employee benefits plans (the “Employee Benefit Plans”). No other Transaction Party maintains employee benefit plans. As to any of the Employee Benefit Plans maintained by Party B:

(1)    each Employee Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect;

(2)    each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code;

(3)    all contributions (including all employer contributions and employee salary reduction contributions) and premiums or other payments that are due have been paid to each such Employee Benefit Plan when due;

(4)    no asset of Party B is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither Party B nor any ERISA Affiliate (as defined in ERISA) has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to pose any such security;

(5)    the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings to terminate any employee pension benefit plan as defined in Section 3(2) of ERISA that is maintained by Party B or any ERISA Affiliate and to the Actual Knowledge of Party B, there is no condition that could reasonably present a material risk that such proceedings will be instituted;

(6)    no Employee Benefit Plan that is maintained by Party B or any ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the Effective Date;

(7)    neither Party B nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA), and to the Actual Knowledge of Party B there is no condition that could reasonably be expected to result in Party B or an ERISA Affiliate incurring any such liability other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA (which premiums have been paid when due); and

(8)    neither Party B nor any ERISA Affiliate contributes to, nor ever has contributed to, nor ever has been required to contribute to any multiemployer plans as defined in Section 3(37) or Section 4001(a)(3) of ERISA, nor has any liability (including withdrawal liability) under any multiemployer plan.

(xiv)    Financial Information. All financial statements, reports and information provided by such Transaction Party or Par LLC have been prepared in accordance with GAAP (except as otherwise expressly noted therein), applied on a consistent basis and presented fairly and accurately the financial condition of the entity covered thereby as of such date(s) stated therein and the results of operations of such entity covered thereby for such periods covered thereby.

(xv)    Material Contracts. No Transaction Party is party to any Material Contract, except (1) as set forth on Exhibit 14(a)(xv), (2) Hydrocarbon Contracts required to be disclosed on any Party B Daily Report (solely to the extent such Hydrocarbon Contracts are timely disclosed thereon) and (3) as otherwise disclosed to Party A in writing from time to time following the Effective Date.

(xvi)    Environmental Matters. Except as set forth on Exhibit 14(a)(xvi), to Party B’s Knowledge, there are no material environmental conditions in respect of the ongoing business affairs and operations of any Transaction Party and Party B has not received nor is aware of: (1) any material complaint, order, directive, claim, citation or notice from any Governmental Authority; or (2) any material written communication from any Person concerning the failure by any Transaction Party (or any Affiliate thereof) to undertake its operations and activities in compliance with applicable federal and state environmental laws, regulations and rulings.

(xvii)    Labor Matters. Except as set forth on Exhibit 14(a)(xvii) , there are currently, and have been within the past five (5) years, no ongoing or, to the Actual Knowledge of Party B, threatened, strikes, walkouts, slowdowns, work stoppages or other similar labor difficulty by the employees of any Transaction Party (or any Affiliate thereof), except for any that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(xviii)    Sanctions. Neither such Transaction Party, Par LLC nor, to the Knowledge of Party B or Par LLC, any Related Party thereof, (1) is currently the subject of any Sanctions, (2) is located, organized or residing in any Designated Jurisdiction, or (3) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Specified Funds, use of proceeds herefrom or other transaction contemplated by this Agreement or any of the other Transaction Documents will violate any applicable Sanctions.

(xix)    Intellectual Property. Each Transaction Party owns, licenses or possesses the right to use all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) necessary for the operation of its respective business, as currently conducted, and such IP Rights do not infringe upon or violate the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(xx)    Insurance. Party B maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their real and personal property, in such amounts, with such deductibles and covering such properties and risks as is set forth on Exhibit 13(c).

(xxi)    Subsidiaries; Equity Interests; USOT WA. Except as set forth in Exhibit 14(a)(xxi) or as otherwise disclosed to Party A in writing, (1) Party B has no Subsidiaries or equity investments, (2) all of the outstanding Equity Interests in each Transaction Party have been validly issued and are fully paid and non-assessable and (3) Party B, directly or indirectly, owns all Equity Interests in each Guarantor (other than Par LLC) free and clear of all Liens other than Permitted Liens and Par LLC, directly or indirectly, owns all Equity Interests in Party B. Exhibit 14(a)(xxi), sets forth the ownership of all Equity Interests of each Transaction Party. Each Transaction Party has provided true and correct copies of all of its constituent documents to

Party A, including all amendments thereto, and each such constituent document is valid and in full force and effect. With respect to Party B’s Subsidiary USOT WA, LLC (“USOT WA”), USOT WA does not engage in any business activities or have any assets, property or liabilities other than its ownership of the USOT Property, and there are no Liens encumbering such assets.

(b)    Further Representations of the Parties. Party A represents to each Transaction Party, and each Transaction Party represents to Party A (which representations will be deemed to be repeated on each date on which a Transaction or Supply Contract (collectively, “Buy/Sell Transactions”) is entered into) that:

(i)    Relationship Between Parties. Absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for such Buy/Sell Transaction:

(1)    Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Buy/Sell Transaction and as to whether that Buy/Sell Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Buy/Sell Transaction, it being understood that information and explanations related to the terms and conditions of a Buy/Sell Transaction shall not be considered investment advice or a recommendation to enter into that Buy/Sell Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Buy/Sell Transaction.

(2)    Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Buy/Sell Transaction. It is also capable of assuming, and assumes, the risks of that Buy/Sell Transaction.

(3)    Status of Parties. The other party is not acting as a fiduciary for or an advisor to it in respect of that Buy/Sell Transaction.

(ii)    Eligible Contract Participant. It is an “eligible contract participant” and that each guarantor of its Swap Obligations (as defined below), if any, is an “eligible contract participant,” as such term is defined in the Commodity Exchange Act. For purposes of this provision, “Swap Obligation” means an obligation incurred with respect to a transaction that is a “swap” as defined in the Section 1a(47) of the Commodity Exchange Act and regulations thereunder.

Part 15 Affirmative Covenants

Party B covenants and agrees that, as of the Effective Date and until the earlier to occur of the Discharge of Obligations or the Discharge of Lien Package, unless Party A shall otherwise consent in writing, Party B shall, and Party B shall cause each other Transaction Party to:

(a)    Financial Statements. Furnish to Party A, in form and substance satisfactory to Party A:

(i)    as soon as available, but in any event within 120 days after the end of each fiscal year of

(1)    Par LLC, Par LLC’s (i) annual consolidated balance sheet and statement of income, which are internally prepared and included in Par Pacific Holdings, Inc.’s annual 10-K filing in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and (ii) annual consolidated internally prepared statements of changes in stockholders’ equity and cash flows, setting forth in each case in comparative form the figures for the previous year; and

(2)    Party B, Party B’s annual consolidated balance sheet and statement of income, which are internally prepared, setting forth in each case in comparative form the figures for the previous year;

(ii)    as soon as available, but, in any event, within 90 days of the commencement of each Transaction Party’s fiscal year and 45 days from the end of each quarter ending on March 31, June 30 and September 30, a forecast of such Transaction Party’s consolidated operations, including a forecast for capital expenditures in the period covered thereby. Any amendment or modification of any such forecast for capital expenditures by Party B shall be delivered to Party A within thirty (30) days of its adoption (except that with respect to the 2019 fiscal year, no comparative figures will be required to be presented for the 2018 fiscal year);

(iii)    within sixty (60) days from the end of each quarter ending on March 31, June 30 and September 30, (A) Par LLC’s internally prepared quarterly, consolidated balance sheet and statements of income, changes in stockholders’ equity, and cash flows for such quarter, (B) Party B’s internally prepared quarterly, consolidated balance sheet and statement of income for such quarter and (C) each Transaction Party’s and Par LLC’s Compliance Certificate (which Par LLC shall deliver to Party B), as is described in more detail in Part 15(b);

(iv)    with respect to (A) Par LLC’s final quarter in each of its fiscal years, Party B shall deliver to Party A within ninety (90) days of such quarter’s end Par LLC’s internally prepared, quarterly, consolidated financial statements (including the balance sheet and statements of income and retained earnings and cash flows for such quarter), (B) Party B’s final quarter in each of its fiscal years, Party B shall deliver to Party A within ninety (90) days of such quarter’s end Party B’s internally prepared, quarterly, consolidated balance sheet and statement of income for such quarter and (C) each Transaction Party’s and Par LLC’s final quarter in each of its fiscal years, Party B shall deliver to Party A within ninety (90) days of such quarter’s end, as is described in more detail in Part 15(b), each Transaction Party’s and Par LLC’s Compliance Certificate (which Par LLC shall deliver to Party B); and

(v)    upon the request of Party A, a written statement from a Responsible Officer that Party B remains in compliance with its risk management and trading policies as described in Part 15(q), together with such detail relating thereto as requested by Party A.

(b)    Certificates; Other Information. Furnish to Party A, in form and substance satisfactory to Party A:

(i)    concurrently with each delivery of financial statements pursuant to Part 15(a), (i) with respect to Part 15(a)(i) only, a certificate of its (or Par LLC’s, if applicable) independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default or Potential Event of Default or, if any such Event of Default or Potential Event of Default shall exist, stating the nature and status of such event, (ii) with respect to Part 15(a)(iii) and (a)(iv) only, a duly completed Compliance Certificate of a Responsible Officer of Party B or, for any Compliance Certificate delivered by Par LLC, of a Responsible Officer of Par LLC, in each case, stating that, to the best of such Responsible Officer’s Knowledge (A) each Transaction Party and Par LLC during such period has observed or performed all of its covenants (including financial covenants) and other agreements, and satisfied every material condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, (B) as of such quarter’s end, there is no Material Adverse Effect and (C) that such Responsible Officer has no Knowledge of any Event of Default or Potential Event of Default except as set forth in such certificate and (iii) a copy of management’s discussion and analysis with respect to such financial statements, to the extent prepared; provided however that to the extent no such management discussion and analysis is prepared with respect to such financial statements, then upon Party A’s request Party B shall schedule a meeting or conference call with Party B’s chief financial officer and chief executive officer on which Party B shall verbally report on such matters and on which Party B shall answer such questions as Party A may reasonably pose;

(ii)    a written notification as promptly as reasonably possible after the occurrence of any material changes in the operations, prospects or business affairs of such Transaction Party or of Par LLC (which, after any such occurrence in respect of Par LLC, shall be reflected in such a written notice so delivered by Par LLC to Party A); and

(iii)    promptly, and in any event within five (5) Business Days after receipt thereof by such Transaction Party or by Par LLC (which, in the case of any such receipt by Par LLC, shall be delivered by Par LLC to Party A), copies of each material notice or other correspondence received from any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any environmental, financial or other material operational conditions or results, which could reasonably be likely to have or result in a Material Adverse Effect.

(c)    Maintenance of Property; Insurance; Compliance with Laws; Conduct of Business.

(i)    (1) Maintain, preserve and protect all property and equipment useful and necessary in the operation of its business in good working order and condition; (2) make all necessary repairs thereto and renewals and replacements thereof, (3) use the prudent standard of care typical in the industry in the operation and maintenance of its facilities, (4) during the periods set forth therein, maintain with financially sound and reputable carriers the types and amounts of insurance set forth on Exhibit 13(c) and such other additional insurance as is customary for entities in the same industry and (5) cause all such insurance to name Party A as an additional insured and/or loss payee, as appropriate, and use commercially reasonable efforts to cause all such insurance to provide that no cancellation, change in amount or change in coverage shall be effective without 30 days’ prior written notice thereof to Party A.

(ii)    Comply in all respects with the requirements of all Applicable Laws applicable to it or its Property, except in such instances in which (1) such requirement of Applicable Law is being contested in good faith by appropriate proceedings diligently conducted or (2) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(iii)    Continue to maintain the nature of such Transaction Party’s business and operations in substantially the same manner as in effect on the 8th Amendment Effective Date and after giving effect to the Par Acquisition and inform Party A, in writing, of any material change in its business operations or organizational structure promptly on becoming aware thereof.

(d)    Notices. Promptly give notice to Party A (and, in any event, within five (5) Business Days of, as applicable, such Transaction Party’s or Par LLC’s Knowledge of the occurrence thereof) of (i) any occurrence of violation or breach of any representation, warranty or covenant, (ii) any occurrence of any Potential Event of Default, Event of Default or Termination Event, (iii) any matter that results in or could reasonably be expected to result in a Material Adverse Effect, (iv) any material change in accounting policies or financial reporting practices by such Transaction Party, (v) any occurrence of any material modification of Party B’s risk management and trading policies or any trading limits contained therein, (vi) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (1) against any Transaction Party or Par LLC that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (2) with respect to any Transaction Document and (vii) any Lien or claim that has been made or asserted against any material portion of the Collateral. Each such notice pursuant to this Part 15(d) shall be accompanied by a certification of a Responsible Officer setting forth in reasonable detail the circumstances of the occurrence referred to therein and any action taken or proposed to be taken with respect thereto.

(e)    Periodic Inspection and Review. Permit, during such time as no Potential Event of Default or Event of Default shall have occurred and be continuing upon reasonable advance notice, Party A or any other designee of Party A to perform, or to have an independent inspector acceptable to Party A and Party B perform, at the reasonable cost and expense of Party B, a periodic due diligence inspection, test and review (and, where applicable, make copies) of all Collateral (including, without limitation, all Eligible Hydrocarbons and Eligible Receivables), Approved Infrastructure, Party B’s books and records, systems, procedures and risk management and trading limits policies. Such inspections shall be conducted on a mutually convenient Business Day during business hours once during each year following the Effective Date, the results of which shall be reasonably satisfactory to Party A in all material respects; provided however, Party A or any other designee shall be entitled to perform additional inspections, tests and reviews of such items on Business Days at any reasonable time and from time to time, in the sole discretion of Party A, after the occurrence and during the continuance of a Potential Event of Default or Event of Default, and such additional inspections shall be at the sole expense of Party B; provided further that Party A shall be permitted to perform such additional inspections, tests and reviews as it reasonably requests upon reasonable advance notice and at its own expense. If any such inspection identifies an adverse condition affecting Approved Infrastructure that is material, then Party A shall so notify Party B promptly along with any other Persons who own or operate such Approved Infrastructure and may, in its good faith discretion, elect to require that the portion of such Infrastructure affected by such material adverse condition cease to qualify as Approved Infrastructure.

(f)    Use of Proceeds. Use the Specified Funds solely for general corporate and working capital purposes in the ordinary course of business consistent with past practice and in no event, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, or for any unlawful purpose.

(g)    Financial Covenants.

(i)    Minimum Liquidity. Party B shall not permit the aggregate amount of its Liquidity to be less than the Minimum Liquidity Threshold.

(h)    Hedging Activities. Effective with the execution by all parties of this Agreement, all hedging activities by, for or on behalf of Party B will be carried out by Party B itself and all futures accounts and other derivative transactions shall be maintained in Party B’s name and (i) shall be pledged under appropriate security agreement(s) to Party A or (ii)(A) shall be maintained with or cleared by any counterparty with Party A’s prior consent, which consent shall not be unreasonably withheld or delayed, or (B) entered into under the Bespoke Hedging Master Agreement.

(i)    Preservation of Existence, Etc. (i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(j)    Books and Records. (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Transaction Party and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Transaction Party.

(k)    Compliance with Environmental Laws; Environmental Permits; Environmental Reports. In accordance with the standards applicable to a reasonable and prudent refinery operator in the refining industry, comply, and use commercially reasonable efforts to cause all lessees, sub-lessees and other persons occupying Real Property owned, operated or leased by any Transaction

Party to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain, renew, extend and/or transfer, as applicable, all Environmental Permits applicable to its operations and Real Property; and conduct any Responses undertaken by any Transaction Party by, and in accordance with, Environmental Laws.

(l)    Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(m)    Further Assurances. Promptly upon request by Party A (all at Party B’s expense), (i) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, documents, agreements, certificates, assurances and other instruments as Party A may reasonably require from time to time in order to (1) carry out more effectively the purposes of the Transaction Documents (including, without limitation, any exercise of remedies thereunder), (2) to the fullest extent permitted by applicable law, subject any Transaction Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (3) perfect and maintain the validity, effectiveness, perfection and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (4) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Party A the rights granted or now or hereafter intended to be granted to Party A under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which any Transaction Party is or is to be a party. Party B shall furnish to Party A such other documents or information as Party A may from time to time reasonably request from any Transaction Party about such Transaction Party, its financial condition, legal affairs, business operations, assets, insurance coverages, sales, operations, etc., any notices provided pursuant to Part 15(d) and any other matter relating to the functioning of this Agreement, its compliance thereof and the Transaction Parties’ obligations hereunder.

(n)    Information Regarding Collateral. Other than pursuant to the Par Acquisition, not effect any change (i) in the legal name of any Transaction Party, (ii) in the location of any Transaction Party’s chief executive office, (iii) in any Transaction Party’s identity or organizational structure, (iv) in any Transaction Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Transaction Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Party A not less than 30 days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by Party A, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Party A may reasonably request and (B) it shall have taken all action reasonably satisfactory to Party A to maintain the perfection and priority of the security interest of Party A in the Collateral, if applicable. Each Transaction Party agrees to promptly provide Party A certified

Organization Documents reflecting any of the changes described in the preceding sentence; provided that certified Organization Documents reflecting any changes described in the preceding sentence effected in connection with the Par Acquisition shall be provided to Party A on or before the 8th Amendment Effective Date.

(o)    Additional Collateral; Additional Guarantors.

(i)    Subject to the terms and conditions of any intercreditor agreement then in effect to which Party A is a party and this Part 15, with respect to any property acquired after the Effective Date by any Transaction Party that is of the same type as that included as Collateral and that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof (or such longer period of time as may be permitted by written consent of Party A)) (i) execute and deliver to Party A such amendments or supplements to the relevant Collateral Documents or such other documents as Party A shall deem reasonably necessary or advisable to grant to Party A a Lien on such property subject to no Liens other than Permitted Liens, and (ii) at the request of Party A, take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Party A. Each Transaction Party shall otherwise take such actions and execute and/or deliver to Party A such documents as Party A shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(ii)    Subject to the terms and conditions of any intercreditor agreement then in effect to which Party A is a party, with respect to any person that is or becomes a Subsidiary after the Effective Date (other than USOT WA), promptly (and in any event within 30 days after such person becomes a Subsidiary, or such longer period of time as may be permitted by written consent by Party A) cause such new Subsidiary (1) to become a “Guarantor” hereunder, by executing a guarantee substantially in the form attached hereto as Annex B (or executing a joinder agreement to a Guarantee), (2) to take such steps as are set forth in Section 8.17 of the Collateral Agreement to become a “Grantor” thereunder and (3) to take all actions reasonably necessary or advisable in the opinion of Party A to cause each Lien created by the Collateral Documents to be duly perfected to the extent required by such Agreement in accordance with Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Party A.

(iii)    Subject to the terms and conditions of any intercreditor agreement then in effect to which Party A is a party, with respect to any new Subsidiary created or acquired after the Effective Date by Party B or any Subsidiary, promptly cause such new Subsidiary (1) to become a Guarantor hereunder, by executing a guarantee substantially in the form attached hereto as Annex B (or executing a joinder agreement to a Guarantee), (2) to take such steps as are set forth in Section 8.17 of the Collateral Agreement to become a “Grantor” thereunder, (3) to take such actions reasonably necessary or advisable to grant to Party A a perfected security interest in the Collateral described in the Collateral Documents with respect to such new Subsidiary, including the filing of financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by Party A, and (4) if reasonably requested by Party A, deliver to the Party A legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to Party A.

(iv)    Notwithstanding anything in this Agreement or any Collateral Document to the contrary, in no event shall the Collateral include, and no Transaction Party shall be required to take any action to create, grant or perfect a security interest in Excluded Property (as defined in the Collateral Agreement).

(p)    Cash Management.

(i)    On the Effective Date, the “Lockbox Account” shall be the Existing Payments Account and the “Lockbox Bank” shall be the Existing Payments Account Bank. Following the Effective Date, Party A and Party B shall cooperate in good faith to as soon as is reasonably practicable establish an account at Bank of America, N.A. (the “BANA Account”), execute a Deposit Account Control Agreement and Transfer Authorization with respect thereto, and take such other steps as Party A may in its discretion deem necessary or appropriate so as to allow such account to become the Lockbox Account. Following the completion of the steps described in the immediately preceding sentence, Party A may by notice to Party B require that the Lockbox Account be changed to the BANA Account and the Lockbox Bank be changed to Bank of America, N.A. After such designation, (A) the parties shall use commercially reasonable efforts to effectuate such designations (including such steps as may be necessary or appropriate to appropriately notify Account Debtors and other third parties), (B) Party B shall cause all funds in the Existing Payments Account to be remitted to the BANA Account at the end of each day and (C) Party B shall use commercially reasonable efforts to close or cause the closure of the Existing Payments Account within sixty (60) days of the date of such designation.

(ii)    Party B shall instruct the Account Debtors to send all payments with respect thereto to the Lockbox Account, and shall use commercially reasonable efforts to cause each such Account Debtor to do so. If at any time any Transaction Party shall receive any payment from any Account Debtor with respect to any Receivable other than through payment into the Lockbox Account or the Existing Payments Account, then such Transaction Party shall promptly (and in any event within three (3) Business Days) remit or cause to be remitted such payment to the Lockbox Account. All such payments received by any Transaction Party shall be held by such Transaction Party in trust for the exclusive benefit of Party A.

(iii)    Party B shall make every effort to provide Party A with access to Existing Payments Account Bank’s automated data system affording on-line read-only access to information regarding the Existing Payments Account and any information confirming a deposit into, a credit to, or a withdrawal from the Existing Payments Account. In the event that Party B cannot make this access available, at Party A’s request, Party B shall provide documentation of daily balances.

(q)    Risk Management and Trading Policies. Party B shall at all times remain in material compliance with its risk management and trading policies and maintain the same in full force and effect.

Part 16 Negative Covenants

Party B covenants and agrees that, as of the Effective Date and until the earlier to occur of the Discharge of Obligations or the Discharge of Lien Package, unless Party A shall otherwise consent in writing, Party B shall not, and Party B shall cause each other Transaction Party to not:

(a)    Limitation on Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien upon, or any negative pledge upon, or with respect to any of its assets, properties or revenues, whether now owned or hereafter acquired, at any time, except for the following (“Permitted Liens”):

(i)    inchoate Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(ii)    statutory and common law Liens in respect of landlords’, carriers’, shippers’, warehousemen’s, mechanics’, materialmen’s, and repairmen’s Liens, or other like Liens incurred in the ordinary course of business, and are not overdue for a period of more than thirty (30) days, are secured against or which are being contested in good faith by appropriate proceedings;

(iii)    (1) Liens created pursuant to the Collateral Documents as security for the Obligations and any negative pledge under this Agreement and (2) other Liens securing Indebtedness permitted to be incurred under Part 16(c)(iii);

(iv)    Liens in connection with a financial hedge (or series of financial hedges) with Party A;

(v)    Liens in the form of pledges and deposits made in the ordinary course of business consistent with past practice in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (other than Liens imposed by ERISA);

(vi)    Liens in the form of deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness and financial hedges), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(vii)    Liens in respect of judgments for the payment of money that do not constitute an Event of Default;

(viii)    Liens in the form of easements, zoning restrictions, rights-of-way and similar encumbrances affecting real property (including minor title deficiencies) imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Party B or any Subsidiary;

(ix)    Liens on any property or asset of any Transaction Party existing on the date hereof and set forth in Exhibit 16(a)(ix); provided that (1) such Lien shall not apply to any other property or asset of Transaction Party and (2) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(x)    Liens existing on any property or asset prior to the acquisition thereof by any Transaction Party or existing on any property or asset of any Person that becomes a Subsidiary of any Transaction Party after the date hereof prior to the time such Person becomes such a Subsidiary; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming such a Subsidiary, as the case may be, (2) such Lien shall not apply to any other property or assets of any Transaction Party and (3) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes such a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(xi)    Liens granted in favor of the Escrow Agent, if any, pursuant to the Escrow Agreement and Liens granted pursuant to any Deposit Account Control Agreements in favor of the account bank party thereto;

(xii)    Liens on cash collateral posted to secure Party B’s non-speculative trading and hedging transactions with or cleared by any counterparty with Party A’s prior consent, which consent shall not be unreasonably withheld or delayed; provided that the aggregate amount of cash collateral secured by such Liens shall not exceed $5,000,000 for any two (2) consecutive Business Day period;

(xiii)    Liens securing Indebtedness permitted to be incurred under Part 16(c)(iv);

(xiv)    for Par LLC only, Liens on the Collateral (as defined in the ABL Credit Agreement) securing Indebtedness contemplated by clause (iii) of the definition of Specified Par LLC Indebtedness;

(xv)    Liens incurred in the ordinary course of business in connection with the purchase of goods or assets, which Liens arise by operation of law in favor of the seller of such goods or assets, only attach to such goods or assets and cease to be in effect upon payment in full of the purchase price for such goods or assets;

(xvi)    Liens on customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii)     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by a Transaction Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks (1) in respect of customary fees and expenses for the maintenance and operation of each such account or (2) for the face amount of any checks which have been credited to any such account but which are subsequently returned unpaid because of uncollected or insufficient funds;

(xviii)    Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies;

(xix)    Liens upon equipment or machinery acquired after the Effective Date and used in the ordinary course of business of Party B or any of its Subsidiaries to secure Indebtedness permitted by Part 16(c), provided that, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of such Transaction Party;

(xx)    Liens upon assets of any Transaction Party subject to capital leases to the extent such capital leases are permitted by Part 16(c)(vii), provided that, (1) such Liens only serve to secure the payment of Indebtedness arising under such Capital Lease Obligation and (2) the Liens encumbering the asset giving rise to such Capital Lease Obligation does not encumber other assets of such Transaction Party; and

(xxi)    Liens which secure “Pari Passu Notes Lien Indebtedness” (as defined in the Existing Indenture) issued by Par LLC and, if a co-issuer of such Indebtedness, Par Petroleum Finance Corp. when the “Secured Leverage Ratio” (as defined in the Existing Indenture) would be no greater than 2.50 to 1.0, as set forth in clause (35) of the definition of “Permitted Liens” as defined in the Existing Indenture and as determined in accordance with the Existing Indenture.

(b)    Limitation on Fundamental Changes. Without the prior written consent of Party A, enter into any merger, spin-off, consolidation, reorganization, partnership or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey (including by joint venture or sale-leaseback transactions) all or any material part of its property, business or assets (other than Permitted Liens), or permit a material change in its business lines and/or operations from those in effect on the Effective Date (whether in one transaction or in a series of transactions).

(c)    Limitation on Additional Indebtedness and Guarantees, etc. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(i)    [Reserved]

(ii)    Indebtedness under this Agreement and the other Transaction Documents;

(iii)    up to $6,000,000, in the aggregate, of (1) cash collateralized commercial letters of credit or surety bonds posted in the ordinary course of business and (2) Party B guarantees of bonds to secure fuel excise tax and customs bonds;

(iv)    Indebtedness that is Existing Debt and under any extension, refinancing, renewal, replacement, defeasance or refunding thereof; provided that (1) the collateral which secures such extended, refinanced, renewed, replaced, defeased, or refunded Indebtedness is substantially the same as the collateral securing the applicable Existing Debt as of the 8th Amendment Effective Date under the Collateral Trust and Intercreditor Agreement, (2) the final maturity date is no earlier than the final maturity date as of 8th Amendment Effective Date of the applicable Existing Debt being extended, refinanced, renewed, replaced, defeased or refunded and (3) the aggregate principal amount of such Existing Debt (other than the J. Aron Facility) (plus accrued interest on such Existing Debt and the amount of all expenses, premiums and make-whole payments incurred in connection therewith) is not increased, including at the time of any extension, refinancing, renewal, replacement, defeasance or refunding thereof; provided further than any extension, refinancing, renewal, replacement, defeasance or refunding of Existing Debt shall only be permitted if each party thereto has signed the Collateral Acknowledgement Agreement;

(v)    [Reserved]

(vi)    Indebtedness arising from changes in the classification and accounting treatment of leases pursuant to GAAP; and

(vii)    (1) capital leases relating to equipment or real estate used in the business of any Transaction Party, provided that at the time any such capital lease is entered into, the aggregate remaining Indebtedness under all such leases then in existence shall not exceed $6,000,000, and (2) capital leases with respect to catalyst and related metals necessary or useful in the operation of the Refinery, provided that at the time any such capital lease is entered into, the aggregate remaining Indebtedness under all such leases then in existence shall not exceed $4,000,000;

provided that no Transaction Party shall guaranty any Indebtedness other than (and the Transaction Parties shall affirmatively be permitted to guaranty) (x) Indebtedness permitted under this Part 16(c) or (y) Specified Par LLC Indebtedness.

For the avoidance of doubt, nothing in this Part 16(c) shall prohibit Party B from entering into hedging transactions for the sole purpose of managing its trading book in the ordinary course of business and consistent with prior practice and Party B’s risk management and trading policies.

(d)    Capital Stock and Other Securities; Repurchases and Redemptions; Subordinated Indebtedness. Without the prior written consent of Party A, enter into any type of transaction that would involve, directly or indirectly, any repurchases or other redemptions of capital stock or other securities or any transactions related thereto. Without the prior written consent of Party A, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any other payment, in each case, in violation of any subordination terms of any Indebtedness.

(e)    Change of Control. Without the prior written consent of Party A, permit the occurrence of any Change of Control.

(f)    Changes in Accounting Treatment, etc. Make any material change in (a) its accounting policies or reporting practices, except as required by GAAP or to conform to Par Pacific Holdings, Inc.’s existing accounting practices and policies (provided that such practices and policies are in accordance with GAAP) or (b) its fiscal year.

(g)    Restrictions on Processing. Undertake the refining of crude oil for any other Person other than Party B; provided that the foregoing shall not restrict Party B from storing Hydrocarbons for other Persons on a consolidated basis, or combining any components or adding any additives to any of the foregoing for other Persons in each case solely to the extent otherwise permitted by the terms of Part 10(c), the other terms of this Agreement and the other Transaction Documents.

(h)    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except (i) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) Dispositions of inventory in the ordinary course of business, (iii) Dispositions of equipment or real property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, (iv) any Transaction Party may lease (as lessee) or license (as licensee) real or personal property in the ordinary course of business so long as such lease or license does not create a Capital Lease Obligation except to the extent permitted under Part 16(c), (v) any Transaction Party may grant licenses or sublicenses in the ordinary course of business to other Persons not materially interfering with the conduct of the business of such Transaction Party, (vi) any Transaction Party may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at fair market value, (vii) any Transaction Party may dispose of property and assets to the extent such property and assets were the subject of a casualty or of condemnation proceedings upon the occurrence an event that gives rise to the receipt by Party B or any of its Subsidiaries or any cash insurance proceeds or condemnation awards payable (1) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of such Transaction Party or (2) under any policy of insurance maintained by any of them; provided that in each such case Party B has a Lien on the cash insurance proceeds or condemnation awards to the extent arising from any property which constitutes Collateral, (viii) Dispositions of any vehicles in the ordinary course of business, and (ix) Dispositions of property or assets in transactions not otherwise permitted by this clause (h) provided that the net proceeds received from all assets or property sold pursuant to this clause (h) shall not exceed $5,000,000 in any fiscal year.

(i)    Transactions with Affiliates. Except as provided in Part 16(l), enter into any transaction of any kind with any Affiliate of Party B, whether or not in the ordinary course of business, other than (i) on fair and reasonable terms substantially as favorable to the Transaction Party as would be obtainable by such Transaction Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, or (ii) intercompany transactions between any Transaction Party and Par LLC or Par Pacific Holdings, Inc. related to tax sharing, shared corporate offices, payroll and other administrative matters; provided that such intercompany transactions are reasonable in all material respects.

(j)    Deposit Accounts; Transfer Authorizations.

(i)    Establish or maintain any deposit account with any financial institution other than Bank of America, N.A., except for: (i) Excluded Accounts, (ii) subject to Part 15(p), the Existing Payments Account and (iii) deposit accounts which Party A has consented to and which are subject to a deposit account control agreement in form and substance acceptable to Party A.

(ii)    Revoke (or purport to revoke) any Transfer Authorization.

(iii)    Permit any Transfer Authorization to cease to be in full force and effect.

(k)    Sanctions. Directly or indirectly, use the proceeds of any Advance or TD Forward Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of any Sanctions applicable to Party A or any Transaction Party.

(l)    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payments, or incur any obligations (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except:

(i)    Restricted Payments by Subsidiaries of Party B to a Transaction Party;

(ii)    Restricted Payments by Party B for the payment of expenses of Par Tacoma, Par LLC and Par Pacific Holdings, Inc. relating to the ownership and management (including any reasonable allocation of corporate overhead expenses) of Party B, provided that Restricted Payments under this clause (ii) do not exceed $1,000,000 per annum;

(iii)    Restricted Payments by Party B for the payment of expenses of Par Tacoma, Par LLC and Par Pacific Holdings, Inc. relating to the integration of accounting, IT systems and personnel of Party B, provided that Restricted Payments under this clause (iii) do not exceed $5,000,000 in the aggregate;

(iv)    Restricted Payments to be used by Par Tacoma and/or its parent entities and their members or shareholders to make payments related to income taxes incurred as a result of their ownership of Party B;

(v)    Restricted Payments to be used to make payments when due on up to 50% of the interest and principal debt obligations of Par LLC and Par Petroleum Finance Corp. under the Term Loan Agreement (as set forth in the Term Loan Agreement) but not upon acceleration thereof; and

(vi)    so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, any other Restricted Payments by Party B to any of Party B’s shareholders; provided that Party B satisfies the RP Liquidity Test on a pro forma basis after giving effect to such Restricted Payment; provided further that, by providing five (5) Business Days’ prior notice, Party B may permanently revise this clause (vi) by deleting the text of the first proviso and replacing it with “provided that Party B maintain the Part 12(c) Collateral as required by Part 12(c)”.

(m)    Investments. Make or hold any Investments, except:

(i)    Investments held by it in the form of Cash Equivalents;

(ii)    Investments in Party B and its Subsidiaries; and

(iii)    so long as (1) no Potential Event of Default or Event of Default shall have occurred and be continuing, and (2) Party B satisfies the RP Liquidity Test, any other Investment, loan or advance (other than acquisitions).

(n)    Intermediation Agreements. Enter into or perform under, or permit any other Transaction Party to enter into or perform under, any Intermediation Agreement other than: (i) this Agreement and (ii) any other Intermediation Agreement with Party A or any Affiliate thereof.

(o)    Constituent Documents. Amend or modify any of its constituent documents without the prior written consent of Party A, other than immaterial or administrative changes which are not, individually or in the aggregate, materially adverse to Party A.

(p)    Limited Activities. With respect to USOT WA, engage in any business activities or have any assets, property or liabilities other than its ownership or sale of the USOT Property.

Part 17 [Reserved]

Part 18 Step-Out

(a)    Wind-Down Period; Further Assurances. During the Wind-Down Period, Party A shall to the extent requested by Party B use good faith commercially reasonable efforts to facilitate (x) the assignment, novation or termination, effective no later than the Intermediation Termination Date, of any or all of the Party A Purchase Contracts outstanding at such time (and upon any such assignment, novation or termination, the corresponding Supply Contract shall be terminated), (y) the termination of any letter of credit issued by the Issuing Bank in connection with any Party B LC Purchase Contract, or the replacement thereof with a letter of credit not issued by the Issuing Bank, in each case effective no later than the Intermediation Termination Date or (z) the amendment, assignment, novation or termination, in each case no later than the Intermediation Termination Date, of any or all of the Party B Credit Support Purchase Contracts so as to remove all Party A and Party A Guarantor obligations thereunder. During the Wind-Down Period, all parties hereto shall cooperate in good faith to facilitate an orderly wind-down and termination of this Agreement, the Hydrocarbon Contracts and the other Transaction Documents; provided, however, that if ten (10) days prior to the Intermediation Termination Date, Party B gives Party A written notice that Party B does not desire to terminate any Cash Management Agreement in connection with the termination of this Agreement, this Part 18(a) shall not require the parties hereto to cooperate to terminate such Cash Management Agreement or the Collateral Agreement. Following the Intermediation Termination Date, subject to the terms of this Agreement, all parties hereto shall use good faith commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things the other may reasonably request to effectuate this Part 18. For the avoidance of doubt, this Part 18(a) shall not be construed to in any way limit the respective rights of Party A and Party B under any other provision of this Agreement or any other Transaction Document, including Part 15(k).

(b)    Supply Contracts; Advances.

(i)    Subject to Part 18(d), on the Intermediation Termination Date, (i) all amounts owed by Party B to Party A under any Supply Contract outstanding on the Intermediation Termination Date shall become immediately due and payable (including amounts otherwise not yet due, but excluding any amounts for which Party A has been prepaid), (ii) Party B shall be obligated to pay to Party A the CS Purchase Contract Costs for each Party B Credit Support Purchase Contract (and if Party B makes payment of such CS Purchase Contract Costs with respect to any Party B Credit Support Purchase Contract, Party A shall perform on behalf of Party B under such Party B Credit Support Purchase Contract), (iii) Party B shall be obligated to pay to Party A an amount equal to the undrawn face amount of all Purchase Contract LCs and (iv) Party B shall be obligated to repay in full all outstanding Advances. If at the time that Party A prepares the Step-Out Invoice, the pricing period with respect to any Hydrocarbon Contract referred to in the immediately preceding sentence has not yet concluded, then Party A shall include on the Step-Out Invoice Party A’s good faith estimate (based on best then-available information) of Party B’s payment obligations with respect thereto. To the extent that the pricing period for such Hydrocarbon Contract has commenced but not yet concluded, such estimate shall be made by extrapolating pricing information available for that portion of the pricing period which has already run.

(ii)    Subject to Part 18(d), each TD Forward Transaction that has a delivery date other than on the applicable Intermediation Termination Date shall be terminated as of the applicable Intermediation Termination Date, and a Close-out Amount shall be calculated with respect thereto by Party A. Solely for purposes of such calculations, each such TD Forward Transaction shall be deemed a Terminated Transaction, Party A shall be deemed the Determining Party, the “Early Termination Date” referenced for purposes of such calculations shall be the applicable Intermediation Termination Date and no effect shall be given to the amendments that Part 1(h) of this Schedule makes to the “Close-out Amount” definition.

(c)    Step-Out Invoice. On the Business Day immediately prior to the Intermediation Termination Date, Party A shall prepare and deliver to Party B a “Step-Out Invoice” which shall set forth without duplication (i) the amounts described in Part 18(b), (ii) all amounts owed with respect to the TD Forward Transactions (pursuant to the terms of Part 18(b)), (iii) Party A’s good faith estimate (based on best then-available information) of the Invoice Amounts applicable to all Invoice Periods, Payments Periods and other applicable periods of time through and including the Intermediation Termination Date for which no Invoice has been delivered (including any such amounts with respect to the final calendar month of the Intermediation Term which would otherwise appear on a Monthly Invoice) and (iv) Party A’s good faith estimate (based on best then-available information) of all other amounts to be owed to or paid by Party A and Party B on and after the Intermediation Termination Date in connection with settlement of obligations for periods through and including the Intermediation Termination Date, under this Agreement and the other Transaction Documents, in each case solely to the extent permitted to (or required to) be invoiced to (or paid to) Party A and Party B hereunder (“Post-Termination Step-Out Costs”). In preparing such Step-Out Invoice, Party A shall credit to Party B the remaining Sourcing Credit. No separate Daily Invoice or Monthly Invoice shall be delivered on such Business Day, nor shall any Daily Invoice or Monthly Invoice be delivered on any subsequent day. Notwithstanding anything to the contrary in the foregoing, the Step-Out Invoice shall not include any Settlement Amount, Sourcing Payment, Supply Contract Amount, newly executed TD Forward Transaction, Return Amount or Delivery Amount, nor shall it include any Advances by Party A to Party B (including Sourcing Advances), and no Advances will be made on or after the day on which the Step-Out Invoice is delivered.

(d)    Subsequent True-Up. Each party hereto acknowledges and agrees that certain amounts set forth in the Step-Out Invoice will necessarily represent good faith estimates of Party A (each such estimate to be based on best then-available information). The Parties further acknowledge and agree that the Step-Out Invoice may contain certain inadvertent errors or omissions. Pursuant to Part 6(f), the parties shall have the right to true-ups or corrections to the amounts required by this Agreement.

(e)    Payment. All owing amounts reflected on the Step-Out Invoice shall be paid by the owing Party to the other Party on the Intermediation Termination Date (subject, for the avoidance of doubt, to Part 11(l)). For purposes of satisfying such payment obligations, Party B may (but shall not be obligated to) direct Party A to apply some or all of the Cash Collateral toward satisfaction of amounts owed by Party B (which application shall be deemed a Return Amount).

(f)    Lien Release.

(i)    Following the Discharge of Lien Package, Party A shall promptly (x) take such actions as Party B may reasonably request to release all Party A Liens on the Collateral, (y) transfer to Party B all Cash Collateral then held by Party A (to the extent not already applied toward amounts owed by Party B to Party A) and (z) if Party A has delivered an Activation Notice (as defined in the Collateral Agreement) with respect to the Lockbox Bank which Activation Notice remains in full force and effect, irrevocably direct the Lockbox Bank to transfer all amounts in the Lockbox Account at such time or thereafter to such account as Party B may designate in writing to Party A.

(ii)    In connection with the Intermediation Termination Date, Party A shall review any provision of letters of credit or cash proposed by Party B to satisfy the requirements of clause (iii) of the definition of “Discharge of Lien Package”, and following completion of such review, Party A shall advise Party B as to whether such letters of credit or cash satisfy clause (iii) of the definition of “Discharge of Lien Package” or the reasons for any failure to so satisfy, and will accept provision of letters of credit or cash proposed by Party B that satisfies the requirements of clause (iii) of the definition of “Discharge of Lien Package”, including being in the required amount as determined by Party A.

(g)    Letter of Credit Default. Upon the occurrence of a Letter of Credit Default with respect to any Eligible Letter of Credit posted by Party B hereunder (such letter of credit, an “Ineligible Credit”), Party B shall deliver to Party A on or before the first (1st) Business Day after written demand therefor, a substitute Eligible Letter of Credit having a face amount equal to the remaining undrawn face amount of the Ineligible Credit and having the same or later maturity date as the Ineligible Letter of Credit that is being replaced.

(h)    Termination. Following (1) the conclusion of the wind-down process described in this Part 18, including invoicing and payment of true-ups with respect to all amounts estimated on the Step-Out Invoice, (2) conclusion of the reconciliation process described in Part 6(f) (including payment in full of all amounts reflected on the Reconciliation Invoice) and (3) the Discharge of Obligations, the obligations of the parties under the Agreement shall terminate.

Part 19 Conditions Precedent; Post-Closing Obligations

(a)    Conditions Precedent. The obligations of Party A to enter into the TD Forward Transactions contemplated by Part 9(a)(i) and the other obligations of Party A under this Agreement on the Effective Date are subject to the satisfaction of the following conditions precedent:

(i)    Effective Date Documents. This Agreement and each other Effective Date Document (together with customary deliverables required thereunder) shall have been duly executed and delivered by each party thereto. All conditions precedent to the effectiveness of each other Effective Date Document shall have been duly satisfied or waived, other than any such condition precedent to be satisfied upon the effectiveness hereof.

(ii)    Corporate Documents; Opinions. Party A shall have received, with respect to each Transaction Party:

(1)    a secretary’s certificate of such Transaction party, dated the Effective Date, certifying (A) that attached thereto are true and complete copies of (x) its constituent documents, certified as of a recent date by (if applicable) the Secretary of State of the state of its organization and (y) duly adopted resolutions authorizing its execution, delivery and performance of the Effective Date Documents to which it is party and, in the case of Party B, the Obligations hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (B) as to the incumbency and specimen signature of each officer executing any Effective Date Document or any other document delivered in connection herewith or therewith on behalf of such Transaction Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this sub-clause (1)); and

(2)    a certificate as to the good standing of each Transaction Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(iii)    Opinions of Counsel. Party A shall have received favorable written opinions of Sidley Austin LLP and PPA Law Group, PLLC, special counsels for the Transaction Parties (x) dated the Effective Date and (y) addressed to and in form and substance reasonably satisfactory to Party A.

(iv)    Solvency Certificate. Party A shall have received a solvency certificate in the form attached as Annex C, dated the Effective Date and signed by the chief financial officer or chief executive officer of Party B.

(v)    Fees. Party B shall have paid or reimbursed Party A for all reasonable and documented out-of-pocket legal fees and expenses (including the reasonable and documented out-of-pocket legal fees and expenses of Stroock & Stroock & Lavan LLP, counsel to Party A) incurred by Party A on or after January 6, 2016, in connection with the due diligence investigation, travel expenses, preparation, negotiation, execution, delivery and administration of this Agreement, the other Effective Date Documents, those of the Collateral Documents which are executed or take effect on or about the date hereof or the Effective Date and any filings contemplated by the foregoing.

(vi)    Personal Property Requirements. Party A shall have received:

(1)    with respect to each Transaction Party, UCC financing statements in appropriate form for filing under the UCC and such other documents under Applicable Law in Delaware (with respect to Party A) and Washington (with respect to McChord Pipeline Co.), in the reasonable opinion of Party A, to perfect the Liens created, or purported to be created, by the Collateral Documents;

(2)    with respect to each Transaction Party, certified copies of UCC, PPSA, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name it as debtor and that are filed in those state, province and county jurisdictions in which it is organized or maintains its principal place of business, and such other searches that are required by the Perfection Certificate with respect to it or that Party A deems necessary or appropriate, none of which encumber, or reflect a Lien on, the Collateral covered or intended to be covered by the Collateral Documents (other than, solely in respect of the Collateral, Permitted Liens on such Collateral or any other Liens acceptable to Party A);

(3)    with respect to each Transaction Party, PPSA financing statements in appropriate form for filing and such other documents under Applicable Law in Alberta, British Columbia, Manitoba, Newfoundland, Ontario and Saskatchewan, in the reasonable opinion of Party A to perfect the Liens created, or purported to be created, by the Collateral Documents;

(4)    with respect to each Transaction Party, evidence acceptable to Party A of payment or arrangements for payment of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents.

(vii)    KYC/AML/Anti-Terrorism Laws. Party A shall have received all documentation and other information required by all regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, with respect to each Transaction Party that are obligors under the Effective Date Documents, in each case, in form and substance satisfactory to Party A.

(viii)    Third Party Consent Agreements. Each owner or lessor (other than Party B) of Approved Infrastructure (other than vessels and barges) shall have delivered an executed Third Party Consent Agreement with respect to such Approved Infrastructure.

(ix)    Material Approvals. All material Governmental Authority and, except as set forth on Exhibit 19(a)(ix), all material third-party licenses, registrations, permits, consents and approvals necessary in connection with this Agreement, the Effective Date Documents and the transactions hereunder and thereunder shall have been obtained (without the imposition of any conditions that would materially impair the rights, or materially increase the liabilities or obligations, of Party A, without its prior consent (such consent not to be unreasonably withheld, conditioned or delayed)) and no Applicable Laws are then in effect that materially restrain or prevent this Agreement, the Effective Date Documents and the transactions hereunder and thereunder or impose conditions that materially impair the rights, or materially increase the liabilities or obligations, of Party A, without the prior consent of Party A (such consent not to be unreasonably withheld, conditioned or delayed).

(x)    No Action or Proceeding. No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened in writing, nor shall any order, judgment or decree have been issued by any Governmental Authority as of the Effective Date to set aside, restrain, enjoin, prevent or impose adverse conditions on the transactions and performance of the obligations contemplated by this Agreement and the other Effective Date Documents;

(xi)    Performance of Obligations. Party B shall have fully performed all obligations required to be performed by it on or prior to the Effective Date pursuant to this Agreement, the Effective Date Documents and the transactions hereunder and thereunder.

(xii)    Outstanding Indebtedness. After giving effect to this Agreement, the other Effective Date Documents and the transactions hereunder and thereunder, the Transaction Parties shall have no outstanding Indebtedness or preferred stock other than as expressly permitted under this Agreement and the other Effective Date Documents.

(xiii)    Insurance. Party A shall have received evidence reasonably satisfactory to it that each Transaction Party has complied with the requirements of Part 15(c)(i).

(xiv)    Approved Infrastructure. Party A’s completion and satisfaction with the results of its legal and due diligence inspection of the Infrastructure listed in Exhibit 10(a) as Approved Infrastructure as of the Effective Date (other than any such listed Infrastructure identified on Exhibit 10(a) as “Conditionally Approved Infrastructure”). Party A, Party B and each applicable owner or operator of Effective Date Approved Infrastructure shall have agreed to reporting arrangements reasonably acceptable to Party A (which reporting arrangements are set forth on Exhibit 7(e)). None of such Effective Date Approved Infrastructure shall have been affected by loss, damage or other circumstance (whether or not covered by insurance) that will or could reasonably be expected to prevent or hinder the transport of Hydrocarbons to the Refinery, the receipt of Hydrocarbons at the Refinery, the processing of Hydrocarbons at the Refinery, the storage of Hydrocarbons at the Refinery or the delivery of Hydrocarbons from the Refinery for transport to delivery points for sales to customers, in each case as determined by Party A in its sole discretion.

(xv)    Material Adverse Effect. Since September 30, 2015, no event, development, circumstance or other matter affecting Party B, any Transaction Party, the Refinery, or any other Approved Infrastructure or the transactions contemplated under this Agreement and the other Effective Date Documents has occurred that will or could reasonably be expected to result in a Material Adverse Effect, in each case as determined by Party A in its reasonable discretion.

(xvi)    Representations and Warranties. All of the representations and warranties of each Transaction Entity shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(xvii)    Officers’ Certificate. Party A shall have received a certificate, dated the Effective Date and signed by the chief executive officer and the chief financial officer of Party B, which certificate shall (1) confirm compliance with the conditions precedent set forth in this Part 19(a), and (2) certify as to the quantities of Hydrocarbons and Receivables which shall, as of the Effective Date, constitute Eligible Hydrocarbons and Eligible Receivables, respectively.

(xviii)    Risk Management and Trading Policies. Party A shall have received a copy of Party B’s risk management and trading policies in effect as of the Effective Date, certified as true and complete and in full force and effect.

(xix)    Event of Default. No event of default (as such term is defined in any of the Effective Date Documents) shall have occurred and be continuing nor shall any such event occur after giving effect to the Transactions and the other transactions occurring on the Effective Date as contemplated by the Effective Date Documents.

(xx)    Party A Lien. Upon the effectiveness of the Effective Date Documents, and the filing of any UCC filings to be made in connection therewith, Party A shall have a valid and perfected first lien on and security interest in the right, title and interest in all assets of the Transaction Parties contemplated to constitute collateral pursuant to the Effective Date Documents, on the basis and with the priority set forth in the Effective Date Documents.

(xxi)    Payoff Letter; Lien Release. Party A shall have received written confirmation that (i) all UCC filings in favor of the creditors under the Existing Credit Agreement have been authorized for termination and that applicable termination statements shall be submitted for filing upon the Effective Date, (ii) any mortgages in favor of the such creditors have been authorized for release and that applicable mortgage releases shall be submitted for filing upon the Effective Date, (iii) the deposit account control agreement with respect to the Existing Payments Account that relates to the Existing Credit Agreement shall have been terminated and (iv) all liens in favor of such creditors have been terminated or will be terminated upon proper filing.

(xxii)    Reporting Systems; Operational Systems. There shall exist policies and procedures, and Party A and Party B shall have completed such testing, as are in each case sufficient to ensure compliance by Party B with its reporting and operating obligations under this Agreement and the other Transaction Documents, such that Party A can fulfill all of its obligations (reporting, operational or otherwise) thereunder.

(xxiii)    Stay Protocol. Party B shall have provided Party A with evidence that Party B has adhered to the ISDA 2018 US Resolution Stay Protocol.

(b)    Post-Closing Obligations.

(i)    Conditionally Approved Infrastructure. Party A shall use commercially reasonable effort to complete legal and physical due diligence with respect to the Conditionally Approved Infrastructure as soon as is reasonably practicable following the Effective Date, and Party B shall use commercially reasonable efforts to facilitate timely completion of such due diligence. If, in the course of such due diligence, Party A identifies any adverse condition affecting any such Conditionally Approved Infrastructure, then Party A shall so notify Party B promptly along with any other Persons who own or operate such Conditionally Approved Infrastructure and may, in its sole discretion, elect to require that the portion of such Conditionally Approved Infrastructure affected by such adverse condition cease to qualify as Approved Infrastructure until such time as such adverse condition is corrected. Upon Party A’s completion to its satisfaction of such due diligence, together with completion to Party A’s satisfaction of such additional steps as may be necessary or appropriate to address any adverse condition affecting any such Conditionally Approved Infrastructure, Party A shall so notify Party B. Upon delivery of such notice by Party A to Party B, the Conditionally Approved Infrastructure shall cease to be Conditionally Approved Infrastructure (but shall continue to constitute Approved Infrastructure), and Exhibit 10(a) shall with no further action by any party be deemed amended accordingly.

(ii)    [Reserved]

Part 20 Additional Definitions

(a)    Section 14 is hereby amended to add the following additional definitions:

“ABL Credit Agreement” means the Loan and Security Agreement dated as of December 21, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified as of the 8th Amendment Effective Date), among Par Petroleum, LLC, the other borrowers party thereto, the guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent, the banks and other financial institutions party thereto.

“Actual Knowledge” or similar terms: when applied to the Party B, the actual knowledge of a Responsible Officer.

“Account Debtor” has the meaning ascribed thereto in the Collateral Agreement.

“Additional TD Forward Delivery Transaction” means each TD Forward Delivery Transaction, other than the TD Forward Delivery Transactions entered into on the Effective Date.

“Additional TD Forward Request” has the meaning set forth in Part 9(a)(ii)(3).

“Additional TD Forward Return Transaction” means each TD Forward Return Transaction, other than the TD Forward Return Transactions entered into on the Effective Date.

“Additional TD Forward Transactions” means, collectively, the Additional TD Forward Delivery Transactions and the Additional TD Forward Return Transactions.

“Advance” means, collectively, the Receivables Advances, the Crack Advances, the Sourcing Advances, the Early Pay Advances and each other advance identified as an “Advance” made by Party A to Party B in accordance herewith.

“Applicable Condition” means the occurrence and continuance of any of: (i) any Event of Default or Potential Event of Default with respect to Party B or (ii) any non-performance by Party A under this Agreement, any Hydrocarbon Contract, or any other Transaction Document that arises out of any (x) unavailability of working capacity of Infrastructure, (y) excused or unexcused failure by a Counterparty or other third party to pay or perform under any Party A Purchase Contract, Party B Purchase Contract, Party B Credit Support Purchase Contract, Party B LC Purchase Contract or other contract or arrangement related to deliveries thereunder or entered into in connection with this Agreement, the other Transaction Documents or the transaction contemplated thereby (that is not a delegation of obligations) or (z) excused or unexcused failure by any Transaction Party or Par LLC to perform under any Transaction Document.

“Applicable Curves” has the meaning set forth in Attachment 6.

“Applicable Curve Expiry Date” has the meaning set forth in Attachment 6.

“Applicable Differential” means, for each Hydrocarbon Group, the differential specified for such Hydrocarbon Group on Attachment 1, as modified from time to time as per Part 7(h) (which modifications, for the avoidance of doubt, need not (and are not anticipated to) take the form of formal amendments to Attachment 1).

“Applicable Index” means, for each Hydrocarbon Group, the index specified for such Hydrocarbon Group on Attachment 1, as modified from time to time as per Part 7(h) (which modifications, for the avoidance of doubt, need not (and are not anticipated to) take the form of formal amendments to Attachment 1).

“Applicable Laws” means all valid constitutions, statutes, laws (including common law), treaties, codes, regulations, ordinances, licenses, orders, directives, decrees, rules, rulings, decisions, judgments, policies, legally binding requirements, restrictions, writs, injunctions, permits or compliance requirements and any judicial or administrative decisions or interpretations of any Governmental Authority having jurisdiction over any transaction or matter contemplated in this Agreement, including any rights or obligations established hereunder.

“Approved Infrastructure” has the meaning set forth in Part 10(a).

“Approved Jurisdictions” means each jurisdiction identified as such on Exhibit 7(i), as such Exhibit may be modified from time to time as per Part 7(i).

“Automatic Early Pay Advance Notice” has the meaning set forth in Part 11(g)(ii).

“Automatic Early Pay Advances” has the meaning set forth in Part 11(g)(ii).

“Available Receivables Amount” means, at any time, the amount, if positive, equal to (1) the product of the aggregate amount of the Eligible Receivables and the Advance Rate minus (2) the Total Receivables Advance Amount, in each case, at such time.

“BAC” means Bank of America Corporation.

“BANA Account” has the meaning set forth in Part 15(p)(i).

“Bankruptcy Code” means Title 11 of the United States Code or any other insolvency laws.

“Barrel” means forty-two (42) U.S. gallons measured at a temperature of sixty degrees Fahrenheit (60°F) and an absolute pressure of 29.92 inches of mercury.

“Bespoke Hedging Master Agreement” means that certain Bespoke Hedging ISDA 2002 Master Agreement between the Parties, dated as of the date hereof, including the schedule, exhibits and annexes thereto and the transactions thereunder, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Business Day” means any day that is not a Saturday or Sunday in the United States or a day on which banking institutions chartered by the State of New York or the United States are required or authorized to be closed.

“Buy/Sell Transactions” has the meaning set forth in Part 14(a)(xxi).

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all cash expenditures made directly or indirectly by the Transaction Parties during such period for Capital Assets as determined in accordance with GAAP, but excluding: (i) proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Transaction Parties and (ii) any leases that as of the date hereof qualify as operating leases under GAAP (whether or not such leases are required to be accounted for as capital leases under GAAP after the date hereof). For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” means the sum of all Delivery Amounts paid to Party A less the sum of all Return Amounts paid by Party A.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States or by an instrumentality or agency of the United States, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight deposits of any commercial bank rated at least A-1 or the equivalent thereof by S&P, P-1 or the equivalent thereof by Moody’s or F-1 or the equivalent thereof by Fitch, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States, (d) commercial paper of a U.S. domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A2 by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement” has the meaning ascribed thereto in the Collateral Agreement.

“Cash Settlement Election” has the meaning set forth in Part 9(b).

“Cash Settlement Election Right” has the meaning set forth in Part 9(b).

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority, and including by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or eminent domain proceeding) of, any property of any Transaction Party, in each case, whether or not covered by insurance. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Transaction Party, in or by condemnation or other eminent domain proceedings pursuant to Applicable Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking into effect of any Applicable Laws, (ii) any change in Applicable Laws or in the administration, interpretation or application thereof by any Governmental Authority, (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, the following shall each be deemed a “Change in Law”, regardless of the date enacted, adopted, issued or implemented: (x) all requests, rules, guidelines and directives promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or Canadian regulatory authorities and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof.

“Change of Control” means:

(i)    Par Tacoma or, in the event Par Tacoma has been merged with and into Party B, Par LLC, at any time ceases to own and control, of record and beneficially, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Party B on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested);

(ii)    Par LLC at any time ceases to own and control, of record and beneficially, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Par Tacoma on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested) (unless Par Tacoma has been merged with and into Party B);

(iii)    Par Pacific Holdings, Inc. (“Par Pacific”) at any time ceases to own and control, of record and beneficially, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Par LLC on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested);

(iv)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more (or, if such person is or group includes one or more Permitted Holders, 35% or more) of the Equity Interests of Par Pacific entitled to vote for members of the board of directors or equivalent governing body of Par Pacific on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(v)    Par Pacific consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Par Pacific, in any such event pursuant to a transaction in which any of the outstanding voting stock of Par Pacific or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the voting stock of Par Pacific outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) (other than a holding company created to hold Par Pacific or any other direct or indirect parent of the Party B; provided that holders of the voting stock of Par Pacific prior to such creation continue to hold at least a majority of the voting stock of such holding company), becomes, directly or indirectly, the beneficial owner of more than 50% of the voting power of the voting stock of the surviving or transferee Person; or

(vi)    the adoption of a plan relating to the liquidation or dissolution of Par Pacific, Par LLC, or Party B.

“Chapter 11 Debtor” has the meaning set forth in clause (viii) of the definition of “Eligible Receivable”.

“Chapter 11 Permitted Eligible Receivables” has the meaning set forth in clause (viii) of the definition of “Eligible Receivable”.

“CMA” means calendar month average.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all collateral of whatsoever nature purported to be subject to the Lien of any Collateral Document.

“Collateral Acknowledgement Agreement” means that certain Amended and Restated Acknowledgment Agreement dated as of the 8th Amendment Effective Date, among Party A, Party B, Collateral Trustee, ABL Agent, and J. Aron & Company LLC or any similar agreement on substantially similar terms and on identical terms in all material respects.

“Collateral Agreement” means that certain Collateral Agreement relating to this Agreement, dated as of the date hereof, by and between Party A, as secured party, Party B, as grantor and the other grantors party thereto from time to time, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified or in effect (including pursuant to that certain First Amendment to Collateral Agreement, dated as of July 18, 2016, between Party A, Party B, McChord Pipeline Co. and, for the certain limited purposes identified therein, Bank of America, N.A.).

“Collateral Documents” means, collectively, the Collateral Agreement, each Perfection Certificate, the Deposit Account Control Agreements, the Transfer Authorization (from and after the effectiveness thereof as per Part 15(p)), the Collateral Acknowledgement Agreement, the Guarantees and any and all other guarantees, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by any Transaction Party or any Affiliate thereof creating (or purporting to create) a Lien securing Obligations, in each case in favor of Party A, in each case, as amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, in accordance with its terms and with the provisions of this Agreement.

“Collateral Trust and Intercreditor Agreement” means that certain Collateral Trust and Intercreditor Agreement dated December 21, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified as of the 8th Amendment Effective Date) among Par Petroleum, LLC, and Par Petroleum Finance Corp, the guarantors party thereto, Wilmington Trust, N.A., as collateral trustee, and each other Secured Representative (as defined therein) from time to time party thereto.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Effective Date or issued after the Effective Date, and includes, without limitation, all series and classes of such common stock.

“Compliance Certificate” means a certificate substantially in the form of Annex D.

“Compliance Requirements” has the meaning set forth in Part 7(a)(x).

“Conditionally Approved Infrastructure” has the meaning set forth on Part 19(a)(xiv).

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Transaction Parties for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Transaction Parties for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted (without duplication) by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(i)    Consolidated Interest Expense for such period, plus

(ii)    Consolidated Amortization Expense for such period, plus

(iii)    Consolidated Depreciation Expense for such period, plus

(iv)    Consolidated Tax Expense for such period, plus

(v)    fees, costs, liabilities and expenses incurred through the Effective Date in connection with the Transactions, plus

(vi)    the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period, plus

(vii)    any fees, charges and expenses incurred during such period (other than Consolidated Depreciation Expense or Consolidated Amortization Expense), in connection with any acquisition, Investment, Disposition, other disposition of assets, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, plus

(viii)    the amount of any restructuring charges, integration costs, retention charges, stock option and any other equity based compensation expenses or other business optimization expenses, including, costs associated with improvements to information technology and accounting functions, costs associated with establishing new facilities, costs or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one time costs incurred in connection with acquisitions after the Effective Date and costs related to the closure or consolidation of facilities; provided, however, that the aggregate of amounts under this clause (viii) shall not exceed 20% of Consolidated EBITDA calculated in accordance with this definition, excluding any amounts under this sub-clause (h), plus

(ix)    any extraordinary, non-recurring or unusual gains or losses or expenses, severance, relocation costs or payments and curtailments or modifications to pension and post-retirement employee benefit plans, plus

(x)    any other non-cash charges, expenses or losses including any write offs or write downs reducing Consolidated Net Income for such period, plus

(xi)    [Reserved]

(xii)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds by third persons that are not Guarantors contributed to the capital of any Transaction Party, plus

(xiii)    any net loss from disposed or discontinued operations, plus

(xiv)    to the extent not already included in the Consolidated Net Income of such person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, the amount of cash proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, and

(y) subtracting therefrom (A) any net gain from disposed or discontinued operations, (B) any cash payments made during such period in respect of non-cash charges taken in a prior period and (C) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Dispositions (other than any dispositions in the ordinary course of business) and the conversion of any non-Guarantor Subsidiary into a Guarantor consummated at any time on or after the first day of the Test Period and prior to the date of determination as if each such Disposition or conversion of a non-Guarantor Subsidiary into a Guarantor had been effected on the first day of such period and as if each such Disposition had been consummated on the day prior to the first day of such period.

For purposes of the covenants set forth in Part 15(g), Consolidated EBITDA shall not include any Consolidated Net Income or, without duplication, any other amounts attributable to any non-Guarantor Subsidiary, except to the extent actually distributed in cash to, and actually received by, a Transaction Party.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period. For the avoidance of doubt, for purposes of this definition, Consolidated EBITDA shall not include any Consolidated Net Income, except to the extent actually distributed in cash to, and actually received by, any Transaction Party.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period; (ii) the aggregate amount of Capital Expenditures of the Transaction Parties for such period; (iii) all cash payments in respect of income taxes of the Transaction Parties made during such period (net of any cash refund in respect of income taxes actually received during such period); (iv) the principal amount of all scheduled amortization payments on all Indebtedness of the Transaction Parties for such period (as determined on the first day of the respective period); and (v) without duplication of any amounts included in clause (iii) of this definition, all Restricted Payments permitted by Part 16(l)(ii)(4) made during such period.

“Consolidated Interest Expense” shall mean, for any period, total interest expense of the Transaction Parties on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Transaction Parties. Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Dispositions (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” means the Transaction Parties’ Consolidated Net income, adjusted for other comprehensive income (loss), minus distributions made on or before the date one hundred five calendar days after the end of the period as shown on the Transaction Parties’ consolidated audited financial statements.

“Consolidated Net Loss” means the Transaction Parties’ Consolidated Net loss, adjusted for other comprehensive income (loss), plus distributions made on or before the date one hundred five calendar days after the end of the period as shown on the Transaction Parties’ consolidated audited financial statements.

“Consolidated Tangible Net Worth” means the excess of total assets over total liabilities, excluding, however, from the determination of total assets (a) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises and deferred charges (including unamortized debt discount and research and development costs)), (b)

treasury stock, (c) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business conducted by the relevant entity, and (e) any reevaluation or other write-up in book value of assets subsequent to the fiscal year of the Transaction Parties ending immediately prior to the date hereof.

“Consolidated Tax Adjusted LIFO Reserve” means the LIFO Reserve, as reported in the most recent audited consolidated financial statements of the Transaction Parties at the time of measurement, reduced by 35% of such LIFO Reserve.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of the Transaction Parties, for such period, determined on a consolidated basis in accordance with GAAP.

“Counterparty” has the meaning set forth in Part 7(a)(i).

“CFTC Approved Assets” means any “asset for which futures contracts or options on futures contracts have been approved for trading on a U.S. contract market by the Commodity Futures Trading Commission” as per 12 C.F.R. 225.28(b)(8)(ii)(B).

“Credit Rating” means with respect to an entity, on any date of determination, the respective ratings then assigned to such entity’s unsecured, senior long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s.

“Crude” has the meaning specified on Attachment 1.

“Crude Initial TD Forward Return Transaction” means that certain TD Forward Return Transaction, dated as of the date hereof, with respect to Crude.

“CS Purchase Contract Costs” has the meaning set forth in the definition of “Close-out Amount”.

“Daily Invoice” has the meaning set forth in Part 11(a)(i).

“Deemed Produced Amount” has the meaning specified on Attachment 2.

“Default Account” has the meaning set forth in the Fee Letter.

“Delivery Amount” means each amount identified as a Delivery Amount in Attachment 4.

“Deposit Account Control Agreements” means, collectively and without duplication, (1) the Effective Date Control Agreements and (2) each “Deposit Account Control Agreement” (as such term is defined in the Collateral Agreement).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discharge of Lien Package” means the occurrence of all of the following: (i) the Intermediation Termination Date; (ii) payment in full in cash of the amounts owed by Party B under the Step-Out Invoice in accordance with Part 18(e); (iii) the provision by Party B to Party A of credit support in the form of cash or Eligible Letters of Credit in an amount necessary to cover payment of the remaining Obligations that may be owed by Party B in accordance with Part 18(d) and Part 6(f), as determined by Party A in good faith; and (iv) no Party B Event of Default or Potential Event of Default has occurred and is continuing.

“Discharge of Obligations” means the occurrence of all of the following: (i)(x) indefeasible payment in full in cash of all Obligations and the conclusion of the reconciliation process described in Part 6(f) (including payment in full of all amounts reflected on the Reconciliation Invoice) or (y) in the alternate, the provision by Party B to the Secured Party of a letter of credit or other credit support in form, substance and amount satisfactory to the Secured Party as determined by the Secured Party in its sole discretion; (ii) irrevocable termination or expiration of all commitments, if any, of Party A to extend credit or undertake transactions that would constitute, or give rise to, Obligations; and (iii) all Transactions have been fully performed or terminated.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Early Pay Advance” has the meaning set forth in Part 11(g).

“Effective Date” means the date hereof, or the first day thereafter on which all of the conditions precedent set forth in Part 19 shall have been satisfied or waived in writing in accordance with the terms hereof.

“Effective Date Control Agreements” means, collectively, (i) that certain Deposit Account and Sweep Investment Control Agreement with respect to the Collateral Account (as defined therein) (the “Existing Payments Account”), dated as of the date hereof, by and among Party A, Party B and the Existing Payments Account Bank and (ii) that certain Account Control Agreement, dated as of March 10, 2016, by and among Party A, Party B and Bank of America, N.A.

“Effective Date Documents” means this Agreement, the Bespoke Hedging Master Agreement, the, the LC Facility Agreement, the Collateral Agreement, the Perfection Certificates with respect to Party B and McChord Pipeline Co., the Escrow Agreement, the Guarantee with respect to McChord Pipeline Co., the Seller Consent, the Party A Principal Guaranty Agreement, the Effective Date Control Agreements, the IECA Amendments and Third Party Consent Agreements with respect to all Infrastructure specified on Exhibit 10(a) as of the date hereof.

“8th Amendment Effective Date” means January 11, 2019.

“Eligible Additional Forward Volume” has the meaning specified in Attachment 3.

“Eligible Automatic Early Pay Amount” means, for any day, the aggregate value of the Eligible Automatic Early Pay Volumes for such calendar month, as determined as of such day by reference to actual delivered volumes (as per applicable Party B Reports) and delivery date TAS Applicable Curve pricing.

“Eligible Automatic Early Pay Volume” has the meaning set forth in Part 11(g)(ii).

“Eligible Crude” means Eligible Hydrocarbons which constitute Crude.

“Eligible Hydrocarbons” means Hydrocarbons meeting the following requirements: (i) such Hydrocarbons are owned by Party B free and clear of all Liens (other than Permitted Liens, except that Hydrocarbons subject to a Permitted Liens pursuant to Part 16(a)(xv) are not “Eligible Hydrocarbons”), are not subject to any consignment arrangement, have not been identified for deliveries with the result that a buyer may have rights to the inventory that could be superior to the Party A Lien (nor shall such Hydrocarbons have become subject to a customer’s ownership or Lien), and are subject to the Party A Lien; (ii) Party B has the authority to grant to Party A, and has granted to Party A, a first-priority Lien in such Hydrocarbons (subject to Permitted Liens), and such grant has been duly authorized by all necessary Party B corporate action; (iii) such Hydrocarbons are not subject to any negotiable document(s) of title, unless all such document(s) of title have been delivered to Party A with all necessary endorsements, or Party A has been provided with a letter of indemnity relating thereto that is satisfactory to Party A in its sole discretion); (iv) such Hydrocarbons are readily marketable and saleable and (v) such Hydrocarbons are in storage or in transit in Approved Infrastructure (other than to the extent and for so long as is necessary due to any Infrastructure Event). Notwithstanding anything to the contrary herein, and without limiting any other Party A right herein, Party A shall have the right to exclude from the definition of “Eligible Hydrocarbons” any Hydrocarbons if in Party A’s good faith commercially reasonable discretion such exclusion is necessary or appropriate so as to ensure compliance with Applicable Law and the Compliance Requirements, subject to the provisions (including those relating to notice) set forth in Part 12(a).

“Eligible Letter of Credit” means an irrevocable and non-transferable letter of credit which continuously meets the following criteria:

(i)    such letter of credit shall be in form and substance, including expiration date (which shall be no earlier than the later to occur of (x) the ninetieth (90th) day following the Intermediation Termination Date and (y) the payment in full of all of Party B’s obligations under the Reconciliation Invoice), reasonably acceptable to Party A; and

(ii)    such letter of credit is issued by a Qualified Institution.

“Eligible Receivable” means a Receivable meeting the following requirements:

(i)    Such Receivable is denominated in United States Dollars.

(ii)    Such Receivable has been invoiced (or Party B covenants that such Receivable will be invoiced) within ten (10) Business Days of creation.

(iii)    Such Receivable is not past due more than ten (10) days after the due date set forth in the initial invoice evidencing such Receivable.

(iv)    Such Receivable is owed to Party B free and clear of all Liens (other than Permitted Liens).

(v)    Such Receivable is subject to a valid and perfected first priority Lien in favor of Party A.

(vi)    Such Receivable shall have a due date of not more than sixty (60) days from the date that the applicable Hydrocarbons were delivered or, if earlier, not more than sixty (60) days after the applicable invoice date.

(vii)    Such Receivable arises from the actual and bona fide sale and delivery of Hydrocarbons by Party B in the ordinary course of business.

(viii)    If the Account Debtor with respect to such Receivable is a debtor under the Bankruptcy Code (a “Chapter 11 Debtor”), then (A) such Receivable arose after the commencement of the bankruptcy case (the “Petition Date”) of such Account Debtor or has been assumed by such debtor and (B) Party A has consented to the inclusion of such Receivable as an “Eligible Receivable” (“Chapter 11 Permitted Eligible Receivables”).

(ix)    Except with respect to Chapter 11 Permitted Eligible Receivable, the related Account Debtor with respect to such Receivable is not subject to a bankruptcy, receivership or similar insolvency proceeding, has not gone out of business, liquidated substantially all of its assets or announced its intention to do any of the foregoing, nor has Party B received any notice of any other material impairment of the financial condition of such Account Debtor.

(x)    The Account Debtor with respect to such Receivable (A) is organized in the United States or in Canada, (B) has been instructed that all payments in respect of such Receivable are to be made directly to the Lockbox Account, (C) except with respect to a Chapter 11 Permitted Eligible Receivable, is neither bankrupt nor insolvent and (D) is not a Governmental Authority (unless all actions required under the United States Assignment of Claims Act of 1940 (or any other applicable law or regulation, if any) shall have been taken to approve and permit the assignment of the right to payment thereunder or thereon to Party A under the Collateral Agreement); provided that (x) for 180 days after the date of this Agreement, Receivables with respect to all contracts with Governmental Authorities existing as of the date of this Agreement and (y) for 90 days after the execution of any new supplemental contracts with Governmental Authorities which were not in full force and effect as of the date of this Agreement, any Receivables resulting therefrom shall be deemed to meet the requirements of this clause (D).

(xi)    Such Receivable shall comply in all respects with Applicable Law.

(xii)    Such Receivable is a valid, legally enforceable obligation of the applicable Account Debtor.

(xiii)    No agreement relating to such Receivable prohibits assignment of such Receivable, or requires notice of or consent to assignment (unless such notice has been given and/or such consent has been obtained, as applicable), and after giving effect to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC (or any successor provisions).

(xiv)    Such Receivable does not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent (until and unless such condition is satisfied or term is no longer contingent).

(xv)    The Account Debtor of such Receivable is not in contractual default in respect of any payment of any amounts owed to Party B other than (A) as permitted under clause (iii) of this definition, (B) amounts that are disputed by such Account Debtor under the contract under which such amounts are owed, or (C) where such Account Debtor is a Chapter 11 Debtor solely with respect to contractual defaults that occurred prior to the Petition Date of such Account Debtor.

(xvi)    Such Receivable is not owing by any Affiliate of Party B.

(xvii)    Except for Permitted Chapter 11 Receivables, there are no facts, events or occurrences which would materially impair the validity, enforceability or collectability of such Receivable or reduce the amount payable or delay payment thereunder.

(xviii)    Such Receivable is not evidenced by any chattel paper, promissory note or other instrument unless such chattel paper, promissory note or other instrument (x) is subject to the Party A Lien (subject to Permitted Liens) and (y) is delivered to Party A.

(xix)    Such Receivable shall have excluded therefrom any portion thereof which is the subject of any dispute, offset or set-off of any nature (including any loss from any forward position that has been marked to market or any set-off from any creditor of or supplier to Party B), counterclaim or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor denying payment liability under such Receivable.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.

“Environmental Claim” means, with respect to any Person, any written notice, claim, administrative, regulatory or judicial Proceeding, judgment, award, assessment or demand by any other Person alleging or asserting such first Person’s liability for investigation costs and expenses, cleanup costs, remediation costs, government response costs, damages to natural resources or Property, or any other Response costs, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, use, handling, transportation, storage, treatment, disposal, Release or threatened Release into the Environment of any Hazardous Material at any location, whether or not owned by such first Person or (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law. The term Environmental Claim shall include any claim by any Governmental Authority for enforcement, delineation, investigation, cleanup, removal, Response, remedial or other actions or damages or fines or penalties pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to the Environment.

“Environmental Laws” means any and all past, present and future Applicable Laws relating to the protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health relating to exposure of or to Hazardous Materials, and any and all Environmental Permits.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interests” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the date hereof, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Party B, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by Party B or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by Party B or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any

Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by Party B or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Party B or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (vii) the receipt by Party B or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Party B or any ERISA Affiliate of any notice, concerning the imposition upon Party B or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Account” has the meaning ascribed thereto in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated as of July 1, 2017, by and among Party A, Party B and the Escrow Agent.

“Escrow Agent” means Bank of New York Mellon.

“Excluded Accounts” has the meaning ascribed thereto in the Collateral Agreement.

“Excluded Approved Infrastructure” has the meaning set forth in Part 10(a)(ii).

“Existing Payments Account” has the meaning set forth in the definition of Effective Date Control Agreements.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 10, 2014, by and among Party B, Credit Agricole Corporate and Investment Bank, as administrative agent and the several lenders and other financial institutions party thereto from time to time.

“Existing Debt” means (1) the Term Loan Agreement, (2) the Existing Indenture and the notes issued thereunder, and (3) Pari Passu Lien Hedge Agreements as defined in the Existing Indenture.

“Existing Indenture” means that certain Indenture dated as of December 21, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified as of the 8th Amendment Effective Date), among Par Petroleum, LLC, and Par Petroleum Finance Corp., as issuers, Par Pacific Holdings, Inc., the subsidiaries of Par Petroleum, LLC party thereto, and Wilmington Trust, N.A. as indenture trustee and collateral trustee.

“Existing Payments Account Bank” means Wells Fargo Bank, N.A.

“Federal Reserve” means the U.S. Board of Governors of the Federal Reserve System (or any successor).

“Fee Letter” means that certain fee letter between Party A and Party B dated as of the 8th Amendment Effective Date, covering certain fees and other matters as mutually agreed by the parties.

“Financial Officer” means, with respect to a Person, a director, the president, chief executive officer, chief operating officer, chief financial officer, principal accounting officer, treasurer or any vice president of such Person.

“First Lien ISDA First Amendment” means that certain First Amendment to First Lien ISDA Master Agreement, dated as of July 18, 2016, between Party A and Party B.

“First Lien ISDA Fourth Amendment” or “Fourth Amendment” means that certain Fourth Amendment to First Lien ISDA Master Agreement, dated as of March 13, 2018, between Party A and Party B.

“First Lien ISDA Fourth Amendment Effective Date” means the date set forth in the definition of the term “First Lien ISDA Fourth Amendment”, or the first day thereafter on which all of the conditions precedent to the effectiveness of the First Lien ISDA Fourth Amendment shall have been satisfied or waived in writing in accordance with the terms hereof and thereof.

“FM Affected Party” has the meaning set forth in Part 5(l).

“Force Majeure Event” has the meaning set forth in Part 5(l).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and self-regulatory bodies including NYMEX, ICE or any other exchange or clearing organization on which hedging relating to this Agreement may occur or be cleared.

“Guarantees” shall mean, collectively, (x) that certain Guaranty, dated as of the 8th Amendment Effective Date, by Par LLC in favor of Party A, (y) that certain Continuing Guarantee, dated as of the date hereof, by McChord Pipeline Co. (and any other guarantors party thereto from time to time) in favor of Party A and (z) each other guarantee as may be entered into from time to time by a Guarantor, substantially in the form attached hereto as Annex B.

“Guarantor” means Par LLC, McChord Pipeline Co. and each other party as may from time to time be party to a Guarantee.

“Hazardous Materials” means the following: hazardous substances; hazardous wastes; hydrocarbons; any petroleum-based product or contaminant; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; and any other chemicals, wastes, materials, compounds, constituents or substances, subject to regulation as hazardous, toxic, a pollutant or a contaminant, or which can give rise to liability under any Environmental Laws.

“Hydrocarbon” has the meaning specified in Attachment 1.

“Hydrocarbon Contracts” has the meaning set forth in Part 7(b).

“Hydrocarbon Group” has the meaning specified on Attachment 1.

“IECA August Amendment” means that certain Amendment Adopting, Incorporating and Amending the ISDA August 2012 DF Supplement, dated as of the date hereof and which relates to this Agreement, between Party A and Party B.

“IECA March Amendment” means that certain Amendment Adopting, Incorporating and Amending the ISDA March 2013 DF Supplement, dated as of the date hereof and which relates to this Agreement, between Party A and Party B.

“IECA Amendments” means collectively the IECA August Amendment and the IECA March Amendment.

“Incremental Receivables Advance Amount” has the meaning specified on Attachment 5.

“Incremental Receivables Repayment Amount” has the meaning specified on Attachment 5.

“Indebtedness” means with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capital Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) above and clause (viii) below which are secured by any Lien on any property or asset of such Person and (viii) all obligations under Swap Agreements of such Person. For the purposes of the valuation of Swap Agreements as a component of Indebtedness, such Swap Agreements shall be valued at the net termination amount payable by such Person, if all of the Swap Agreements between such Person and the counterparty were terminated for a default by such Person.

“Ineligible Credit” has the meaning set forth in Part 18(g).

“Ineligible Receivable” means any Receivable that is not an Eligible Receivable.

“Infrastructure” means any vessels, barges, tank trucks, railcars, railroads, terminals, tanks, pipelines, docks, racks, tracks, loading and unloading facilities or any and all other facilities and equipment, including ancillary facilities and equipment, for the transshipment, storage, blending or transportation of Hydrocarbons and all related operations, processes and procedures.

“Infrastructure Event” means, (i) with respect to any Infrastructure owned or operated by Party B, a Force Majeure Event and, (ii) with respect to any other Infrastructure which, during the ordinary course of its operations, qualifies as Approved Infrastructure other than through reliance on this clause (ii) as determined by Party A in its reasonable discretion, the occurrence of any environmental incident, exigent circumstance, force majeure event, or similarly defined circumstance which, under the terms of the agreement(s) governing Party B’s use of such Infrastructure, permit the owner or operator of such Infrastructure to compel the commingling and/or transfer of Party B’s Hydrocarbons without Party B’s consent.

“Initial Receivables Advance” has the meaning set forth in the Fee Letter.

“Insolvency or Liquidation Proceeding” has the meaning given to such term in the Collateral Agreement.

“Instantaneous Title Transfer” shall mean a transaction in which title to Hydrocarbons is received and instantaneously transferred by operation of contract and without taking or making physical delivery of such Hydrocarbons, consistent with 12 C.F.R. 225.28(b)(8)(ii)(B).

“Intermediation Agreement” means any agreement or understanding between, on the one hand, a Transaction Party and, on the other hand, any other Person (the “Intermediator”), where such agreement (i) contemplates structured purchases and sales of Hydrocarbons between the Intermediator and third-parties pursuant for the benefit of any Transaction Party, whether pursuant to procedures similar to those described in this Agreement and the other Transaction Documents or otherwise, (ii) contemplates that the Intermediator would enter into transactions for the purchase or sale of Hydrocarbons and would pass through to any Transaction Party a portion of the economic benefits or costs of such transactions pursuant to terms set forth in or established in connection with such agreement (which may, for the avoidance of doubt, take the form of provisions similar in structure or operation to those set forth herein); (iii) contemplates that the Intermediator would enter into two or more purchase and sale transactions with offsetting payment obligations, pursuant to which the Intermediator (x) prepays for products to be delivered at a later date and (y) takes title to such products solely on an Instantaneous Title Transfer basis (regardless of how such Instantaneous Title Transfer is achieved) or (iv) is otherwise similar in effect or operation to this Agreement or to the foregoing.

“Intermediation Term” means the period beginning at the beginning of the day that is the Effective Date and ending immediately prior to the end of the day that is the Intermediation Termination Date.

“Intermediation Termination Date” means the Term Expiry Date or such earlier date as may be designated pursuant to Part 6(e).

“Invoice Period”:

(i)    The Invoice Period for each Daily Invoice (including each Month-End Invoice) will be a period determined as follows:

(1)    Such period will begin with (and include) the first day not included in the Invoice Period for a Daily Invoice (or Month-End Invoice) having a prior Invoice Preparation Day; and

(2)    Such period will end with (and not include) the first day with respect to which a Party B Daily Report was not required to be delivered on or before the Invoice Preparation Day for such Daily Invoice (or Month-End Invoice);

(ii)    The Invoice Period with respect to each Monthly Invoice will be each prior calendar month during the Intermediation Term for which no Monthly Invoice was delivered to Party B; and

(iii)    The Invoice Period for the Step-Out Invoice will be a period determined as follows:

(1)    Such period will begin with (and include) the first day not included in the Invoice Period for a Daily Invoice having a prior Invoice Preparation Day; and

(2)    Such period will end with (and include) the Intermediation Termination Date.

“Invoice Preparation Day” means, with respect to any Invoice, the day on which such Invoice is required to be delivered.

“Invoices” means, collectively, the Daily Invoices, Monthly Invoices and the Step-Out Invoice.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” has the meaning set forth in Part 7(a)(vii).

“J. Aron Facility” means that certain 2002 ISDA Master Agreement between Par Hawaii Refining, LLC and J. Aron & Company LLC, dated as of June 1, 2015, including the schedule, exhibits and annexes thereto and the transactions thereunder, as amended, restated, supplemented, replaced or otherwise modified as of the 8th Amendment Effective Date.

“Knowledge” means, with respect to any Person, the knowledge, after reasonable and due inquiry of such Person.

“LC Facility Agreement” means that certain Credit Agreement, dated as of March 11, 2016, between Party A, Party B and Bank of America, N.A.

“Letter of Credit Default” means, with respect to an outstanding letter of credit, the occurrence of any of the following events: (i) the issuer of such letter of credit shall fail to maintain a Credit Rating of a least “A-” by S&P or “A3” by Moody’s, (ii) the issuer of such letter of credit shall fail to maintain assets of at least US$10 billion, (iii) the issuer of such letter of credit shall fail to (A) honor a drawing under that is properly presented by Party A or (B) otherwise comply with or perform its obligations under such letter of credit; (iv) the issuer of such letter of credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such letter of credit; (v) such letter of credit fails or ceases to be in full force and effect at any time prior to the stated expiration date of such letter of credit, (vi) any event analogous to an event specified in Section 5(a)(vii) of this Agreement shall occur with respect to the issuer of such letter of credit, or (vii) such letter of credit shall otherwise fail to satisfy any of the criteria for an Eligible Letter of Credit.

“Liabilities” means (i) any losses, claims, charges, damages, deficiencies, assessments, interest, fines, penalties, costs and expenses of any kind (including reasonable attorneys’ fees and disbursements and other fees, court costs and other disbursements), directly arising out of or related to any actual or threatened Proceeding, judgment, award, investigation (or threatened investigation), settlement or judicial or administrative order, including any Environmental Claim, and irrespective of whether the foregoing are caused or asserted by or among the parties hereto, or by any Person not a party hereto against a party hereto and (ii) for purposes of Part 13(a)(ii), any related cover costs, liquidated damages, credit charges and hedging costs.

“LIBOR” means, for any day, the rate per annum determined at approximately 11:00 a.m. (London time) on the date that is two London Banking Days prior to such day by reference to the ICE Benchmark Administration LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as may be designated by Party A from time to time) (“ICE LIBOR”), for a period equal to the designated period; provided, that if the ICE LIBOR is not available to MLC for any reason, then the applicable LIBOR for such Day shall instead be such replacement rate as MLC shall designate in its commercially reasonable discretion. Each determination by MLC pursuant to this definition shall be conclusive absent manifest error. “London Banking Day” means a day on which dealings in US Dollar deposits are conducted by banks in the London interbank market.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement effective to provide priority or preference or any filing of any financing statement under the UCC, as in effect from time to time in any applicable state or jurisdiction, or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LIFO Reserve” means the LIFO reserve as recorded on Party B’s accounting records.

“Liquidity” shall mean, at any time of determination, the sum of the amount of cash and Cash Equivalents on hand (excluding any such cash or Cash Equivalents that are restricted, whether contractually or by operation of law, from being used for Party B’s general corporate purposes (other than (i) cash or Cash Equivalents subject to any such restriction in favor of Party A or (ii) cash or Cash Equivalents in any Excluded Account)) and Cash Equivalents of Party B that is not subject to any Lien other than the Party A Lien. For the avoidance of doubt, no Cash Collateral delivered by Party B to Party A shall be included in the calculation of Liquidity.

“Lockbox Account” has the meaning set forth in Part 15(p)(i).

“Lockbox Bank” has the meaning set forth in Part 15(p)(i).

“Loss Given Default Estimate” has the meaning set forth in the Fee Letter.

“Material Adverse Effect” means, with respect to Party A, any Transaction Party or Par LLC, an event, occurrence, fact, condition, circumstance, change or effect that, individually or in the aggregate, is or could reasonably be expected to be, materially adverse to (i) the business, property, results of operations or financial condition of such Person; (ii) the ability of such Person, to perform and satisfy any of its respective obligations under any Transaction Document to which it is party; (iii) on the rights of or benefits or remedies available to either Party, as applicable, under any Transaction Document to which it is party; (iv) a material adverse effect on the legality, validity, binding effect or enforceability against such Person of any Transaction Document to which it is a party; or (v) the value of any Collateral or the validity or priority of Party A’s Liens on or interest in any Collateral (other than fluctuations in the market price of the Collateral that are not the result of a an event, occurrence, fact, condition, circumstance, change or effect which has or had a disproportionate effect on the Person granting such Lien or interest as compared to other Persons operating in the oil and gas industry in North America).

“Material Contracts” means any contract or agreement to which any Transaction Party is a party under which such Transaction Party (together with any other Transaction Parties party thereto) shall have obligations (or a right to receive revenues) over the term of such contract or agreement in excess of $5,000,000, or the then equivalent of such amount in another currency or currencies (or such other amount as approved by Party A at the request of Party B) or which is otherwise material to the business or operation of such party and any other contract or agreement that is necessary (as determined by Party B in its reasonable discretion) for the conduct of the business of such party as contemplated by this Agreement.

“Minimum Liquidity Threshold” has the meaning set forth in the Fee Letter.

“Month-End Invoice” means, with respect to any calendar month, the Daily Invoice whose Invoice Period includes the final day of such calendar month.

“Monthly Crude Weighted Average Differential” has the meaning specified on Attachment 1.

“Monthly Invoice” has the meaning set forth in Part 11(a)(ii).

“Monthly Product Weighted Average Differential” has the meaning specified on Attachment 1.

“Moody’s” means Moody’s Investor Services, Inc. or its successor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which Party B or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Obligations” means (i) obligations of the Transaction Parties or Par LLC from time to time arising under or in respect of the due and punctual payment of all monetary obligations, including fees, reimbursements, costs, expenses, indemnities, settlement amounts, termination payments, principal (including reimbursement obligations with respect to credit support whether or not drawn), premium (if any) and interest on all amounts due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement or any other Transaction Document, whether primary, secondary, direct, contingent, fixed or otherwise (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Transaction Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Transaction Parties or Par LLC under or pursuant to this Agreement and the other Transaction Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Party B Reports” has the meaning specified on Exhibit 7(e).

“Par Acquisition” means the acquisition by Par LLC of all of the issued and outstanding Equity Interests of Par Tacoma and its Subsidiaries on the 8th Amendment Effective Date.

“Par LLC” means Par Petroleum, LLC, a Delaware limited liability company.

“Par Tacoma” means Par Tacoma, LLC, f/k/a TrailStone NA Asset Finance I, LLC.

“Parties” means, collectively, Party A and Party B.

“Party A Approved GTCs” means those standard general terms and conditions (including, for the avoidance of doubt, amendments thereto) which are set forth in Exhibit 7(a)(xi), as such Exhibit may from time to time be updated by Party A by notice to Party B.

“Party A Daily Payable Amount” has the meaning set forth in Attachment 2.

“Party A Daily Reports” has the meaning specified on Exhibit 7(e).

“Party A Event” means: (i) any unexcused failure by Party A to perform under any Transaction Document or (ii) the gross negligence or willful misconduct on the part of Party A, its Affiliates or any of their respective advisors, agents, attorneys, consultants, contractors, directors, employees, officers, managers or representatives, provided in each case that Party A shall not be responsible for any failure caused by the negligence or willful misconduct of any Transaction Party, or any of their respective Affiliates, or any of such Transaction Party’s or such Affiliates’ advisors, agents, attorneys, directors, employees, officers or representatives; and provided further that any Party A failure to perform which is excused by Part 7(g) shall not constitute a Party A Event.

“Party A Guarantor” means, as of the Effective Date, BAC and thereafter, each Successor Party A Guarantor, as such party may be substituted from time to time pursuant to Part 6(c).

“Party A Lien” means the Liens granted pursuant to the Collateral Documents in favor of Party A.

“Party A Monthly Payable Amount” has the meaning set forth in Attachment 2.

“Party A Monthly Report” has the meaning specified on Exhibit 7(e).

“Party A Principal Guaranty Agreement” means that certain Guaranty Agreement relating to this Agreement, dated as of the date hereof, by and between the Party A Guarantor and Party B (or any replacement guaranty executed and delivered to Party B pursuant to Part 6(c)), in each case as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified or in effect.

“Party A Purchase Contract” has the meaning set forth in Part 7(a)(v).

“Party A Reports” has the meaning specified on Exhibit 7(e).

“Party A Third Party Guaranty Agreements” has the meaning set forth in Part 7(a)(vi).

“Party B Credit Support Purchase Contract” has the meaning set forth in Part 7(a)(vi).

“Party B Crude Purchase Contract” means a Party B Purchase Contract with respect to Crude.

“Party B Daily Payable Amount” has the meaning set forth in Attachment 2.

“Party B Daily Reports” has the meaning specified on Exhibit 7(e).

“Party B Delivery Report” has the meaning specified on Exhibit 7(e).

“Party B LC Purchase Contract” has the meaning set forth in Part 7(a)(vii).

“Party B Monthly Payable Amount” has the meaning set forth in Attachment 2.

“Party B Monthly Report” has the meaning specified on Exhibit 7(e).

“Party B Products Purchase Contract” means a Party B Purchase Contract with respect to Products.

“Party B Purchase Contract” has the meaning set forth in Part 7(a)(viii).

“Party B Reports” means, collectively, the Party B Daily Reports, Party B Monthly Reports and Other Party B Reports.

“Party B Sales Contract” means a contract for the sale by Party B of Hydrocarbons to third parties.

“Payment Instruction Letter” has the meaning ascribed thereto in the Escrow Agreement.

“Payments Period” means, (i) with respect to each Daily Invoice (and with respect to the Step-Out Invoice) shall be the first day after the Invoice Preparation Day for such Daily Invoice (such first day, the “Daily Invoice Initial Day”) provided, however that if the Daily Invoice Initial Day is not a Business Day, the Payments Period shall also include each day thereafter through and including the next Business Day following the Daily Invoice Initial Day and (ii) with respect to each Monthly Invoice, shall be the first day after the Invoice Preparation Day for such Monthly Invoice (such first day, the “Monthly Invoice Initial Day”) provided, however that if the Monthly Invoice Initial Day is not a Business Day, the Payments Period shall also include each day thereafter through and including the next Business Day following the Monthly Invoice Initial Day.

“Perfection Certificate” has the meaning ascribed thereto in the Collateral Agreement.

“Permitted Holders” means Zell Credit Opportunities Master Fund, L.P., and each of its Affiliates.

“Permitted Liens” has the meaning set forth in Part 16(a).

“Person” means any natural person, corporation, limited liability company, unincorporated organization, trust, joint venture, association, company, partnership, Governmental Authority or political subdivision thereof, or other entity.

“Petition Date” has the meaning set forth in clause (viii) of the definition of “Eligible Receivable”.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Party B or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Termination Step-Out Costs” has the meaning set forth in Part 18(c).

“Produced Amount” has the meaning specified on Attachment 2.

“Products” means Hydrocarbons other than Crude.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to Party A.

“Proceeding” means any suit, action, proceeding, claim, challenge or other matter whether brought before a Governmental Authority, arbitration panel or other body.

“Prompt Month Applicable Curve” has the meaning set forth in Attachment 6.

“Property” means any right or interest in or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, cash, securities, accounts and contract rights.

“Prospective Purchase Contract” has the meaning set forth in Part 7(a).

“Prospective Purchase Contract Request” has the meaning set forth in Part 7(a).

“Purchase Contract LC” has the meaning set forth in Part 7(a)(vii).

“Purchase Contract LC Costs” has the meaning set forth in the definition of “Close-out Amount” (as amended by Part 1(h)(v)).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, Party B and each Guarantor, in each case if such Person has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Institution” means a major U.S. commercial bank or a U.S. branch of a foreign bank which at all times:

(i)    has a Credit Rating of at least “A-” by S&P and “A3” by Moody’s;

(ii)    which has assets of at least $10 billion; and

(iii)    meets the applicable criteria of Party A for letter of credit issuers as in effect at such time, including credit, legal and risk management criteria.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, and all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivable” has the meaning ascribed thereto in the Collateral Agreement.

“Receivables Advance” has the meaning set forth in Part 8(a)(ii).

“Receivables Advance Rate” has the meaning set forth in the Fee Letter

“Reconciliation Invoice” has the meaning set forth in Part 6(f).

“Refinery” means the Party B refinery located in Tacoma, Washington.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Reimbursement True-up Amount” has the meaning set forth in Part 6(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, seepage, leaching or migration into, or the movement of Hazardous Materials through, the Environment.

“Requested Receivables Advance Amount” means the dollar amount of receivables advance requested by Party B on each Receivables Report delivered by Party B to Party A. The Requested Receivables Advance Amount may not be less than zero and it may not be more than the lesser of (i) the product of the Receivables Advance Rate and the aggregate face amount of the Eligible Receivables and (ii) the Total Receivables Advance Maximum.

“Response” means (i) ”response” as such term is defined in Section 101(24) of CERCLA, and (ii) all other actions required by any Governmental Authority or voluntarily undertaken to (A) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (C) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, subclause (i) or (ii) above.

“Responsible Officer” means with respect to any Transaction Party or Par LLC, the chief executive officer, president, chairman, chief financial officer, executive or senior vice-president, treasurer, secretary or assistant secretary; provided that, the Persons holding such positions include Persons responsible for the oversight of the trading and operations of, as applicable, such Transaction Party or of Par LLC.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Return Amount” means each amount identified as a Return Amount in Attachment 4.

“RP Liquidity Test” has the meaning set forth in the Fee Letter.

“S&P” means Standard & Poor’s Ratings Services or its successor.

“Sales Amounts” means, with respect to any Hydrocarbon Group (excluding Crude) and any Specified Reference Period, an amount equal to the value of all Hydrocarbons in such Hydrocarbon Group which ceased to constitute Eligible Hydrocarbons during such Specified Reference Period (other than any such Hydrocarbons that ceased to constitute Eligible Hydrocarbons because they were consumed by the Refinery), such value to be determined, in each instance, by reference to the applicable Applicable Curve and not, for the avoidance of doubt, by reference to the actual pricing terms of any Party B Sales Contracts.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Party” has the meaning ascribed thereto in the Collateral Agreement

“Settlement Amount” has the meaning set forth in Attachment 2.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent.

“Solvent” means, in reference to any Person, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Sourcing Advance” has the meaning set forth in Part 11(f)(i)(2).

“Sourcing Amount” means, with respect to the Payments Period for the applicable Invoice, the sum of (1) the Supply Contract Amount for such Payments Period and (2) for each Party B Crude Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract pursuant to which Party B is required to make a payment during such Payments Period, if such Party B Crude Purchase Contract, Party B Credit Support Purchase Contract or Party B LC Purchase Contract has “on-market” pricing terms (as determined by Party A in its good faith discretion), the amount of such required payment, and otherwise, an amount equal to the value of the Eligible Crude corresponding to such payment, as determined by reference to the applicable Applicable Curve; provided, however, that with respect to any Payments Period (or portion thereof) occurring during the calendar month in which the Effective Date occurs, all Supply Contracts, Party B Crude Purchase Contracts, Party B Credit Support Purchase Contracts and Party B LC Purchase Contract shall be disregarded for purposes of calculating the Sourcing Amount to the extent relating to Crude delivered prior to the Effective Date. For the avoidance of doubt, no Sourcing Amount shall include any amount with respect to Party B Products Purchase Contracts.

“Sourcing Balance” has the meaning set forth in Part 11(f)(v).

“Sourcing Credit” means, as of the Effective Date, $0, and subsequently, such amount as may result from time to time as per Part 11(d), Part 11(f) and the other terms hereof.

“Sourcing Payment” has the meaning set forth in Part 11(f)(i)(1).

“Sourcing Differential True-up” has the meaning set forth in Part 11(f)(iii).

“Specified Agreements” means, collectively, this Agreement, the Bespoke Hedging Master Agreement, the LC Facility Agreement, the Collateral Agreement, the Cash Management Agreement, each Deposit Account Control Agreement, the Fee Letter and, from and after the effectiveness thereof, the Transfer Authorization with respect to the BANA Account.

“Specified Early Pay Advance” has the meaning set forth in Part 11(g)(i).

“Specified Funds” means, collectively, all Advances and proceeds therefrom, and all amounts paid by Party A to Party B pursuant to any TD Forward Delivery Transaction.

“Specified Par LLC Indebtedness” means the following Indebtedness of Par LLC and Par Petroleum Finance Corp. if a co-issuer of such Indebtedness:

(i)    Indebtedness (including “Acquired Debt” as defined in the Existing Indenture) when, upon incurrence of such Indebtedness, the “Fixed Charge Coverage Ratio” (as defined in the Existing Indenture) would have been at least 2.00 to 1.00 as determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) in accordance with Section 4.09(a) of the Existing Indenture;

(ii)    Indebtedness, provided that after giving effect to the incurrence of any such Indebtedness, the aggregate principal amount of all Indebtedness of Par LLC incurred under and in reliance on this clause (ii), including any extension, refinance, renewal or replacement of any such Indebtedness, does not exceed, at any one time outstanding, the greater of $35.0 million and 5.0% of Par LLC’s Consolidated Net Tangible Assets (as defined in the Existing Indenture) determined as of the date of such incurrence in accordance with the Existing Indenture;

(iii)    Indebtedness under the ABL Credit Agreement and any amendment, extension, replacement or refinancing thereof; provided that, after giving effect to such incurrence of such Indebtedness, the aggregate principal amount of the ABL Credit Agreement, and any such amendment, extension, replacement or refinancing, (with letters of credit being deemed to have a principal amount equal to the maximum potential liability) then outstanding does not exceed the greater of (a) $150.0 million and (b) the Borrowing Base (as defined in the Existing Indenture).

“Step-Out Invoice” has the meaning set forth in Part 18(c).

“Successor Party A Guarantor” has the meaning set forth in Part 6(c).

“Supply Contract” has the meaning set forth in Part 7(b).

“Supply Contract Amount” means, with respect to the Payments Period for any applicable Daily Invoice, all payments required to be made by Party B to Party A during such period of time in respect of Crude delivered by Party A to Party B pursuant to Supply Contracts.

“Swap Agreement” means any agreement related to (i) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction, forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) a transaction similar to any transaction referred to in clause (i) that is currently, or in the future becomes, regularly entered into in the financial markets (including terms and conditions incorporated by reference into such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are made and (iii) any transaction that is a combination of the transactions described in clauses (i) and (ii) above.

“Swap Obligation” shall mean, with respect to Party A, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“TAS” means, as of any day, (i) if a trade at settlement price is routinely available for the applicable index, (x) the trade at settlement price for such index and day (or, if no trade at settlement price is available for such day, the trade at settlement price for the first preceding day for which a trade at settlement price is available) and (ii) if a trade at settlement price is not routinely available for the applicable index, the price published for such index on such day (or, if no price is published for such index for such day, the price published for such index for the first preceding day for which a price is published for such index).

“Tax” has the meaning specified in the Master Agreement except that, for purposes of the provisions of this Agreement (whether or not incorporated by reference into the Master Agreement), that definition shall be amended by deleting the phrase “in respect of any payment under this Agreement other than a” and inserting in its place “including any income, value added, sales, gross receipt, business and occupation”.

“TD Forward Delivery Transactions” means, collectively, each Transaction hereunder entered into pursuant to a Confirmation substantially in the form included in Exhibit 9(a), which by its terms is expressly identified as a “TD Forward Delivery Transaction” or “Additional TD Forward Delivery Transaction”, including (x) those certain Transactions entered into as of the Effective Date with respect to the TD Forward Initial Volume, as per Part 9(a)(i) and (y) such additional Transactions as the Parties may enter into from time to time pursuant to the mechanics set forth in Part 9(a)(ii).

“TD Forward Initial Volume” means, for each Hydrocarbon Group, the volume specified for such Hydrocarbon Group on Attachment 1.

“TD Forward Maximum Volume” means, for each Hydrocarbon Group, the sum of (i) the volume specified for such Hydrocarbon Group on Attachment 1 and (ii) such additional volume as Party A may in its sole discretion permit from time to time, provided that Party A may in its sole discretion and at any time reduce such additional volume (but not below zero).

“TD Forward Return Transactions” means, collectively, each Transaction hereunder entered into pursuant to a Confirmation substantially in the form included in Exhibit 9(a), which by its terms is expressly identified as a “TD Forward Return Transaction” or “Additional TD Forward Return Transaction”, including (x) those certain Transactions entered into as of the Effective Date with respect to the TD Forward Initial Volume, as per Part 9(a)(i) and (y) such additional Transactions as the Parties may enter into from time to time pursuant to the mechanics set forth in Part 9(a)(ii).

“TD Forward Transactions” means, collectively, all TD Forward Delivery Transactions and all TD Forward Return Transactions.

“TD Forward Volume” means, for any Hydrocarbon Group, the aggregate volume of Hydrocarbons in such Hydrocarbon Group which Party B is obligated to deliver to Party A pursuant to TD Forward Delivery Transactions (such volumes to be determined by reference to the quantities specified in the Confirmation for each such TD Forward Delivery Transaction).

“TD Reviewing Party” has the meaning set forth in Part 6(f).

“Term Contract” means, for purposes of Part 7(j), any contract for the purchase of crude oil from a third party that does not qualify as a spot contract for purposes of Part 7(a)(ix)(D).

“Term Contract Increment” means, for purposes of Part 7(j), any portion of a Term Contract (each, a “Relevant Portion”) where the final delivery under such Relevant Portion is required to occur no later than the last calendar day of the second calendar month following the calendar month in which such Relevant Portion is proposed to MLC in a Trade Blotter as a Prospective Purchase Contract.

“Term Expiry Date” means December 31, 2019.

“Term Loan Agreement” means that certain Term Loan and Guaranty Agreement dated January 11, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified as of the 8th Amendment Effective Date), among Par Petroleum, LLC, and Par Petroleum Finance Corp., as borrowers, Par Pacific Holdings, Inc., the subsidiaries of Par Petroleum, LLC party thereto as guarantors, Goldman Sachs Bank USA, as administrative agent, and the lenders from time to time parties as lenders thereto.

“Test Period” shall mean, for any determination under this Agreement at any time, the period of twelve (12) consecutive fiscal months then last ended (taken as one accounting period) and for which financial statements have been delivered to the Party A under Part 15(a), as applicable.

“Third Party Consent Agreement” means a consent agreement, substantially in the form set forth on Annex F or otherwise in form and substance reasonably satisfactory to Party A, between an owner of Infrastructure and Party A.

“Total Receivables Advance Amount” means, at any time, the aggregate outstanding principal amount of the Receivables Advances then outstanding.

“Total Receivables Advance Maximum” has the meaning set forth in the Fee Letter.

“Trade Blotter” has the meaning set forth in Part 7(a)(xiii).

“Transaction Documents” means, without duplication the Effective Date Documents, the Hydrocarbon Contracts, the Party A Third Party Guaranty Agreements, the Collateral Documents, the Cash Management Agreement, the Third Party Consent Agreements, the Fee

Letter and each of the other agreements, schedules, annexes, confirmations, documents and instruments providing for, relating to or evidencing any other Obligations, and any other document or instrument executed or delivered at any time in connection with, or giving rise to, any Obligations, to the extent such are effective at the relevant time, as each may be amended, amended and restated, supplemented, modified, renewed, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time in accordance with its terms and with the provisions of this Agreement.

“Transaction Parties” means (i) collectively, Party B and each Guarantor (other than Par LLC) and (ii) solely for the purposes of Part 1(j), collectively, Party B and each Guarantor.

“Transfer Authorization” means, with respect to the BANA Account, a Client Authorization & Acknowledgement – Wire Transfer Service, together with Exhibit D thereto, delivered by Party B to Bank of America, N.A.

“Transfer Effective Date” has the meaning set forth in Part 5(c).

“Transportation Differential” has the meaning set forth in the Fee Letter.

“Transportation Differential Amount” means an amount equal to the product of the then current Transportation Differential multiplied by the volume of Crude held at the Refinery as of the end of the applicable calendar month as reported in the applicable Party B Daily Report for such inventory.

“Trigger Event” shall mean any time at which any Indebtedness (other than Indebtedness under this Agreement) of the Transaction Parties is outstanding.

“UCC” has the meaning ascribed thereto in the Collateral Agreement.

“Unfinanced Eligible Receivables” means, as of any day, the positive difference, if any, obtained by subtracting the then current Total Receivables Advance Amount from the lesser of (i) the aggregate amount of all outstanding Eligible Receivables on such day multiplied by RAR Cap, and (ii) Total Receivables Advance Maximum.

“USOT Property” means Tract D, Plat of Country Lane, as per plat recorded under recording no. 200510195004, records of Pierce County auditor situated in the County of Pierce, State of Washington.

“USOT WA” has the meaning set forth in Part 14(a)(xxi).

“Wind-Down Period” means the final sixty (60) days of the Intermediation Term or, if it at any time the Intermediation Termination Date changes (whether pursuant to Part 6(e) or otherwise) such that fewer than sixty (60) days remain in the Intermediation Term, the period between the effectiveness of such change and the end of the Intermediation Term.

(b)    Principles of Construction. The definitions of terms specified herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” (where such words are not already followed by such phrase). The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Transaction Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or in effect (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein) unless the context expressly otherwise requires, (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Parts, Sections, Attachments, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Attachments, Annexes, Exhibits and Schedules to, as applicable, this Agreement or this Schedule, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A “day” shall be deemed to begin and end at midnight New York time.

(c)    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the 8th Amendment Effective Date with such changes to conform to Par Pacific’s accounting practices and policies (provided that such practices and policies are in accordance with GAAP) or unless otherwise agreed to by Party A. If, after the Effective Date, any change in the accounting principles used in the preparation of the most recent financial statements referred to in Part 15(a) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by any Transaction Party thereof and results in a change in any of the calculations required by Part 15(g) that would not have resulted had such accounting change not occurred, if requested by Party B or Party A, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by any Transaction Party, shall be the same after such change as if such change had not been made; provided, that (i) no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Part 15(g) shall be given effect until such provisions are amended to reflect such changes in GAAP and (ii) Party B shall provide to Party A financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between such calculations made before and after giving effect to such change in GAAP.

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IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized officers as of the date first written above.

PARTY A: MERRILL LYNCH COMMODITIES, INC.	PARTY B: U.S. OIL & REFINING CO.

By:	By:
Name:	Name:
Title:	Title: